As filed with the Securities and Exchange Commission on August 10, 2022

Registration No. 333-265817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMMUNOCELLULAR THERAPEUTICS, LTD.*

(Exact name of registrant as specified in its charter)

Delaware	2834	93-1301885
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

136 Summit Avenue

Montvale, NJ 07645

Telephone: (201) 351-0605

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eli Goldberger

Chairman and Chief Operating Officer

136 Summit Avenue

Montvale, NJ 07645

Telephone: (201) 351-0605

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Louis A. Brilleman, Esq. 1140 Avenue of the Americas, 9th Floor New York, NY 10036 (212) 537-5852	Jeffrey Fessler, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 (212) 653-8700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to section 8(a), may determine.

* ImmunoCellular Therapeutics, Ltd. is the registrant filing this registration statement with the Securities and Exchange Commission. Prior to the closing of this offering, the registrant will undergo a name change to EOM Pharmaceutical Holdings, Inc.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED __________, 2022

EOM PHARMACEUTICAL HOLDINGS, INC.

____________ Shares of Common Stock

This is a firm commitment underwritten public offering of common stock, par value $0.0001 per share (“Common Stock”) of EOM Pharmaceuticals Holdings, Inc., a Delaware corporation. We expect the public offering price of our Common Stock to be between $____ and $____ per share.

Our Common Stock is currently traded on the Pink Sheets of the OTC Markets under the symbol “IMUC.” As of August 9, 2022, the reported closing price of our Common Stock as quoted on the Pink Sheets was $0.54 per share.

We have applied to list our Common Stock on The Nasdaq Capital Market under the symbol “EOM.”

The offering price of the Common Stock will be determined between us and EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters in connection with this offering, taking into consideration our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and will not be based upon the price of our common stock on the Pink Sheets of the OTC. Therefore, the assumed public offering price of the Common Stock used throughout this prospectus may not be indicative of the actual public offering price for our Common Stock.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page 97 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters a 45-day option to purchase up to ____ additional shares, solely to cover over-allotments, if any (the “Over-Allotment Option”). If the underwriters exercise the Over-Allotment Option in full, the total underwriting discounts payable by us will be $_____ and the total proceeds to us, before expenses, will be $ ______.

The underwriters expect to deliver the securities against payment to the investors in this offering on or about _____, 2022.

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is ____________, 2022

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” in this prospectus mean EOM Pharmaceuticals Holdings, Inc., Inc., a Delaware corporation, and its wholly owned subsidiary, EOM Pharmaceuticals, Inc.

Our Company

We are a clinical-stage pharmaceutical company focused on the development of novel therapeutics and delivery technologies for the treatment of inflammatory conditions and ocular diseases. Our development pipeline consists of multiple programs and clinical indications at various stages of development. Our portfolio currently consists of two product candidates: EOM613 and EOM147.

EOM613

EOM613 is an investigational, dynamically dual-acting immunomodulator. EOM613 is a peptide-nucleic acid solution and, based on past clinical data published by third parties, is believed to have both an anti-inflammatory and pro-inflammatory effect at the site of cytokine and chemokine overactivity, and a pro-inflammatory effect when needed. EOM is designed to counteract the most severe inflammatory effects of viruses, such as a cytokine storm or hyperimmune response following infection with the novel coronavirus that cause COVID-19, autoimmune attacks that cause joint damage and pain associated with rheumatoid arthritis and gastrointestinal disorders, and chemokine-related body-wasting syndromes such as cachexia. In human cell culture studies, EOM613 demonstrated a “dynamic dual action” by suppressing or stimulating monocytes and macrophages depending on the activation state and environment of those key immune cells. We believe that this dynamic dual action may overcome a limitation of many approved immunomodulators that only reduce the inflammatory state, without achieving total immune system balance. EOM613 has a development program as supported by multiple exploratory previous clinical stage data across multiple therapeutic applications associated with hyperimmune responses, including cachexia associated with HIV/AIDS or cancer and rheumatoid arthritis. The current open-label trial for COVID-19 in Brazil for EOM613 meets the regulatory Phase 1/2a clinical trial requirements of the Comissao Nacional de Etica em Pesquisa and the Brazilian regulatory body ANVISA. However, additional, larger Phase 2 placebo-controlled trials will be required for the further clinical development of EOM613 in the United States.

Our operating subsidiary, EOM Pharmaceuticals, Inc., commenced its current operations in March 2020. Since that date, we have been conducting a clinical trial in Brazil, as well as pre-clinical animal studies. We have also been performing additional research and development through contract research organizations for both our product candidates EOM613 and EOM147. In addition, we have been seeking sources of additional capital to further our research and development efforts along with future clinical trials.

We believe that EOM613 may be used as a therapy for the following diseases:

Severe Effects of Infectious Disease, Including COVID-19

COVID-19 is a highly infectious and potentially fatal disease. According to WHO, as of June 17, 2022, it has caused over 6.3 million deaths and over 500 million cases worldwide. Research shows that cytokine storms are highly correlated with mortality in COVID-19. Aggressive inflammatory responses such as cytokine storms can lead to acute respiratory distress syndrome (ARDS), which is a cause of death in 70% of fatal COVID-9 cases.

Chemokine-Related Body Wasting Syndromes: Cancer Cachexia

Cachexia is a wasting syndrome that causes loss of weight, body fat, muscle mass, and appetite due to a chronic disease, such as cancer. It results in weakness, fatigue, malnourishment, and can be life-threatening. It is caused principally by chemotherapy and radiation treatments. Cancer cachexia affects approximately 50% of all cancer patients. Cancer cachexia is caused by a combination of decreased nutritional intake and altered metabolism and is defined as ongoing loss of skeletal muscle mass that cannot be reversed by conventional nutritional support. It is characterized by progressive functional impairment and contributes to more than 20% of cancer deaths. Since around 50% of patients with malignant disease cannot be cured and more than 80% of advanced cancer patients experience cachexia, the toll of this condition is severe both for society and the individual patient. The pathogenesis of cancer cachexia is highly dependent on the patient’s immune response. Inflammatory cytokines and pro-cachectic factors induce muscle degradation even in the face of adequate nutrition. The prevalence of cachexia is as high as 87% in patients with pancreatic and gastric cancer, 61% in patients with colon, lung, and prostate cancer and non-Hodgkin lymphoma, and 40% in breast cancer, sarcoma, leukemia, and Hodgkin lymphoma. There are no approved cancer cachexia therapies.

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Autoimmune Diseases: Rheumatoid Arthritis

Rheumatoid arthritis (RA) is a debilitating chronic autoimmune disease that affects the joints, connective tissues, muscle, tendons, and fibrous tissue, and causes pain and deformity. The World Health Organization estimates that more than 23 million people, mostly women, live with RA.

EOM147

EOM 147 is an investigational, broad-spectrum aminosterol with a novel intracellular mechanism for the treatment of retinal diseases. Based on prior clinical data, we believe that EOM147 can affect multiple angiogenic growth factors such as VEGF, PDGF, and bFGF. This mechanism of action is differentiated from other retinal therapies that are only anti-VEGF and administered as an intraocular injection. The novel formulation, administered as an eye drop, represents a potential breakthrough that does not require intraocular injection. EOM147 is being developed as a proprietary, newly reformulated eye drop, containing a steroid-polyamine conjugate compound with broad-spectrum antimicrobial activity and anti-angiogenic activity. We believe that EOM147 may be used as therapy for retinal diseases, including retinal tear, retinal detachment, diabetic retinopathy, epiretinal membrane, macular hole, macular degeneration, and retinitis pigmentosa, all of which affect the vital tissue of the eye and can lead to blindness.

Age-Related Macular Degeneration (AMD)

Age-related macular degeneration is an eye disease that can blur the sharp, central vision needed for activities like reading and driving. “Age-related” means that it often happens in older people. “Macular” means it affects a part of the eye within the retina called the macula. AMD is a common condition and a leading cause of vision loss for people age 50 and older. Although AMD does not necessarily cause complete blindness, it does impact central vision that can make it harder to see faces, drive, or do close-up work like cooking or fixing things around the house. The National Eye Institute estimates that by 2050, the number of people with AMD in the U.S. is expected to double from 2.07 million (2010) to 5.44 million. According to the Bright Focus Foundation, the number of people living with some form of macular degeneration is expected to reach 196 million worldwide by 2020 and increase to 288 million by 2050. There is no current therapeutic treatment for dry macular degeneration, but certain vitamin and mineral supplements may delay progression of the disease. Wet macular degeneration is often treated by eye injections of anti-VEGF medicines, which inhibit the abnormal growth of blood vessels. A type of laser treatment called photodynamic therapy also can be used to help break down the extra blood vessels in the back of the eye.

Diabetic Retinopathy (DR):

Diabetes is the leading cause of new cases of blindness in adults. About 1 in 3 people with diabetes have Diabetic Retinopathy, affecting almost one-third of adults over age 40 years with diabetes, and more than one-third of African-Americans and Mexican Americans. According to the Centers for Disease Control and Prevention, diabetic retinopathy affects 7.7 million Americans, and that number is projected to increase to more than 14.6 million people by 2030. The most common diabetic eye disease and a leading cause of blindness in American adults, diabetic retinopathy is caused by changes in the blood vessels of the retina due to excess sugar in the bloodstream. Currently, diabetic retinopathy is typically treated by shrinking abnormal blood vessels in the eye with laser therapy, by surgically evacuating and replacing fluid in the eye (vitrectomy), or by injecting anti-VEGF medicines into the eye.

Retinal Vein Occlusions (RVOs)

Retinal vein occlusions are blockages of the small veins that carry blood away from the retina. Such compromised blood flow can cause reduction in blood flow, causing sudden blurred vision and blind spots in the center of one’s visual field. The persistent build-up of blood in the retina, particularly in the macular area can cause substantial vision loss. Retinal vein occlusions are of two types- central retinal vein occlusions (CRVOs), which are caused by the blockage of the main retinal vein, and branch retinal vein occlusions (BRVOs), which affect one or more of the smaller branch veins from the main retinal vein. There is no current cure for retinal vein occlusions; laser treatment or repeated treatments with intravitreally injected anti-VEGF agents is most often used in the treatment in order to reduce the levels of macular edema. An estimated 20 million or more people currently suffer from RVOs worldwide.

We have generated no revenues, have incurred operating losses since inception, and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. For the three-months ended March 31, 2022 and for the year ended December 31, 2021, we incurred net losses from operations of approximately $800,000 and $2,600,000, respectively. In addition, for the three-months ended March 31, 2022 and for the year ended December 31, 2021 we incurred negative cash flows from operating activities of approximately $600,000 and $2,300,000 respectively. We expect to incur substantial losses for the foreseeable future, which will continue to generate negative net cash flows from operating activities, as we continue to pursue research and development activities and the pre-clinical and clinical development of our primary product candidates, EOM613 and EOM147. As of March 31, 2022, we had cash of $933,148, working capital (defined as current assets less current liabilities) of $374,531 and an accumulated deficit in shareholders’ equity of $(7,387,302). The Company’s primary sources of cash have included a bridge note facility and the issuance of convertible debt to one of our largest stockholders and the issuance of founder shares.

These factors, among others including the lengthy and costly drug development and regulatory approval process, raise substantial doubt as to our ability to obtain additional debt or equity financing and our ability to continue as a going concern as described in the footnotes to our March 31, 2022 unaudited interim condensed consolidated financial statements. Until such time as we are able to establish a revenue stream from the sale of our therapeutic products, we are dependent upon obtaining necessary equity and/or debt financing to continue operations. We cannot make any assurances that sales of our drug products will commence in the near term or that additional financings will be available to us and, if available, on acceptable terms or at all.

To date, we have been funded entirely by the family of Eli Goldberger, our Chairman and Chief Operating Officer, through a Bridge Note Facility in the amount of approximately $1.5 million and the issuance of a Convertible Promissory Note in the amount of up to $5 million. To date, Mr. Goldberger’s father has loaned us $2,501,399 through these two instruments. Under the terms of the Convertible Promissory Note, we have the right to prepay up to 25% of the principal amount of the outstanding balance in the event we receive gross proceeds of no less than $10 million from the sale of our common stock. We intend to repay approximately $675,000 out of the net proceeds of this offering.

There can be no assurance that the Goldberger family will continue to fund our operations on favorable terms or at all. Moreover, there can be no assurance that we will be able to secure the necessary third-party debt or equity financings to continue our drug development, pre-clinical and clinical trial plans at all or on terms acceptable to us. This could negatively impact our business and operations and could also lead to the reduction of our business and drug development operations.

We intend to raise such additional capital through a combination of private and public equity offerings, debt financings, government funding arrangements, strategic alliances or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such agreements are not available on favorable terms, or at all, as and when needed, we will need to reevaluate our operating plan and may be required to delay or discontinue the development of one or more of our product candidates or operational initiatives. We expect that our cash as of March 31, 2022 will be insufficient to fund our projected operations for the next twelve months and accordingly, we are in the process of attempting to raise additional equity and/or debt funds to continue our operations through the end of 2022 and beyond.

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Our Competitive Strengths

We believe that we possess a number of competitive strengths that position us to become a leading biopharmaceutical company focused on inflammatory and immune-related diseases as well as retinal diseases, including:

●

Our technology and drug development capabilities. EOM613 and predecessor formulations have been explored in several human studies and have shown potential in the treatment of diseases such as rheumatoid arthritis. The present Phase 1/2a study in COVID-19 patients in Brazil is generating important information on cytokines and the effect of EOM613 treatment on the levels of these cytokines and the relevance to clinical effects. This information will increase our knowledge of EOM613’s Mechanism of Acton and the relevance to various therapeutic areas. However, additional, larger Phase 2 placebo-controlled trials will be required for the further clinical development of EOM613 in the United States.

EOM147 represents a different and potentially safer mode of application of well accepted VEGF type treatments for Age Related Macular Degeneration (AMD).

●	Pipeline addressing large markets. By initially targeting large markets that have significant medical needs, we believe that we can drive adoption of new products and improve our competitive position. For example, we believe that our immunomodulator lead asset, EOM613, a peptide nucleic-acid solution with dual mechanism of action (both anti-inflammatory and pro-inflammatory) will be a cost-effective therapeutic approach to aid millions in not only managing the symptoms of cancer cachexia and rheumatoid arthritis but in COVID-19 and other viral diseases. Moreover, the ease of administering EOM147 via an at-home eyedrop solution as opposed to a monthly intraocular injection at a certified ophthalmologist, will ease the burden of millions of people suffering from Aged Related Macular degeneration, diabetic retinopathy and other debilitating retinal diseases. These diseases can have significant effects on patients’ quality of life and save employers from significant workplace-related costs and limitations.

●	Experienced leadership. Our leadership team possesses core capabilities in infectious diseases, cancer cachexia, retinal diseases, drug development, chemistry, manufacturing and controls, and finance. In addition to our internal capabilities, we have also established a network of key opinion leaders, contract research organizations, contract manufacturing organizations and consultants. As a result, we believe we are well positioned to efficiently develop novel treatments for inflammatory and immune-related diseases. Nevertheless, we only recently commenced operations, never received approval for any IND, NDA or comparable foreign regulatory filing and may never receive any such approval. Moreover, we may not be successful in obtaining market approval for any of our drug candidates.

Our Business Strategy

Our business strategy is to develop and commercialize innovative drug products that address medical needs for large markets with limited competition.

Our mission is to Rescue, Repair, and RestoreTM health in patients suffering from debilitating and life threatening diseases. EOM Pharmaceuticals was founded with a specific vision to pursue innovative approaches to address some of today’s medical needs. We believe our investigational products have mechanisms of action that may transform the therapeutic paradigm of debilitating diseases such as the hyperimmune effects in patients with severe COVID-19, cancer cachexia, rheumatoid arthritis, and inflammatory conditions of the retina characterized by a breakdown of the blood-retinal barrier.

Key elements of our strategy include:

●	Advance EOM613 clinical development in Brazil for the hyperimmune response in severe COVID-19 patients
●	Advance EOM613 clinical development in the U.S. for cancer cachexia
●	Conduct an exploratory study in the U.S. for EOM613 in rheumatoid arthritis
●	Advance EOM147 clinical development for diabetic retinopathy in initial clinical trials ex-USA, and retinal vein occlusions in US clinical trials
●	Build out a commercialization organization and if approved, commercialize EOM613 in the United States
●	Pursue market opportunities for EOM613 outside the United States

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●	Develop EOM613 as a cost-effective therapy for Cancer Cachexia and Rheumatoid Arthritis. We are applying our expertise in immune modulation and inflammation therapies, and clinical trial management, to develop EOM613 as a potential cost-effective treatment for Cancer Cachexia and Rheumatoid Arthritis. Based on multiple prior clinical trials, such as exploratory trials in cancer cachexia in the United States and Canada concluded in 2013, and a trial in rheumatoid arthritis conducted in Argentina a decade prior, we believe EOM613 presents a strong development program. Based on these positive past clinical trial results and the results of additional animal studies planned for 2022 we are evaluating opportunities to apply, as applicable, for expedited regulatory review programs, which could potentially lead to faster clinical development and commercialization timelines. In general, any IND application is subject to a lengthy regulatory review. Although under limited circumstances, drug candidates may be approved for the FDA’s fast-track approval program, we can provide no assurance that our drug candidates will be approved for the fast-track approval program, or that if approved, we will successfully complete the review process of EOM613 on an accelerated basis, if at all.

We are in the process of initiating all the necessary IND-enabling preclinical safety pharmacology studies and toxicology studies that would enable us to proceed into new Phase II clinical trials in cancer cachexia and/or rheumatoid arthritis. We are conducting these studies with CROs. We are also pursuing studies using established animal models of cancer cachexia and rheumatoid arthritis that simulate human disease, whose results are typically evaluated by the FDA as well. We expect that these animal studies will also enable us to elucidate the pharmacological mechanisms of action of EOM613 and correlate them with previously established laboratory cell culture studies. We expect these studies to be concluded by the third quarter of 2022, at which time we expect to have selected at least one of these disease states to conduct an initial Phase I/II clinical trial, based on a thorough evaluation of the animal data. At that point we intend to seek a pre-IND meeting with the FDA in preparation of filing an IND application, with the intent of commencing a trial in the chosen clinical indication in the first quarter of 2023.

●	Establish EOM147 as the leading treatment for chronic and debilitating retinal diseases. Our goal is to obtain regulatory approval for EOM147 and commercialize EOM147 for use in the treatment of chronic retinal disease including Age Related Macular degeneration, diabetic retinopathy among other angiogenic retinal disorders. Based on previous early-stage clinical trial results in which patients treated with EOM147 experienced meaningful improvements of their symptoms with minimal side effects, we plan on conducting additional research and development to improve our drug therapy and initiate a confirmatory Phase 2b clinical study evaluating EOM147 in chronic retinal disease patients starting in the first quarter of 2023. Because our drug delivery method is via non-invasive eyedrops rather than an intraocular injection directly into the eye, we believe our novel delivery application along with positive past trials results will improve vision outcomes beyond that achieved with current standard of care. We are developing a new synthetic procedure for the manufacture of the Squalamine Lactate active pharmaceutical ingredient of EOM147 eye drops and conducting the development of novel formulations with potentially enhanced retinal uptake, based on our proprietary technology. We plan on establishing a commercial cGMP manufacturing process for the novel formulations and evaluating the new eye drop formulations in rabbit eye studies at a preclinical testing CRO site. We intend to conduct the FDA-required rabbit eye toxicology studies as well as studies measuring the drug uptake into the rabbit eyes’ retinas from the front of the eye administration using specialized techniques of measuring the drug uptake and concentration in the ocular tissues These studies are expected to be completed by the second or third quarter of 2023. We currently envision initial ex-US clinical trials in diabetic retinopathy and in wet-AMD in India and Mexico and confirmatory investigator-sponsored trials in the US for treatment of retinal vein occlusions and macular edema secondary to proliferative diabetic retinopathy.

●	Maximize our current portfolio opportunity by expanding use across multiple indications. We aim to expand our current drug portfolio to treat multiple diseases. Our assets are designed to modulate pathways that are implicated across a number of immune and inflammatory conditions. We plan on developing future proof-of-concept clinical studies of EOM613 as a potential treatment for patients with a number of autoimmune gastrointestinal disorders as well as disorders affecting the central nervous system.

●	In-license promising product candidates. We are applying our cost-effective development approach to advance and expand our pipeline. Although we currently rely on a limited number of candidates, our long- term objective is to maintain a well-balanced portfolio with product candidates across various stages of development. In general, we seek to identify product candidates and technology that represent a novel therapeutic approach, are supported by compelling science, target a medical need, and provide a meaningful commercial opportunity. We do not currently intend to invest significant capital in basic research, which can be expensive and time-consuming.

●	Maximize our current portfolio opportunity by expanding use across multiple indications. We aim to expand our current drug portfolio to treat multiple diseases. While we believe our assets are designed to modulate pathways that are implicated across a number of immune and inflammatory conditions, we currently only have a limited number of product candidates. We plan on developing future proof-of-concept clinical studies of EOM613 as a potential treatment for patients with a number of autoimmune gastrointestinal disorders as well as disorders affecting the central nervous system.

Recent Developments

We filed our original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987, under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd.

On December 1, 2021, we completed the acquisition of EOM Pharmaceuticals, Inc., a Delaware corporation. The transaction was accounted for as a reverse merger, with EOM Pharmaceuticals, Inc. deemed to be the accounting acquirer and ImmunoCellular Therapeutics Ltd. deemed to be the legal acquirer. As such, the consolidated financial statements herein reflect the historical activity of EOM Pharmaceuticals, Inc. since its inception on March 27, 2020.

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On ______________, 2022, we amended our Certificate of Incorporation to change our name to EOM Pharmaceuticals Holdings, Inc. to reflect the acquisition of EOM Pharmaceuticals, Inc. and the new direction of our business.

Our Corporate Information

Our principal executive offices are located at 136 Summit Avenue, Suite 100 Montvale, NJ 07645, and our telephone number at that address is (201) 351-0605.

Our Team

We have assembled an experienced management team and board of directors (the “Board of Directors”) to pursue innovative approaches to solving the problems of urgent and medical needs. EOM is led by an accomplished team with a deep legacy in multiple therapeutic areas and drug development.

Our Founder, Chairman and Chief Operating Officer, Eli Goldberger, is a successful entrepreneur, focusing on advancing innovations in pharmaceuticals, women’s health and energy. Our Chief Executive Officer, Irach Taraporewala, PhD., is a highly seasoned pharmaceutical company executive with specific experience in leadership of start-up pharmaceutical companies and over 25 years of experience in drug development and regulatory strategy. Our Chief Scientific Officer and Medical Director, Shalom Hirschman, M.D., has had a long and illustrious career as an academic physician, research scientist, educator, biotechnology entrepreneur and consultant. A graduate of the Albert Einstein College of Medicine, Dr. Hirschman served as intern and resident in medicine at The Massachusetts General Hospital of the Harvard Medical School followed by years of conducting research in molecular biology at the National Institutes of Health in Bethesda, MD. He joined the faculty of The Mount Sinai School of Medicine where he was Director of the Division of Infectious Diseases and Professor of Medicine. Our Chief Financial Officer, Wayne Danson, a former partner in multiple Big 4 public accounting firms and accomplished C level executive, has over 35 years of experience in international and corporate taxation, financial advisory services including investment banking, and mergers and acquisitions, business strategy, and entrepreneurship.

Nevertheless, the Company has never submitted an IND, NDA or comparable foreign regulatory filing and may not be successful in obtaining market approval for any product candidate.

Summary of Risks Associated with Our Business

Our business and an investment in our company is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks include:

●	We are a pre-revenue company with a limited operating history. Since inception, we have incurred significant operating losses. At March 31, 2022, we had an accumulated deficit of approximately $7.4 million;

●	We will need substantial additional funding to finance our operations through regulatory approval of one or more of our product candidates. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts;

●	To date, we have been entirely funded by the Goldberger family. Eli Goldberger is our co-founder, Chairman, Chief Operating Officer and largest stockholder. There can be no assurance that the Goldberger family will continue to fund our operations on favorable terms, if at all. We currently expect to use $687,500 of the net proceeds from this offering to repay approximately 25% of the principal on the outstanding promissory note issued to a member of the Goldberger family.

●	We are entirely dependent on the success of our drug product candidates. If we are unable to obtain regulatory approval or commercialize one or more of these experimental treatments, or experience significant delays in doing so, our business will be materially harmed;

●	The FDA might not allow us to pursue the Section 505(b)(2) pathway for EOM613 and EOM147 and, if so, we may be unable to meet our anticipated development and commercialization timelines and may be unable to generate the additional required data at a reasonable cost;

●	We may not be able to successfully develop or commercialize our existing drug product candidates or develop new drug product candidates on a timely or cost-effective basis;

●	Our business may be negatively affected by the ongoing COVID-19 pandemic;

●	We depend on a limited number of drug product candidates and our business could be materially adversely affected if one or more of our key drug product candidates do not perform as well as expected and do not receive regulatory approval;

●	We may be in the future, a party to legal proceedings that could result in adverse outcomes;

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●	Our competitors and other third parties may allege that we are infringing their intellectual property, forcing us to expend substantial resources in resulting litigation, and any unfavorable outcome of such litigation could have a material adverse effect on our business;

●	We may experience failures of or delays in clinical trials which could jeopardize or delay our ability to obtain regulatory approval and commence product commercialization;
●	We face intense competition from both brand and generic companies who have significant financial resources which could limit our growth and adversely affect our financial results;
●	Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could cause significant liability for us and harm our reputation.

●	We will be competing against large existing well-funded pharmaceutical companies with existing and proposed competing products.

●	We are subject to extensive governmental regulation and we face significant uncertainties and potentially significant costs associated with our efforts to comply with applicable regulations;

●	We may not be able to develop or maintain our sales capabilities or effectively market or sell our products;

●	Manufacturing or quality control problems may damage our reputation, require costly remedial activities or otherwise negatively impact our business;

●	Our profitability may depend on coverage and reimbursement by third-party payors including government agencies, and healthcare reform and other future legislation may lead to reductions in coverage or reimbursement levels;

●	We face risks related to health epidemics and outbreaks, including the COVID-19 pandemic, which could significantly disrupt our preclinical studies and clinical trials, research activities and therefore our receipt of necessary regulatory approvals could be delayed or prevented;

●	We do not currently own any patents and our technology is largely based on expired patents. If we are unable to obtain and maintain patent protection for our product candidates we may develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products we may develop may be adversely affected;

●	We currently, and may in the future need to, license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms;

●	We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop, manufacture and market our products and product candidates;

●	If we fail to comply with our obligations under any of our third-party agreements, we could lose license rights that are necessary to develop our product candidates;

●	Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel; and

●	After this offering, our directors, executive officers and certain stockholders (one of which is an affiliate of our Founder and Chief Operating Officer) will continue to own a majority of our common stock and, if they choose to act together, will be able to exert absolute control over matters subject to stockholder approval.

8

Summary of the Offering

Shares being Offered:

Common Stock Outstanding Before this Offering	113,270,751

Common Stock Outstanding After this Offering

Use of Proceeds

We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $_____ million (or approximately $______ million if the underwriters exercise their option to purchase additional shares in full).

We intend to use substantially all of the net proceeds from this offering to continue to fund research and development of our EOM613 and EOM147 drug candidates, conduct clinical trials, repay a portion of our outstanding Convertible Promissory Note issued to a principal stockholder, and for working capital and other general corporate purposes. See “Use of Proceeds”

Underwriters’ over-allotment option	We have granted the underwriters a 45-day option from the date of this prospectus to purchase up to an additional _________ shares (15% of the total number of shares to be offered by us in the offering).

Trading Market for our Common Stock	Our Common Stock is currently traded on the Pink Sheets of the OTC Market under the symbol “IMUC”. We have applied to have our Common Stock listed for trading on the Nasdaq Capital Market. There can be no assurance that our Common Stock will be approved for trading on the Nasdaq.

Risk Factors	See “Risk Factors” beginning on page 11 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

The number of shares of our common stock to be outstanding after this offering is based on 113,270,751 shares of our common stock outstanding as of the date hereof, and does not include:

● 4,418,998 shares of common stock issuable upon exercise of outstanding warrants; and

● 4,585,665 shares of common stock issuable upon the conversion, at the option of the Holder of our Convertible Promissory Note, at an exercise price of $0.60 per share.

Except as otherwise indicated herein, all information in this prospectus assumes:

● no exercise by the underwriters of their option to purchase an additional _____ shares of common stock, to cover over-allotments, if any; and

● a 1-for-___ reverse stock split of our common stock that was implemented on ______________, 2022, pursuant to which (i) every _____ shares of outstanding common stock were decreased to one share of common stock, (ii) the number of shares of common stock for which each outstanding warrant or option to purchase common stock is exercisable was proportionally decreased on 1-for-_____ basis, and (iii) the exercise price of each outstanding warrant or option to purchase common stock was proportionately increased on a 1-for-______ basis, (the “Reverse Stock Split”).

9

SUMMARY FINANCIAL DATA

You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statement of operations data from our audited consolidated financial statements for the year ended December 31, 2021, and for the period from March 27, 2020 (Inception) through December 31, 2020, and from our unaudited interim condensed consolidated financial statements for the periods ended March 31, 2022, and 2021. We have derived the balance sheet data from our unaudited interim condensed consolidated financial statements for the period ended March 31, 2022. Our historical results are not necessarily indicative of results that should be expected in any future period.

On December 1, 2021, we completed the acquisition of EOM Pharmaceuticals, Inc. The transaction was accounted for as a reverse merger, with EOM Pharmaceuticals, Inc. deemed to be the accounting acquirer and ImmunoCellular Therapeutics Ltd. deemed to be the legal acquirer. Accordingly, these summary financial data reflect the historical activity of EOM Pharmaceuticals, Inc.

		From March 27, 2020	Three Months Ended
		(Inception) to	March 31,
	December 31, 2021	December 31, 2020	2022	2021

Statement of Operations Data:
Research and Development	$1,301,437	$696,718	$383,247	$506,977
Marketing and Advertising	554,025	474,000	39,565	356,600
General and administrative	758,000	282,274	372,788	143,351
Total Operating Expenses	2,613,462	1,452,992	795,600	1,006,928
Loss from Operations	(2,613,462)	(1,452,992)	(795,600)	(1,006,928)
Other income (expense)	-		-	-
Interest income (expense) (net)	8,462	-	10,292	-
Loss on debt extinguishment	2,527,078	-	-	-
Total Other income (expense)	(2,535,540)	-	10,292	-
Net loss	$(5,149,002)	$(1,452,992)	$(785,308)	$(1,006,928)

(Loss) per share - basic and diluted:	(0.11)	(0.03)	(0.01)	(0.02)
Weighted Average common shares outstanding-basic and diluted(1):	47,535,953	45,075,538	113,270,751	45,075,538

(1)	See Note 1 to our audited consolidated financial statements as of December 31, 2021 and our unaudited interim condensed consolidated financial statement for the three-month periods ended March 31, 2022 and 2021, appearing at the end of this prospectus for further details on the calculation of basic and diluted net loss per common share.

	March, 31, 2022
	Actual	As Adjusted(1)
Balance Sheet Data:
Cash	$933,148	$
Working capital	$374,531	$
Total assets	$1,102,610	$
Accounts payable and accrued expenses	$728,079	$
Accumulated deficit	$(7,387,302)	$
Stockholders’ equity (deficit)	$(2,401,133)	$

(1)	As adjusted giving effect to our issuance and sale of ___________ shares of our common stock in this offering at the assumed offering price of $__________per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

10

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Common Stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Financial Position and Need for Additional Capital

We are an early-clinical stage pharmaceutical company with a limited operating history.

We were established and began operations in 2020. Our operations to date have been limited to financing and staffing our company, and conducting clinical trials outside the United States of our EOM613 formulation for complications resulting from COVID-19. We have not yet demonstrated the ability to successfully complete a large-scale, pivotal clinical trial, obtain marketing approval, manufacture a commercial scale product, arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing pharmaceutical products.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially early clinical stage pharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to, among other things:

●	successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound;

●	successfully manufacture our clinical product candidates and establish a commercial supply;

●	successfully complete the clinical trials necessary to obtain regulatory approval for the marketing of our product candidates;

●	secure market exclusivity and/or adequate intellectual property protection for our product candidates;

●	attract and retain an experienced management and advisory team;

●	secure acceptance of our product candidates in the medical community and with third-party payors and consumers;

●	raise sufficient funds in the capital markets or otherwise to effectuate our business plan; and

●	utilize the funds that we do have and/or raise in this offering or in the future to efficiently execute our business strategy.

If we cannot successfully execute any one of the foregoing, our business may fail and your investment will be adversely affected.

11

We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We are not currently profitable, and we may never achieve or sustain profitability.

We are an early clinical stage biopharmaceutical company with a limited operating history and have incurred losses since our formation. We incurred a net loss of approximately $800,000 for the three-months ended March 31, 2022 and $5.1 million for the year ended December 31, 2021. As of March 31, 2022, we had an accumulated loss of approximately $7.4 million. We have not commercialized any product candidates and have never generated revenue from the commercialization of any product. To date, we have devoted most of our financial resources to research and development, including our clinical work, and to intellectual property.

We expect to incur significant additional operating losses for the next several years, at least, as we advance EOM613 and EOM147 through clinical development, complete clinical trials, seek regulatory approval and commercialize our formulas, if approved. The costs of advancing product candidates into each clinical phase tend to increase substantially over the duration of the clinical development process. Therefore, the total costs to advance any of our product candidates to marketing approval in even a single jurisdiction will be substantial. Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to begin generating revenue from the commercialization of any products or achieve or maintain profitability. Our expenses will also increase substantially if and as we:

●	are required by the FDA, to complete the various animal toxicity and dosing studies
●	are required by the FDA, to complete the various phases in human trials;
●	establish a sales, marketing and distribution infrastructure to commercialize our drugs, if approved, and for any other product candidates for which we may obtain marketing approval;
●	maintain, expand and protect our intellectual property portfolio;
●	hire additional clinical, scientific and commercial personnel;
●	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, as well as to support our transition to a public reporting company; and
●	acquire or in-license or invent other product candidates or technologies.

Furthermore, our ability to successfully develop, commercialize and license any product candidates and generate product revenue is subject to substantial additional risks and uncertainties, as described under “Risks Related to Development, Clinical Testing, Manufacturing and Regulatory Approval” and “Risks Related to Commercialization.” As a result, we expect to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. The amount of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. If we are unable to develop and commercialize one or more product candidates, either alone or through collaborations, or if revenues from any product that receives marketing approval are insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain profitability or meet outside expectations for our profitability. If we are unable to achieve or sustain profitability or to meet outside expectations for our profitability, the value of our common stock will be materially and adversely affected.

Even if this offering is successful, we will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of our drugs.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to advance the clinical development of and launch and commercialize our product candidates if we receive regulatory approval. Following this offering, we will require additional capital for further research and development and commencement of clinical trials of EOM613 and EOM147 and may also need to raise additional funds sooner to pursue a more accelerated development of our formulas. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs, clinical trials or any future commercialization efforts.

12

We believe that the net proceeds from this offering will enable us to fund our operating expense requirements through December 2023 following the closing of this offering. We have based this estimate on assumptions that may prove to be wrong, and we could deploy our available capital resources sooner than we currently expect. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to the:

●	initiation, progress, timing, costs and results of preclinical studies and clinical trials, including patient enrollment in such trials, for EOM613 and EOM147 or any other future product candidates;

●	various clinical development plans we establish for EOM613 and EOM147 and any other future product candidates;

●	number and characteristics of product candidates that we discover or in-license and develop;

●	outcome, timing and cost of regulatory review by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we planned for;

●	costs of filing, prosecuting, defending and enforcing any patent claims and maintaining and enforcing other intellectual property rights;

●	effects of competing technological and market developments;

●	costs and timing of the implementation of commercial-scale manufacturing activities;

●	costs and timing of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval; and

●	cost associated with being a public company.

If we are unable to expand our operations or otherwise capitalize on our business opportunities due to a lack of capital, our ability to become profitable will be compromised.

Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenue, we may finance our cash needs through a combination of equity offerings, debt financings, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or other sources. We do not currently have any committed external source of funds. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, intellectual property, future revenue streams or product candidates or grant licenses on terms that may not be, in hindsight, favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate product candidate development or future commercialization efforts.

13

There is substantial doubt about our ability to continue as a going concern.

Our independent public accounting firm in its report included herein included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. As a result, our financial statements do not reflect any adjustment which would result from our failure to continue to operate as a going concern. Any such adjustment, if necessary, would materially affect the value of our assets.

Risks Related to Development, Clinical Testing, Manufacturing and Regulatory Approval

Clinical trials are expensive, time-consuming and difficult to design and implement, and involve an uncertain outcome.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Because the results of early clinical trials are not necessarily predictive of future results, EOM613 and EOM147 may not have favorable results in future preclinical and clinical studies or receive regulatory approval. We may experience delays in initiating and completing any clinical trials that we intend to conduct, and we do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

●	the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical studies;

●	obtaining regulatory approval to commence a trial;

●	reaching an agreement on acceptable terms with prospective contract research organizations (“CROs”), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	obtaining Institutional Review Board (“IRB”), approval at each site, or Independent Ethics Committee (“IEC”), approval at sites outside the United States;

●	recruiting suitable patients to participate in a trial in a timely manner and in sufficient numbers;

●	having patients complete a trial or return for post-treatment follow-up;

●	imposition of a clinical hold by regulatory authorities, including as a result of unforeseen safety issues or side effects or failure of trial sites to adhere to regulatory requirements or follow trial protocols;

●	clinical sites deviating from trial protocol or dropping out of a trial;

●	addressing patient safety concerns that arise during the course of a trial;

●	adding a sufficient number of clinical trial sites; or

●	manufacturing sufficient quantities of product candidate for use in clinical trials.

We could also encounter delays if a clinical trial is suspended or terminated by us, the IRBs or IECs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board (“DSMB”) for such trial or the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials, including clinical trial data collection, and, while we have agreements governing their committed activities, we have limited influence over their actual performance, as described in “Risks Related to Our Dependence on Third Parties”.

14

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for EOM613 and/or EOM147 or any other product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain regulatory approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that we will never obtain regulatory approval for EOM613 and EOM147 or any other product candidate. We are not permitted to market any of our product candidates in the United States until we receive regulatory approval of an New Drug Application (“NDA”) from the FDA. Our product candidates could fail to receive regulatory approval for many reasons, including the following:

●	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

●	serious and unexpected drug-related side effects experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates, or other products containing the active ingredient in our product candidates;

●	negative or ambiguous results from our clinical trials or results that may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

●	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

●	the data collected from clinical trials of our product candidates may not be acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere, and we may be required to conduct additional clinical trials;

●	the FDA or comparable foreign authorities may disagree regarding the formulation, labeling and/or the specifications of our product candidates;

●	the FDA or comparable foreign regulatory authorities may fail to approve or find deficiencies with the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities.

15

The FDA or any foreign regulatory bodies can delay, limit or deny approval of our product candidates or require us to conduct additional preclinical or clinical testing or abandon a program for many reasons, including:

●	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

●	the FDA or comparable foreign regulatory authorities may disagree with our safety interpretation of our product candidate;

●	the FDA or comparable foreign regulatory authorities may disagree with our efficacy interpretation of our product candidate; and

●	the FDA or comparable foreign regulatory authorities may regard our CMC package as inadequate.

Of the large number of drugs in development, only a small percentage successfully complete the regulatory approval processes and are commercialized. This lengthy approval process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory approval to market EOM613 and/or EOM147, or another product candidate, which would significantly harm our business, results of operations and prospects.

In addition, the FDA or the applicable foreign regulatory agency also may approve a product candidate for a more limited indication or patient population than we originally requested, and the FDA or applicable foreign regulatory agency may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

If we are unable to file for approval of EOM613 and EOM147 under Section 505(b)(2) of the FDCA or if we are required to generate additional data related to safety and efficacy in order to obtain approval under Section 505(b)(2), we may be unable to meet our anticipated development and commercialization timelines.

Our current plans for filing NDAs for EOM613 and EOM147 include efforts to minimize the data we will be required to generate in order to obtain marketing approval and therefore reduce the development time. We intend to file Section 505(b)(2) NDAs for EOM613 and EOM147 that might, if accepted by the FDA, save time and expense in the development and testing of these indications.

The timeline for filing and review of our NDAs for EOM613 and EOM147 is based on our plan to submit the NDAs under Section 505(b)(2) of the FDA, which would enable us to rely in part on data in the public domain or elsewhere. Previous trials in cancer cachexia were carried out by OHR Pharmaceuticals on EOM613 (known previously as OHR/AVR118), the data for which will form the basis of our 505(b)(2) filings, together with new preclinical data we are planning on generating to augment the forthcoming FDA submissions to be compliant with current FDA guidance and requirements for NDAs. For our NDA submission for drug candidate EOM147 we will be relying in part on the clinical data of the drug product OHR-102 0.2% squalamine lactate ophthalmic formulation in previously conducted clinical trials in wet-AMD, retinal vein occlusions and proliferative diabetic retinopathy that were acquired by the previous sponsor, OHR Pharmaceutical, Inc. Our eye drop product EOM147 represents a novel, different, enhanced formulation of the OHR-102 ophthalmic solution formulation. We have not yet filed an NDA under Section 505(b)(2) for any of our product candidates. Depending on the data that may be required by the FDA for approval, some of the data may be related to products already approved by the FDA. Neither of our pipeline products EOM613 or EOM147 are currently approved drug products in any jurisdiction. If the data relied upon is related to products already approved by the FDA and covered by third-party patents, we would be required to certify that we do not infringe the listed patents or that such patents are invalid or unenforceable. As a result of the certification, the third-party would have 45 days from notification of our certification to initiate an action against us. In the event that an action is brought in response to such a certification, the approval of our NDA could be subject to a stay of up to 30 months or more while we defend against such a suit. Approval of our product candidates under Section 505(b)(2) may therefore be delayed until patent exclusivity expires or until we successfully challenge the applicability of those patents to our product candidates. Alternatively, we may elect to generate sufficient additional clinical data so that we no longer rely on data which triggers a potential stay of the approval of our product candidates. Even if no exclusivity periods apply to our applications under Section 505(b)(2), the FDA has broad discretion to require us to generate additional data on the safety and efficacy of our product candidates to supplement third-party data on which we may be permitted to rely. In either event, we could be required, before obtaining marketing approval for any of our product candidates, to conduct substantial new research and development activities beyond those we currently plan to engage in order to obtain approval of our product candidates. Such additional new research and development activities would be costly and time consuming.

We intend to pursue the FDA’s 505(b)(2) pathway for both of our pipeline products, EOM613 and EOM147. While both the statutory 505(b)(1) and 505 (b) (2) pathways require a full accounting of safety and efficacy of candidate drug products to seek FDA approval, the latter pathway provides added flexibility for how this requirement is met. The FDA allows this flexibility to avoid unnecessary additional testing by relying on prior available data, where the application contains some information coming from studies not conducted directly by and for the applicant, and for which the applicant has not obtained a right of reference. Given the prior preclinical and clinical information available for EOM613 and a progenitor formulation of the EOM 147 drug product in prior ex-U.S. clinical studies, as to their safety and effectiveness, we believe the 505(b)(2) pathway is appropriate for both drug products in our pipeline. We have not had a pre-IND meeting as yet with the FDA regarding our ability to use this pathway for either or both of our products. We do intend to use and include prior clinical data, including data derived for our clinical drug candidates in clinical trials carried out in the USA and abroad by previous sponsors, in support of our NDA, in addition to our own planned new clinical trials.

We may not be able to realize a shortened development timeline for EOM613 and EOM147, and the FDA may not approve either of our NDAs based on their review of the submitted data. Moreover, if products containing the reference drug are withdrawn from the market by the FDA for any safety reason, we may not be able to reference such products to support a 505(b)(2) NDA for our product candidates, and we may need to fulfill the more extensive requirements of Section 505(b)(1). If we are required to generate additional data to support approval, we may be unable to meet our anticipated development and commercialization timelines, may be unable to generate the additional data at a reasonable cost, or at all, and may be unable to obtain marketing approval of our lead product candidate.

16

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. We may encounter delays in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials, and even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our trials. Patient enrollment and retention in clinical trials depends on many factors, including:

●	the patient eligibility criteria defined in the protocol;

●	the size of the patient population required for analysis of the trial’s primary endpoints;

●	the nature of the trial protocol;

●	the existing body of safety and efficacy data with respect to the product candidate;

●	the proximity of patients to clinical sites;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

●	competing clinical trials being conducted by other companies or institutions;

●	our ability to maintain patient consents; and

●	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

We face risks related to health epidemics and outbreaks, including the COVID-19 pandemic, which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals could be delayed or prevented.

We face risks related to health epidemics or outbreaks of communicable diseases. For example, the recent outbreak around the world, including in the United States, the European Union (the “EU”) members, China and many other countries, of the highly transmissible and pathogenic COVID-19 and its Omicron variant. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries, which in the case of COVID-19 has occurred. In addition, the COVID-19 pandemic is having a severe effect on the clinical trials of many drug candidates. Some trials have been merely delayed, while others have been cancelled. The extent to which the COVID-19 pandemic may impact our preclinical and clinical trial operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration and geographic reach of the outbreak, the severity of COVID-19, and the effectiveness of actions to contain and treat COVID-19. The continued spread of COVID-19 globally could adversely impact our clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. Disruptions or restrictions on our ability to travel to monitor data from our clinical trials, or to conduct clinical trials, or the ability of patients enrolled in our studies to travel, or the ability of staff at study sites to travel, as well as temporary closures of our facilities or the facilities of our clinical trial partners and their contract manufacturers, would negatively impact our clinical trial activities. In addition, we rely on independent clinical investigators, CROs and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our preclinical studies and clinical trials, including the collection of data from our clinical trials, and the outbreak may affect their ability to devote sufficient time and resources to our programs or to travel to sites to perform work for us. Similarly, our preclinical trials could be delayed and/or disrupted by the COVID-19 pandemic. As a result, the expected timeline for data readouts of our preclinical studies and clinical trials and certain regulatory filings may be negatively impacted, which would adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses and have a material adverse effect on our financial results.

17

Results of preclinical studies, early clinical trials or analyses may not be indicative of results obtained in later trials.

The results of preclinical studies, early clinical trials or analyses of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. In addition, conclusions based on promising data from analyses of clinical results may be shown to be incorrect when implemented in prospective clinical trials. Even if our clinical trials for EOM613 and/or EOM147 are completed as planned, we cannot be certain that their results will support the safety and efficacy sufficient to obtain regulatory approval.

Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim “top-line” or preliminary data from our clinical studies. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

Our product candidates may cause serious adverse events or undesirable side effects, which may delay or prevent marketing approval, or, if approved, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Serious adverse events or undesirable side effects caused by our products could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of any clinical trial we conduct could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Any clinical trials for our drug product candidates to date may fail to demonstrate acceptable levels of safety and efficacy which could prevent or significantly delay their regulatory approval or result in a more restrictive label by the FDA or other comparable foreign authorities.

If unacceptable side effects arise in the development of our product candidates, we, the FDA or the IRBs at the institutions in which our studies are conducted, or the DSMB, if constituted for our clinical trials, could recommend a suspension or termination of our clinical trials, or the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. In addition, drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete a trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We expect to have to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death. Any of these occurrences may harm our business, financial condition and prospects significantly.

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Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approvals of such product;

●	regulatory authorities may require additional warnings on the label, such as a “black box” warning or contraindication;

●	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

●	we may be required to implement a Risk Evaluation and Mitigation Strategy (“REMS”) or create a medication guide outlining the risks of such side effects for distribution to patients;

●	we could be sued and held liable for harm caused to patients;

●	the product may become less competitive; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of a product candidate, if approved, and could significantly harm our business, results of operations and prospects.

The market opportunities for our products, if approved, may be smaller than we anticipate.

We expect to initially seek approval for EOM613 and EOM147. Our estimates of market potential for these formulas have been derived from a variety of sources, including scientific literature, patient foundations, and market research, and may prove to be incorrect. Even if we obtain significant market share for any product candidate, if approved, if the potential target populations are smaller than we anticipate, we may never achieve profitability without obtaining marketing approval for additional indications.

We have never obtained marketing approval for our product candidates and we may be unable to obtain, or may be delayed in obtaining, marketing approval for any of our product candidates.

We have never obtained marketing approval for a product candidate. It is possible that the FDA may refuse to accept for substantive review any NDAs that we submit for our product candidates or may conclude after review of our data that our application is insufficient to obtain marketing approval of our product candidates. In addition, as some of our trials may take place overseas, the FDA may require us to conduct additional studies or trials if it does not accept data from ex-U.S. studies or believes that additional data is necessary to supplement our trial data. If the FDA does not accept or approve our NDAs for our product candidates, it may require that we conduct additional clinical, preclinical, or manufacturing validation studies and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA-required studies, approval of any NDA that we submit may be delayed or may require us to expend more resources than we have available. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve our NDAs.

Any delay in obtaining, or an inability to obtain, marketing approvals would prevent us from commercializing our product candidates, generating revenues, and achieving and sustaining profitability. If any of these outcomes occur, we may be forced to abandon our development efforts for our product candidates, which could significantly harm our business.

Even if we obtain FDA approval for our product candidate in the United States, we may never obtain approval for or commercialize our product candidate in any other jurisdiction, which would limit our ability to realize their full market potential.

To market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country.

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Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be unrealized.

Even if we obtain regulatory approval for our product candidates, we will still face extensive and ongoing regulatory requirements and obligations and any product candidates, if approved, may face future development and regulatory difficulties.

Any product candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising and promotional activities for such product, among other things, will be subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and drug listing requirements, continued compliance with current Good Manufacturing Practice (“cGMP”) requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping and Good Clinical Practice (“GCP”) requirements for any clinical trials that we conduct post-approval.

Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product candidate may be marketed or to the conditions of approval, including a requirement to implement a REMS. If any of our product candidates receive marketing approval, the accompanying label may limit the approved indicated use of the product candidate, which could limit sales of the product candidate. The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use, and if we market our products for uses beyond their approved indications, we may be subject to enforcement action for off-label marketing. Violations of the FDCA relating to the promotion of prescription drugs may lead to FDA enforcement actions and investigations alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes or failure to comply with regulatory requirements, may yield various results, including:

●	restrictions on manufacturing such products;

●	restrictions on the labeling or marketing of products;

●	restrictions on product distribution or use;

●	requirements to conduct post-marketing studies or clinical trials;

●	warning letters or untitled letters;

●	withdrawal of the products from the market;

●	refusal to approve pending applications or supplements to approved applications that we submit;

●	recall of products;

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●	fines, restitution or disgorgement of profits or revenues;

●	suspension or withdrawal of marketing approvals;

●	refusal to permit the import or export of our products;

●	product seizure; or

●	injunctions or the imposition of civil or criminal penalties.

Further, the FDA’s policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Potential product liability lawsuits against us could cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

The use of EOM613 or EOM147 or any other product candidates we may develop in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

●	impairment of our business reputation and significant negative media attention;

●	withdrawal of participants from our clinical trials;

●	significant costs to defend the litigation;

●	distraction of management’s attention from our primary business;

●	substantial monetary awards to patients or other claimants;

●	inability to commercialize EOM613, EOM147 or any other product candidate;

●	product recalls, withdrawals, or labeling, marketing, or promotional restrictions;

●	decreased market demand for any product; and

●	loss of revenue.

Risks Related to Commercialization

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biopharmaceutical and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. Our success is highly dependent on our ability to acquire, develop, and obtain marketing approval for new products on a cost-effective basis and to market them successfully. We face intense competition from a variety of businesses, including large, fully integrated pharmaceutical companies, specialty pharmaceutical companies and biopharmaceutical companies in the United States and other jurisdictions. These organizations may have significantly greater resources than we do and may conduct similar research; seek patent protection; and establish collaborative arrangements for research, development, manufacturing and marketing of products that may compete with us.

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Our competitors may, among other things:

●	have significantly greater name recognition, financial, manufacturing, marketing, drug development, technical, and human resources than we do, and future mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors;

●	develop and commercialize products that are safer, more effective, less expensive, more convenient, or easier to administer, or have fewer or less severe effects;

●	obtain quicker regulatory approval;

●	implement more effective approaches to sales and marketing; or

●	form more advantageous strategic alliances.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel; establishing clinical trial sites and patient registration; and in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, or are more convenient or are less expensive than EOM613 and EOM147. Our competitors may also obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for EOM613 and EOM147, which could result in our competitors establishing or strengthening their market position before we are able to enter the market.

The successful commercialization of EOM613 or EOM147 and any other product candidate we develop will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage, reimbursement levels, and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

The availability and adequacy of coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as EOM613 and EOM147, if approved. Our ability to achieve acceptable levels of coverage and reimbursement for products by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize our drug and any other product candidates we develop. Assuming we obtain coverage for our product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. We cannot be sure that coverage and reimbursement in the United States or elsewhere will be available for our product candidates or any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

Third-party payors increasingly are challenging prices charged for pharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs or biologics when an equivalent generic drug, biosimilar, or a less expensive therapy is available. It is possible that a third-party payor may consider our product candidates as substitutable and offer to reimburse patients only for the less expensive product. Even if we show improved efficacy or improved convenience of administration with our product candidates, pricing of existing drugs may limit the amount we will be able to charge for our product candidates. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in our product candidates. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates and may not be able to obtain a satisfactory financial return on our product candidates.

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There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered. The Medicare and Medicaid programs increasingly are used as models in the United States for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

No uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and we believe that changes in these rules and regulations are likely.

We may also be subject to extensive governmental price controls and other market regulations outside of the United States, and we believe the increasing emphasis on cost-containment initiatives in other countries have and will continue to put pressure on the pricing and usage of medical products. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits.

Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.

Even if EOM613 and/or EOM147 or any product candidate we develop receives marketing approval, it may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.

If EOM613 and/or EOM147 or any product candidate we develop receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, and others in the medical community. If it does not achieve an adequate level of acceptance, we may not generate significant product revenues or become profitable. The degree of market acceptance of our product candidates, if approved, will depend on a number of factors, including but not limited to:

●	the efficacy and potential advantages compared to alternative treatments;

●	effectiveness of sales and marketing efforts;

●	the cost of treatment in relation to alternative treatments, including any similar generic treatments;

●	our ability to offer our products for sale at competitive prices;

●	the convenience and ease of administration compared to alternative treatments;

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●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support;

●	the availability of third-party coverage and adequate reimbursement;

●	the prevalence and severity of any side effects; and

●	any restrictions on the use of our product together with other medications.

Because we expect sales of our product candidates, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of our product candidates to find market acceptance would harm our business and could require us to seek additional financing.

If we are unable to establish sales, marketing, and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing EOM613 and/or EOM147, if approved.

We do not have any infrastructure for the sales, marketing, or distribution of EOM613 or EOM147, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market and successfully commercialize our drug or any product candidate we develop, if approved, we must build our sales, distribution, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We expect to build a focused sales, distribution and marketing infrastructure to market EOM613 and/or EOM147, if approved, in the United States and Europe. There are significant expenses and risks involved with establishing our own sales, marketing and distribution capabilities, including our ability to hire, retain and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could delay any product launch, which would adversely impact the commercialization of that product. For example, if the commercial launch of EOM613 and/or EOM147 for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our product candidates on our own include:

●	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to physicians or attain adequate numbers of physicians to prescribe our products; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our product candidates, if approved, in certain markets overseas. Therefore, our future success will depend, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in a product and such collaborator’s ability to successfully market and sell the product. We intend to pursue collaborative arrangements regarding the sale and marketing of EOM613 and/or EOM147, if approved, for certain markets overseas; however, we cannot assure you that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful.

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If we are unable to build our own sales force or negotiate a collaborative relationship for the commercialization of EOM613 and/or EOM147, we may be forced to delay the potential commercialization of the drug or reduce the scope of our sales or marketing activities. If we need to increase our expenditures to fund commercialization activities for EOM613 and/or EOM147 we will need to obtain additional capital, which may not be available to us on acceptable terms, or at all. We may also have to enter into collaborative arrangements for EOM613 and/or EOM147 at an earlier stage than otherwise would be ideal and we may be required to relinquish rights to it or otherwise agree to terms unfavorable to us. Any of these occurrences may have an adverse effect on our business, operating results, and prospects.

If we are unable to establish adequate sales, marketing, and distribution capabilities, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates and may never become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

A variety of risks associated with operating internationally could materially adversely affect our business.

We currently have no international operations, but our business strategy includes potentially expanding internationally if any of our product candidates receive regulatory approval. Doing business internationally involves a number of risks, including but not limited to:

●	multiple, conflicting and changing laws and regulations, such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

●	additional potentially relevant third-party patent rights;

●	complexities and difficulties in obtaining protection and enforcing our intellectual property;

●	difficulties in staffing and managing foreign operations;

●	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

●	limits in our ability to penetrate international markets;

●	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

●	certain expenses including, among others, expenses for travel, translation and insurance; and

●	regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its books and records provisions, or its anti-bribery provisions.

Any of these factors could significantly harm any future international expansion and operations and, consequently, our results of operations.

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Risks Related to Our Dependence on Third Parties

Our employees and independent contractors, including principal investigators, CROs, consultants, vendors, and any third parties we may engage in connection with development and commercialization, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

Our employees and independent contractors, including principal investigators, CROs, consultants, vendors and any third parties we may engage in connection with development and commercialization of our product candidates, could engage in misconduct, including intentional, reckless or negligent conduct or unauthorized activities that violate: the laws and regulations of the FDA or other similar regulatory requirements of other authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; manufacturing standards; data privacy, security, fraud and abuse and other healthcare laws and regulations; or laws that require the reporting of true, complete and accurate financial information and data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid, other U.S. federal healthcare programs or healthcare programs in other jurisdictions, individual imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations.

We currently rely on third-party contract manufacturing organizations (“CMOs”) for the production of clinical supply of EOM613 and EOM147 and intend to rely on CMOs for the production of commercial supply of EOM613 and EOM147, if approved. Our dependence on CMOs may impair or delay the development and commercialization of the drug, which would adversely impact our business and financial position.

We have limited personnel with experience in manufacturing, and we do not own facilities for manufacturing. Instead, we rely on and expect to continue to rely on CMOs for the supply of cGMP grade clinical trial materials and commercial quantities of EOM613 and EOM147 and any product candidates we develop, if approved. Reliance on CMOs may expose us to more risk than if we were to manufacture our product candidates ourselves. We intend to have manufactured a sufficient clinical supply of EOM613 and EOM147 drug substance to enable us to complete our clinical trials, and we have engaged or intend to engage a CMO to provide clinical and commercial supplies of the drug products.

The facilities used to manufacture our product candidates must be inspected by the FDA and comparable foreign authorities. While we provide oversight of manufacturing activities, we do not and will not control the execution of manufacturing activities by, and are or will be essentially dependent on, our CMOs for compliance with cGMP requirements for the manufacture of our product candidates. As a result, we are subject to the risk that our product candidates may have manufacturing defects that we have limited ability to prevent. If a CMO cannot successfully manufacture material that conforms to our specifications and the regulatory requirements, we will not be able to secure or maintain regulatory approval for the use of our product candidates in clinical trials, or for commercial distribution of our product candidates, if approved. In addition, we have limited control over the ability of our CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval or finds deficiencies in the future, we may need to find alternative manufacturing facilities, which would delay our development program and significantly impact our ability to develop, obtain regulatory approval for or commercialize our product candidates, if approved. In addition, any failure to achieve and maintain compliance with these laws, regulations and standards could subject us to the risk that we may have to suspend the manufacture of our product candidates or that obtained approvals could be revoked. Furthermore, CMOs may breach existing agreements they have with us because of factors beyond our control. They may also terminate or refuse to renew their agreement at a time that is costly or otherwise inconvenient for us. If we were unable to find an adequate CMO or another acceptable solution in time, our clinical trials could be delayed, or our commercial activities could be harmed.

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We rely on and will continue to rely on CMOs to purchase from third-party suppliers the raw materials necessary to produce our product candidates. We do not and will not have control over the process or timing of the acquisition of these raw materials by our CMOs. Supplies of raw material could be interrupted from time to time and we cannot be certain that alternative supplies could be obtained within a reasonable timeframe, at an acceptable cost, or at all. In addition, a disruption in the supply of raw materials could delay the commercial launch of our product candidates, if approved, or result in a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates. Growth in the costs and expenses of raw materials may also impair our ability to cost effectively manufacture our product candidates. There are a limited number of suppliers for the raw materials that we may use to manufacture our product candidates and we may need to assess alternative suppliers to prevent a possible disruption of the manufacture of our product candidates.

Finding new CMOs or third-party suppliers involves additional cost and requires our management’s time and focus. In addition, there is typically a transition period when a new CMO commences work. Although we generally have not, and do not intend to, begin a clinical trial unless we believe we have on hand, or will be able to obtain, a sufficient supply of our product candidates to complete the clinical trial, any significant delay in the supply of our product candidates or the raw materials needed to produce our product candidates, could considerably delay conducting our clinical trials and potential regulatory approval of our product candidates.

As part of their manufacture of our product candidates, our CMOs and third-party suppliers are expected to comply with and respect the proprietary rights of others. If a CMO or third-party supplier fails to acquire the proper licenses or otherwise infringes the proprietary rights of others in the course of providing services to us, we may have to find alternative CMOs or third-party suppliers or defend against claims of infringement, either of which would significantly impact our ability to develop, obtain regulatory approval for or commercialize our product candidates, if approved.

We intend to rely on third parties to conduct, supervise and monitor our clinical trials. If those third parties do not successfully carry out their contractual duties, or if they perform in an unsatisfactory manner, it may harm our business.

We rely, and will continue to rely, on CROs, CRO-contracted vendors and clinical trial sites to ensure the proper and timely conduct of our clinical trials. Our reliance on CROs for clinical development activities limits our control over these activities, but we remain responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards.

We and our CROs will be required to comply with the Good Laboratory Practice (“GLP”) requirements for our preclinical studies and GCP requirements for our clinical trials, which are regulations and guidelines enforced by the FDA and are also required by comparable foreign regulatory authorities. Regulatory authorities enforce GCP requirements through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. In addition, our clinical trials must be conducted with product produced under cGMP requirements. Accordingly, if our CROs fail to comply with these requirements, we may be required to repeat clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and we do not control whether or not they devote sufficient time and resources to our clinical trials. Our CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities, which could harm our competitive position. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

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If our relationship with any CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or adding additional CROs involves substantial cost and requires management’s time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have an adverse impact on our business, financial condition and prospects.

●	the number and type of our collaborations could adversely affect our attractiveness to future collaborators or acquirers; and

●	the loss of, or a disruption in our relationship with, any one or more collaborators could harm our business.

If any collaborations do not result in the successful development and commercialization of products or if one of our collaborators terminates its agreement with us, we may not receive any future research and development funding or milestone or royalty payments under such collaborations. If we do not receive the funding we expect under these agreements, our continued development of our product candidates could be delayed, and we may need additional resources to develop additional product candidates. All of the risks relating to product development, regulatory approval and commercialization described in this prospectus also apply to the activities of any collaborators and there can be no assurance that our collaborations will produce positive results or successful products on a timely basis or at all.

In addition, subject to its contractual obligations to us, if one of our collaborators is involved in a business combination or otherwise changes its business priorities, the collaborator might deemphasize or terminate the development or commercialization of our product candidates. If a collaborator terminates its agreement with us, we may find it more difficult to attract new collaborators and the perception of our business and our stock price could be adversely affected.

We may in the future collaborate with additional pharmaceutical and biotechnology companies for development and potential commercialization of therapeutic products. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market or continue to develop our programs, and our business may be materially and adversely affected.

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Risks Related to Healthcare Laws and Other Legal Compliance Matters

Current and future healthcare legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates, if approved, and may affect the prices we may set.

In the United States and other jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively the “ACA”) was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers. Among the provisions of the ACA, those of greatest importance to the pharmaceutical and biotechnology industries include the following:

●	an annual, non-deductible fee payable by any entity that manufactures or imports certain branded prescription drugs and biologic agents (other than those designated as orphan drugs), which is apportioned among these entities according to their market share in certain government healthcare programs;

●	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	new requirements to report certain financial arrangements with physicians and teaching hospitals, including reporting “transfers of value” made or distributed to prescribers and other healthcare providers and reporting investment interests held by physicians and their immediate family members;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

●	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and biologics that are inhaled, infused, instilled, implanted, or injected;

●	extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

●	expansion of eligibility criteria for Medicaid programs thereby potentially increasing a manufacturer’s Medicaid rebate liability;

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

●	establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending;

●	expansion of the entities eligible for discounts under the Public Health Service program; and

●	a licensure framework for follow on biologic products.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, the Budget Control Act of 2011, resulted in aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional action is taken by Congress. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Additionally, the orphan drug tax credit was reduced as part of a broader tax reform. These new laws or any other similar laws introduced in the future may result in additional reductions in Medicare and other health care funding, which could negatively affect our customers and accordingly, our financial operations.

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In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been Congressional inquiries and proposed federal and state legislation designed to bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Individual states in the United States have also become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates or put pressure on our product pricing.

In markets outside of the United States, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. We cannot predict the likelihood, nature, or extent of government regulation that may arise from future legislation or administrative action in the United States or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations, and customers, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. Such laws include:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving, or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order, or recommendation of, any good, facility, item, or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The U.S. federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand;

●	the U.S. federal false claims and civil monetary penalties laws, including the civil False Claims Act (the “FCA”) which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. A claim includes “any request or demand” for money or property presented to the federal government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims;

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●	the U.S. federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, which impose, among other things, specified requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and healthcare providers as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

●	the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

●	the U.S. federal legislation commonly referred to as the Physician Payments Sunshine Act, enacted as part of the ACA, and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics, and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the government information related to certain payments and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members; and

●	analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales, and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities, including our consulting agreements and other relationships with physicians and other healthcare providers, some of whom receive stock or stock options as compensation for their services, could be subject to challenge under one or more of such laws. Ensuring that our current and future internal operations and business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations.

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If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

Any clinical trial programs we conduct or research collaborations we enter into in the European Economic Area may subject us to the General Data Protection Regulation.

If we conduct clinical trial programs or enter into research collaborations in the European Economic Area, we may be subject to the General Data Protection regulation (“GDPR”). The GDPR applies extraterritorially and implements stringent operational requirements for processors and controllers of personal data, including, for example, high standards for obtaining consent from individuals to process their personal data, robust disclosures to individuals, a comprehensive individual data rights regime, data export restrictions governing transfers of data from the European Union (the “EU”) to other jurisdictions, short timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to health data, other special categories of personal data and coded data and additional obligations if we contract third-party processors in connection with the processing of personal data. The GDPR provides that EU member states may establish their own laws and regulations limiting the processing of personal data, including genetic, biometric or health data, which could limit our ability to use and share personal data or could cause our costs to increase. If our or our partners’ or service providers’ privacy or data security measures fail to comply with the GDPR requirements, we may be subject to litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data and/or fines of up to 20 million Euros or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, as well as compensation claims by affected individuals, negative publicity, reputational harm and a potential loss of business and goodwill.

We are subject to environmental, health and safety laws and regulations, and we may become exposed to liability and substantial expenses in connection with environmental compliance or remediation activities.

Our operations, including our development, testing and manufacturing activities, are subject to numerous environmental, health and safety laws and regulations. These laws and regulations govern, among other things, the controlled use, handling, release and disposal of and the maintenance of a registry for, hazardous materials and biological materials, such as chemical solvents, human cells, carcinogenic compounds, mutagenic compounds and compounds that have a toxic effect on reproduction, laboratory procedures and exposure to blood-borne pathogens. If we fail to comply with such laws and regulations, we could be subject to fines or other sanctions.

As with other companies engaged in activities similar to ours, we face a risk of environmental liability inherent in our current and historical activities, including liability relating to releases of or exposure to hazardous or biological materials. Environmental, health and safety laws and regulations are becoming more stringent. We may be required to incur substantial expenses in connection with future environmental compliance or remediation activities, in which case, the production efforts of our third-party manufacturers or our development efforts may be interrupted or delayed.

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Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our technology, products, and product candidates or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We do not currently own any patents and our technology is largely based on expired patents. If we are unable to obtain and maintain patent protection for our product candidates we may develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products we may develop may be adversely affected.

We intend to rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our drug development programs and product candidates. Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to EOM613 and EOM147 and any future products and product candidates. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our development programs and product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

If the patent applications we own or license with respect to our development programs and product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for EOM613 and EOM147 or any future product candidates, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize future product candidates. Any such outcome could have a materially adverse effect on our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our patent rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. However, in certain instances, the laws of the United States are more restrictive than those of foreign countries. For example, a recent series of Supreme Court Cases has narrowed the types of subject matter considered eligible for patenting.

Accordingly, certain diagnostic methods are considered ineligible for patenting in the U.S. because they are directed to a “law of nature”. Further, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology, products, or product candidates, in whole or in part, or patents being issued which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in patent claims being narrowed, invalidated, held unenforceable, in whole or in part, or reduced patent term. Such a result could limit our ability to stop others from using or commercializing similar or identical technologies and products to ours. Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. While various extensions may be available, the life of a patent is limited. Without patent protection for our current or future products, we may be open to competition from generic versions of such products. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from using or commercializing technologies or products similar or identical to ours.

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We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights, or we may need to become involved in lawsuits to protect or enforce our patents, which could be costly, time consuming, delay or prevent the development and commercialization of our products and product candidates or put our patents and other proprietary rights at risk.

Our commercial success depends, in part, upon our ability to develop, manufacture, market and sell our products and product candidates without alleged or actual infringement, misappropriation or other violation of the patents and proprietary rights of third parties. Litigation relating to infringement or misappropriation of patent and other intellectual property rights in the pharmaceutical and biotechnology industries is common, including patent infringement lawsuits, interferences, oppositions, reexamination, derivation and post-grant proceedings before the U.S. Patent and Trademark Office (“USPTO”), and corresponding foreign patent offices. The various markets in which we plan to operate are subject to frequent and extensive litigation regarding patents and other intellectual property rights. In addition, many companies in intellectual property-dependent industries, including the biotechnology and pharmaceutical industries, have employed intellectual property litigation as a means to gain an advantage over their competitors. Numerous U.S., European and other foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing products and product candidates. Some claimants may have substantially greater resources than we do and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our products and product candidates may be subject to claims of infringement of the intellectual property rights of third parties.

We may be subject to third-party claims including infringement, interference or derivation proceedings, post-grant review and inter parties review before the USPTO or similar adversarial proceedings or litigation in other jurisdictions. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, and the holders of any such patents may be able to block our ability to commercialize the applicable product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. These proceedings may also result in our patent claims being invalidated, held unenforceable or narrowed in scope. Similarly, if our patents or patent applications are challenged during interference or derivation proceedings, a court may hold that a third-party is entitled to certain patent ownership rights instead of us. Further, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our compositions, formulations, methods of manufacture, or methods of treatment, prevention or use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable products and product candidates unless we obtained a license or until such patents expire or are finally determined to be invalid or unenforceable. In addition, defending such claims would cause us to incur substantial expenses and, if successful, could cause us to pay substantial damages, if we are found to be infringing a third party’s patent rights. If we are found to have infringed such rights willfully, the damages may be enhanced and may include attorneys’ fees. Further, if a patent infringement suit is brought against us or our third-party service providers, our development, manufacturing or sales activities relating to the product or product candidate that is the subject of the suit may be delayed or terminated. As a result of patent infringement claims, or in order to avoid potential infringement claims, we may choose to seek, or be required to seek, a license from the third party, which may require us to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if a license can be obtained on acceptable terms, the rights may be nonexclusive, which could give our competitors access to the same intellectual property rights. If we are unable to enter into a license on acceptable terms, we could be prevented from commercializing one or more of our products and product candidates, forced to modify such products and product candidates, or to cease some aspect of our business operations, which could harm our business significantly. Modifying our products and product candidates to design around third-party intellectual property rights may result in significant cost or delay to us and could prove to be technically infeasible. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. In addition, if the breadth or strength of protection provided the patents and patent applications we own, or will own in the future, or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future products and product candidates.

If we were to initiate legal proceedings against a third party to enforce a patent covering one of our products and product candidates, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States and in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of eligibility, lack of written description, lack of novelty, obviousness or non-enablement. Third parties might allege unenforceability of our patents because someone connected with prosecution of the patent withheld relevant information, or made a misleading statement, during patent prosecution. The outcome of proceedings involving assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of patents, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products and product candidates. Furthermore, our patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights.

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Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors view these announcements in a negative light, the price of common stock could be adversely affected.

Finally, even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors view these announcements in a negative light, the price of our common stock could be adversely affected. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop, manufacture and market our products and product candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States, Europe and elsewhere that is relevant to or necessary for the commercialization of our products and product candidates in any jurisdiction. For example, in the United States, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States, Europe and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our future products and product candidates, or their manufacture or use may currently be unpublished. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our products and product candidates or the use thereof. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products and product candidates. We may incorrectly determine that our products and product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States, Europe or elsewhere that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our products and product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products and product candidates.

From time to time we may identify patents or applications in the same general area as our products and product candidates. We may determine these third-party patents are irrelevant to our business based on various factors including our interpretation of the scope of the patent claims and our interpretation of when those patents expire. If the patents are asserted against us, however, a court may disagree with our determinations. Further, while we may determine that the scope of claims that will issue from a patent application does not present a risk, it is difficult to accurately predict the scope of claims that will issue from a patent application, our determination may be incorrect, and the issuing patent may be asserted against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay monetary damages, we may be temporarily or permanently prohibited from commercializing our products and product candidates. We might, if possible, also be forced to redesign our products and product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

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Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products and product candidates.

As is the case with other biopharmaceutical and pharmaceutical companies, our success is entirely dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical and pharmaceutical industries involve both technological complexity and legal complexity. Therefore, obtaining and enforcing biopharmaceutical and pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the America Invents Act, or the AIA, which was passed in September 2011, resulted in significant changes to the U.S. patent system.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent before the USPTO. This applies to all of our U.S. patents, even those effectively filed before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.

Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and in-licensed patent applications and the enforcement or defense of our owned and in-licensed patents.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Similarly, the complexity and uncertainty of European patent laws has also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for our business.

Obtaining and maintaining protection of patents that we may obtain in the future depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO, European Patent Office (“EPO”) and other foreign patent offices over the lifetime of a patent. In addition, the USPTO, EPO and other foreign patent office’s require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such noncompliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our products and product candidates or if we or our licensors otherwise allow our owned or licensed patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position and could impair our ability to successfully commercialize our products and product candidates in any indication for which they are approved.

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We enjoy only limited geographical protection with respect to certain patents that we may obtain in the future and we may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents covering our products and product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use our owned and in-licensed technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors have patent protection, but enforcement is not as strong as that in the United States or the Europe. These products may compete with our products and product candidates, and patents that we may obtain in the future or in-licensed patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, we may decide to abandon national and regional patent applications before grant. The grant proceeding of each national or regional patent is an independent proceeding which may lead to situations in which applications might in some jurisdictions be refused by the relevant patent offices, while granted by others. For example, unlike other countries, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug. Furthermore, generic drug manufacturers or other competitors may challenge the scope, validity or enforceability of our future owned and in-licensed patents, requiring us or our licensors to engage in complex, lengthy and costly litigation or other proceedings. Generic drug manufacturers may develop, seek approval for and launch generic versions of our products. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and Europe, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all of our expected significant foreign markets. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition from others in those jurisdictions.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired.

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If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of marketing exclusivity for our products, our business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including generic medications. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from using or commercializing technologies or products similar or identical to ours.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, we may be able to extend the term of a patent covering each product candidate under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments and similar legislation in the EU. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent that is applicable to and covers an approved drug may be extended. Similar provisions are available in Europe, such as supplementary protection certificates, and in certain other non-United States jurisdictions to extend the term of a patent that covers an approved drug. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of a patent term extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially.

Further, under certain circumstances, the term of a patent covering our products may be extended for time spent during the pendency of the corresponding patent application in the USPTO (referred to as Patent Term Adjustment, or PTA). The laws and regulations underlying how the USPTO calculates the PTA is subject to change and any such PTA granted by the USPTO could be challenged by a third-party. If we do not prevail under such a challenge, the PTA may be reduced or eliminated, resulting in a shorter patent term, which may negatively impact our ability to exclude competitors.

Because PTA added to the term of patents covering pharmaceutical products has particular value, our business may be adversely affected if the PTA is successfully challenged by a third party and our ability to exclude competitors is reduced or eliminated.

Intellectual property rights do not address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

●	others may be able to make products that are similar to EOM613 and EOM147 or our future products or product candidates but that are not covered by the claims of the patents that we own or license from others;

●	others may independently develop similar or alternative technologies or otherwise circumvent any of our technologies without infringing our intellectual property rights;

●	we or any of our collaborators might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license;

●	we or any of our collaborators might not have been the first to file patent applications covering certain technologies we or they own or have obtained a license, or will own or obtain a license;

●	issued patents that we own may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

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●	our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	ownership and inventorship of our patents or patent applications may be challenged by third parties; and

●	patents of third parties, or pending or future applications of third parties, if issued, may have an adverse effect on our business.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that our trade secrets will be misappropriated or disclosed, and confidentiality agreements with employees and third parties may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets or confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets or confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. Because we expect to rely on third parties to manufacture EOM 613 and EOM147 and any future products and product candidates, and we expect to collaborate with third parties on the development of EOM613 and EOM147 and any future products and product candidates, we must, at times, share trade secrets with them. We also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements. However, trade secrets or confidential know-how can be difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, collaborators, contractors and advisors to enter into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with us prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. However, current or former employees, consultants, collaborators, contractors and advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. The need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

In addition, these agreements typically restrict the ability of our employees, consultants, collaborators, contractors and advisors to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our unregistered trademarks or trade names. Over the long term, if we are unable to successfully register our trademarks and trade names and establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.

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We may need to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights that are important or necessary for the development or commercialization of EOM613 and EOM147 or our future products or product candidates. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize EOM613 and EOM147 or our products or product candidates, in which case we would be required to obtain a license from these third parties. Such a license may not be available on commercially reasonable terms, or at all, which could materially harm our business. At this time, we are unaware of any intellectual property that interferes with ours or is complementary and needed to commercialize EOM613 and EOM147.

We may be subject to claims that our employees, consultants, collaborators contractors or advisors have wrongfully used or disclosed confidential information of their former employers or other third parties.

We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. Although we seek to protect our ownership of intellectual property rights by ensuring that our agreements with our employees, consultants, collaborators, contractors, advisors and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us, we may be subject to claims that we or our employees, consultants, collaborators, contractors and advisors have inadvertently or otherwise used or disclosed confidential information of their former employers or other third parties. We may also be subject to claims that the former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees.

Our proprietary information may be lost, or we may suffer security breaches.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, clinical trial data, proprietary business information, personal data and personally identifiable information of our clinical trial subjects and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Although, to our knowledge, we have not experienced any such material security breach to date, any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, significant regulatory penalties, disrupt our operations, damage our reputation and cause a loss of confidence in us and our ability to conduct clinical trials, which could adversely affect our reputation and delay our clinical development of our product candidates.

Risks Related to Our Employees, Managing Our Growth and Our Operations

Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.

We are highly dependent on the development, regulatory, commercialization and business development expertise of our senior management team, as well as the other principal members of our scientific and clinical teams. Although we have employment agreements, offer letters or consulting agreements with our executive officers, these agreements do not prevent them from terminating their services at any time.

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If we lose one or more of our executive officers or key employees, our ability to implement our business strategy successfully could be seriously harmed. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop product candidates, gain regulatory approval, and commercialize new products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be engaged by entities other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain highly qualified personnel, our ability to develop and commercialize product candidates will be limited.

We expect to expand our development, regulatory, and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development, regulatory affairs, sales and marketing and financial and systems operations. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities or acquire new facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We may engage in acquisitions that could disrupt our business, cause dilution to our stockholders or reduce our financial resources.

In the future, we may enter into transactions to acquire other businesses, products or technologies. If we do identify suitable candidates, we may not be able to make such acquisitions on favorable terms, or at all. Any acquisitions we make may not strengthen our competitive position, and these transactions may be viewed negatively by customers or investors. We may decide to incur debt in connection with an acquisition or issue our common stock or other equity securities to the stockholders of the acquired company, which would reduce the percentage ownership of our existing stockholders. We could incur losses resulting from undiscovered liabilities of the acquired business that are not covered by the indemnification we may obtain from the seller. In addition, we may not be able to successfully integrate the acquired personnel, technologies and operations into our existing business in an effective, timely and nondisruptive manner. Acquisitions may also divert management attention from day-to-day responsibilities, increase our expenses and reduce our cash available for operations and other uses. We cannot predict the number, timing or size of future acquisitions or the effect that any such transactions might have on our operating results.

Our business and operations would suffer in the event of system failures.

Our computer systems, as well as those of our CROs and other contractors and consultants, are vulnerable to damage from computer viruses, unauthorized access including ransomware attacks, natural disasters (including hurricanes), terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs. For example, the loss of preclinical or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of EOM613 and/or EOM147 or any other product candidate could be delayed.

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We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. The size and complexity of our information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. Maintaining the secrecy of this confidential, proprietary, or trade secret information is important to our competitive business position. While we will take steps to protect such information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could enable others to produce competing products, use our proprietary technology or information, or adversely affect our business or financial condition. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations or cash flow.

Risks Related to this Offering and Our Common Stock

Following this offering, our directors, executive officers and certain stockholders (a number of which are affiliates of our Founder and Chief Operating Officer) will continue to own a significant percentage of our common stock and, if they choose to act together, will be able to exert significant control over matters subject to stockholder approval.

Upon the closing of this offering, our Chairman and Chief Operating Officer, the Goldberger family and entities affiliated with them will beneficially own approximately _______% of the voting power of our outstanding common stock, or approximately ______% if the underwriters exercise their over-allotment option from us in full. As a result, they will have absolute control over the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our certificate of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals. These individuals also have significant control over our business, policies and affairs as officers and directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

Because we are a startup and a smaller reporting company, the market price of our common stock will likely be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

Because we a startup with a limited track record, the market price of our common stock will likely be highly volatile. The market price of our common stock may be subject to wide fluctuations in response to a variety of factors, including the following:

●	any delay in the commencement, enrollment and ultimate completion of our clinical trials;

●	any delay in submitting an NDA and any adverse development or perceived adverse development with respect to the FDA’s review of that NDA;

●	failure to successfully develop and commercialize EOM613 and EOM147 or any future product candidate;

●	inability to obtain additional funding;

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●	regulatory or legal developments in the United States and other countries applicable to EOM613 and EOM147 or any other product candidate;

●	adverse regulatory decisions;

●	changes in the structure of healthcare payment systems;

●	introduction of new products, services or technologies by our competitors;

●	failure to meet or exceed financial projections we provide to the public;

●	failure to meet or exceed the estimates and projections of the investment community;

●	changes in the market valuations of companies similar to ours;

●	market conditions in the pharmaceutical and biotechnology sectors, and the issuance of new or changed securities analysts’ reports or recommendations;

●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;

●	significant lawsuits, including patent or stockholder litigation, and disputes or other developments relating to our proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	additions or departures of key scientific or management personnel;

●	sales of our common stock by us or our stockholders in the future;

●	trading volume of our common stock;

●	general economic, industry and market conditions;

●	health epidemics and outbreaks, including the COVID-19 pandemic, which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals could be delayed or prevented; and

●	the other factors described in this “Risk Factors” section.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These price fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our common stock, regardless of our actual operating performance. The market price of our common stock may decline below the public offering price, and you may lose some or all of your investment. In particular, stock markets have experienced extreme volatility in 2020 and 2021 due to the ongoing COVID-19 pandemic, among other factors, and investor concerns and uncertainty related to the impact of the pandemic on the economies of countries worldwide.

Our management has broad discretion in using the net proceeds from this offering.

We have stated, in only a general manner, how we intend to use the net proceeds from this offering. See “Use of Proceeds.” We cannot, with any assurance, be more specific at this time. We will have broad discretion in the timing of the expenditures and application of proceeds received in this offering. If we fail to apply the net proceeds effectively, we may not be successful in bringing our proposed products to market. You will not have the opportunity to evaluate all of the economic, financial or other information upon which we may base our decisions to use the net proceeds from this offering.

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We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against companies following a decline in the market price of their securities. This risk is especially relevant for us because biotechnology companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts may publish about us or our business. We do not have any control over these analysts. If our financial performance fails, or our drug development program and clinical trial results do not meet analyst expectations or one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock would be your sole source of gain on an investment in our common stock for the foreseeable future. See “Dividend Policy” for additional information.

If you purchase shares of our common stock in this offering, you will incur immediate dilution in the book value of your shares.

The public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share of our common stock. Therefore, if you purchase our common stock in this offering, you will pay a price per share of our common stock that substantially exceeds the book value of our net tangible assets after subtracting our liabilities. Based on the assumed public offering price of $____________ per share, you will experience immediate dilution of $__________ per share, representing the difference between our net tangible book value per share, after giving effect to this offering, and the public offering price. Further, the future exercise of any outstanding options and/or warrants to purchase shares of our common stock will cause you to experience additional dilution. See “Dilution.”

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a newly public company, we will incur significant legal, accounting and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002 (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our Board of Directors. In addition, these rules and regulations are often subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pursuant to Section 404 of SOX (“Section 404”), we will be required to furnish a report by our senior management on our internal control over financial reporting in our next annual filing.

While we remain a smaller reporting company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. During our 2021 and 2020 audit examinations, our independent auditors identified material weaknesses in our internal controls principally due to the lack of segregation of duties for cash management. To mitigate this, we have hired an additional financial manager and engaged in various safeguards with our banks to insure cash management checks and balances. To prepare for eventual compliance with Section 404, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

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Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board of Directors. Our corporate governance documents include provisions:

●	authorizing “blank check” preferred stock, which could be issued by our Board of Directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of Board of Directors and stockholder meetings; and

●	providing our Board of Directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which generally prevents stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our lack of operating history;

●	fluctuations in the trading price of our common stock;

●	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital following this offering;

●	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

●	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;

●	our, or that of our third-party manufacturers, ability to manufacture cGMP quantities of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

●	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

●	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

●	our dependence on third-parties to manufacture our product candidates;

●	our reliance on third-party CROs to conduct our clinical trials;

●	our ability to maintain or protect the validity of our intellectual property;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements;

●	our ability to adequately support organizational and business growth; and

●	the continued spread of COVID-19 and the resulting global pandemic and its impact on our preclinical studies and clinical studies.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

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You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $________ million (or $______ million if the underwriters exercise their option to purchase additional shares in full), based on an assumed public offering price of $________ per share.

We currently expect to use the net proceeds from this offering for product development activities, including pre-clinical and regulatory research and development for our product candidates and future proposed clinical trials, and to repay approximately $687,500 (25%) of the principal on the outstanding convertible promissory note issued to one of our stockholders in the aggregate amount of approximately $2,751,000 which we have used for R&D drug development, our Brazilian clinical trial and general working capital. The convertible promissory note bears interest at a rate of 5% per annum and matures on November 24, 2023. We anticipate that the combined cost of preclinical animal studies and clinical trials for both drug candidates in the U.S and ex-U.S will be approximately $18-$21 million including regulatory and manufacturing costs. We anticipate using approximately $1 million to complete pre-clinical animal studies for EOM147. No proceeds are anticipated to be used for EOM613 pre-clinical animal studies. We also anticipate using approximately $8.5 million and $6.5 million respectively, to conduct U.S clinical trials for EOM613 and EOM147. In addition, we anticipate conducting additional ex-U.S. clinical trials for EOM147 which we estimate will cost $4.5 million. No proceeds from this offering will be used for ex U.S clinical trials for EOM613.

However, there can be no assurance that these costs will not increase due to macro-economic forces and trial delays outside of our control. The remainder of the net proceeds will be used for working capital and other general corporate purposes, including the associated costs of operating as a public company.

Based on our current projections, we believe the net proceeds of this offering will fund our operations for at least 12 months from the date of this prospectus.

We may also use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, although we currently have no understandings, agreements or commitments to do so.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including the results of our pre-clinical studies and planned clinical trials, our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

The net proceeds from this offering, together with our cash and marketable securities, will not be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise additional capital to complete the development and commercialization of our product candidates. We estimate that we will need no less than $25 million of additional funding to obtain regulatory approval and achieve commercialization for our current product candidates. We can provide no assurance that we will be able to raise such funds on terms that are commercially acceptable to us, if at all.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board of Directors deems relevant, and subject to the restrictions contained in any future financing instruments.

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CAPITALIZATION

The following table sets forth our cash and our capitalization as of March 31, 2022:

●	on an actual basis; and

●	on an as adjusted basis, giving effect to our issuance and sale of __________ shares of our common stock in this offering based on an assumed public offering price of $_______ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included elsewhere in this prospectus. You should read the following table together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. On December 1, 2021, we completed the acquisition of EOM Pharmaceuticals, Inc. The transaction was accounted for as a reverse merger, with EOM Pharmaceuticals, Inc. deemed to be the accounting acquirer and ImmunoCellular Therapeutics Ltd. deemed to be the legal acquirer. Accordingly, this table reflects the historical financial data of EOM Pharmaceuticals, Inc.

	As of March, 31
	2022
	Actual	As Adjusted
Cash	$933,148

Non-Current Liabilities	2,775,664

Shareholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding actual; no shares issued and outstanding as adjusted as of March 31, 2022	-		-
Common stock, $0.0001 par value, 500,000,000 authorized, 113,270,751 issued and outstanding actual; shares issued and outstanding as adjusted as of March 31, 2022	11,327
Additional paid-in capital	4,974,842
Accumulated deficit	(7,387,302)
Total Shareholders’ Equity (Deficit)	(2,401,133)
Total Capitalization	$374,531	$

Except as otherwise indicated herein, all information in this prospectus assumes:

●	a 1-for-__ reverse stock split of our common stock; and

●	no exercise of the outstanding options or warrants described above.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Dilution results from the fact that the public offering price per share is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding shares of common stock. We calculate net tangible book value per share by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

Our historical net tangible book value as of March 31, 2022 was $(2,126,868), or $(0.02) per share of our common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents our historical net tangible book value deficit divided by the 113,270,751 shares of our common stock outstanding as of March 31, 2022.

After giving effect to the receipt of the estimated net proceeds from our sale of shares of common stock in this offering, based on an assumed public offering price of $___________ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2022 would have been approximately $________, or $_____ per share. This represents an immediate increase in net tangible book value per share of $_______ to existing stockholders and an immediate decrease in net tangible book value per share of $______ to you. The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share
Historical net tangible book value deficit per share as of March 31, 2022
Increase in net tangible book value per share attributable to this offering
As adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing common stock in this offering

If the underwriters’ over-allotment option is exercised in full, our as adjusted net tangible book value per share after this offering would be $_______ and dilution per share to new investors purchasing common stock in this offering would be $_______.

The table above is based on 113,270,751 shares of our common stock outstanding as of March 31, 2022 and does not include as of such date:

● 4,418,998 shares of common stock issuable upon exercise of warrants, at an exercise price of $0.60 per share; and

● 4,585,665 shares of common stock issuable upon the conversion, at the option of the Holder of our Convertible Promissory Note, at an exercise price of $0.60 per share.

●	a 1-for-__ reverse stock split of our common stock; and

●	no exercise of the outstanding options or warrants described above.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with “Prospectus Summary—Summary Financial Information,” “Selected Financial Information” and the financial statements and the related notes thereto included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” This discussion and analysis are based upon the historical financial statements of EOM Pharmaceuticals, Inc, included in this prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. On December 1, 2021, we completed the acquisition of EOM Pharmaceuticals, Inc. The transaction was accounted for as a reverse merger, with EOM Pharmaceuticals, Inc. deemed to be the accounting acquirer and ImmunoCellular Therapeutics Ltd. deemed to be the legal acquirer. All references to share and per share amounts of our common stock listed in this prospectus have been adjusted to give effect to the Reverse Stock Split.

Overview

We are a clinical stage pharmaceutical company that is focused on developing drugs with the potential to transform therapeutic paradigms and improve quality of life in patients suffering from debilitating and sometimes deadly diseases. We were founded with a specific vision to pursue innovative approaches to solving the problems of some of today’s urgent and medical needs. Our development efforts are focused on therapeutics with novel mechanisms of action that have shown promise in diseases with high need such as the hyperimmune response in severe COVID-19 patients, cancer cachexia for which no products have been approved in the U.S., rheumatoid arthritis, and inflammatory conditions of the retina characterized by a breakdown of the blood-retinal barrier. Our pipeline includes our lead compound EOM613, an investigational novel “dynamically dual-acting” immunomodulator. EOM613 is a peptide nucleic-acid solution with both anti-inflammatory and pro-inflammatory broad spectrum cytokine effects. Human cell culture studies demonstrate that EOM613 can suppress or stimulate monocytes and macrophages depending on the activation state and environment of those key immune cells resulting in either further activation or suppression.

Our lead clinical asset EOM613, is a broad spectrum immunomodulator investigational product, believed to have both anti-inflammatory and pro-inflammatory effects on cytokines and chemokines. In cell culture studies, EOM613 modulates a number of clinically important cytokines and chemokines, including IL-2, IL-6, IL-10, IL-12 MCP-1, TNF-alpha and interferon-gamma. This drug product is currently being evaluated in a multicenter, open-label Phase ½a clinical trial in Brazil to treat hospitalized COVID-19 patients who have the deleterious “cytokine storm”- related hyperimmune response to viral infection. Our Brazilian clinical trial is currently generating important information on cytokines and the effect of EOM613 treatment on the levels of these cytokines and the relevance to clinical effects. This information will increase the present information on EOM613’s mechanism of action and the relevance to various therapeutic areas. Additional studies are being planned to assess the drug product’s potential to improve the quality of life for persons with debilitating and potentially fatal diseases such as rheumatoid arthritis, and cachexia associated with advanced AIDS and cancers. These are all clinical conditions with enormous market potential. An immunomodulator drug candidate such as EOM613 also has potential in the treatment of a number of autoimmune disorders, where the immune system of certain individuals is dysregulated and aberrant.

Our second clinical stage asset, EOM147, is a new formulation of topical Squalamine Lactate solution eye drops. It is a novel therapeutic product which could provide a non-invasive therapy to improve vision outcomes beyond that achieved with current standard of care, or without requiring multiple intraocular injections directly into the eye for a variety of retinal disorders.

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We intend to conduct trials with a newly formulated and enhanced formulation of Squalamine Lactate eye drops for the treatment of wet-AMD as well for diabetic retinopathies and retinal vein occlusions. EOM147 is an improved, enhanced formulation designed to provide greater Squalamine concentrations as well as enhanced ocular retention and retinal retention uptake from front-of-the eye application as an eye drop for a potentially safer application. The new formulation utilizes FDA-approved additives to enhance absorption, through the use of our proprietary in-house technology. The new eye drop formulations will be subjected to preclinical evaluations for ocular uptake and safety and toxicology studies in order to corroborate their tolerability displayed by the prior formulations of squalamine lactate, based on the data from a prior Phase 2 clinical trial in wet-AMD which demonstrated a positive and clinically meaningful treatment effect of a 0.2% w/v Squalamine solution combination therapy in classic containing choroidal neovascularization (classic CNV) as well as those with occult neovascularization (occult CNV) less than 10mm2. Additional proof-of concept investigator-initiated trials were also previously completed with the 0.2% w/v Squalamine drug product for other serious retinal disorders that lead to blindness, such as in proliferative diabetic retinopathy and in retinal vein occlusions with visual acuity benefits seen consistent with inhibition of retinal neovascularization. Once the safety of the novel formulations has been established in these preclinical animal studies, we expect to be able to proceed with our ophthalmological clinical trials.

On December 14, 2021, we entered into a Squalamine Lactate Route Selection, Development and Demonstration Agreement with Eurofins CDMO Alphora, Inc., a Canadian based Contract Research Organization to evaluate various synthetic routes to access Squalamine Lactate for purposes of further research and development of the Company’s EOM147 drug compound. The agreement is structured under a Phase 1 and Phase 2 work plan spanning over a ten-month period. The estimated aggregate cost under the agreement is approximately $1.3 million. In addition, on April 18, 2022, we entered into an agreement with Charles River Laboratories Montreal, LLC to conduct a comprehensive multi-animal toxicity study to assess the impact of our new squalamine formulation on intraocular eyedrop administration. The study is not expected to commence until the fourth quarter of 2022 or first quarter of 2023 depending on Charles River’s scheduling availability. The total cost of the study approximates $1.3 million. Our financial obligation will not commence until the study begins.

Merger with ImmunoCellular Therapeutics Ltd

Effective on December 1, 2021, we consummated the business combination (“Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated December 1, 2021, by and among EOM, ImmunoCellular Therapeutics Ltd., a Delaware corporation (“ImmunoCellular”), ImmunoCellular MergerSub Inc., a Delaware corporation and wholly-owned direct subsidiary of ImmunoCellular (“Merger Sub”), pursuant to which Merger Sub was merged with and into EOM, with EOM surviving the Merger. As a result of the Merger, EOM became a wholly-owned subsidiary of ImmunoCellular. Pursuant to the merger agreement, EOM shareholders exchanged all of their EOM common stock for newly issued shares of ImmunoCellular common and Series C convertible preferred stock. Post-merger, ImmunoCellular’s then current equity holders own approximately 3.5% and the former EOM equity holders own approximately 96.5% percent of ImmunoCellular’s common stock, calculated on a fully diluted basis.

COVID-19 Outbreak

On January 30, 2020, the World Health Organization announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. The global COVID-19 pandemic has had, and may continue to have, a material impact on our business. Towards the end of the fourth quarter 2021 and continuing into the first quarter 2022, we experienced and continue to experience, an impact to our business in connection with our ongoing EOM613 clinical trial in Brazil. Due to ongoing numerous clinical studies in Brazil for various therapeutic treatments as well as the lack of available patients eligible for screening in accordance with the terms of our agreed upon trial protocol, we have experienced a delay in enrollment in our clinical trial. A continued delay in patient enrollment will delay our ability to collect and analyze critical scientific data on our drug candidate which may impact our ability to raise additional capital and our overall ability to continue our operations and business plan. As otherwise discussed above, the full impact of the COVID-19 Outbreak continues to evolve as of the date hereof. If the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations including our ability to conduct future clinical drug trials for our drug candidates. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce.

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Components of Results of Operations for the Three-Months Ended March 31, 2022 and March 31, 2021

Operating expenses

Research and development expenses

Research and development costs are expensed as incurred. Our research and development expenses consisted primarily of direct costs associated with our COVID-19 Brazilian EOM613 clinical trial incurred by third party clinical research organizations, other medical institutions involved in ongoing trial activity as well as third party contract research organizations involved in further research and development efforts in the aggregate amount of $294,027 and $506,977, respectively for the three-month periods ended March 31, 2022 and 2021. We incurred $89,220 and $-0-, respectively of research and development costs associated with EOM147 through the three-month periods ended March 31, 2022 and 2021.

General and administrative expenses

General and administrative expense consists primarily of professional fees for legal and accounting services as well as other operating expenses.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred and relate primarily to costs associated with developing our corporate website, investor relations and presentations, traditional and social media, corporate branding and messaging, and strategic communications and business development plans.

Comparison of the Three-Month Periods Ended March 31, 2022 and 2021

The following table sets forth or statement of operations for the following periods:

	Three-Months Ended March 31,		Change
	(Unaudited) 2022	2021	Dollars	Percentage

Operating expenses:
Research and development	$383,247	$506,977	$(123,730)	(24)%
General and administrative	243,658	29,317	214,341	731%
Salaries and benefits	129,130	114,034	15,096	13%
Marketing & Advertising	39,565	356,600	(317,035)	(89)%
Total operating expenses	795,600	1,006,928	(211,328)	(21)%
Loss from operations	(795,600)	(1,006,928)	(211,328)	(21)%
Other income (expenses):
Interest income (expense), net	10,292	-	10,292	-%
Total other income (expense)	10,292	-	10,292	-%
Net loss	$(785,308)	$(1,006,928)	$(221,620)	(22)%

Operating expenses

Research and development expenses

For the three months ended March 31, 2022, we recorded $383,247 of research and development expenses compared to $506,977 for the comparative three-month period ended March 31, 2021. The decrease of $123,730 during the three-month period ended March 31, 2022 related principally to a decrease of $212,950 in drug development and clinical trial costs associated with EOM613’s clinical trial in Brazil during the three-month period ended March 31, 2022 as compared to the three-month period ended March 31, 2021, offset by an increase of $89,220 of research and development costs incurred during the three-month period ended March 31, 2022 attributable to our retinal drug EOM147.

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General and administrative expenses

For the three-month period ended March 31, 2022, we incurred $243,658 of general and administrative expenses compared to $29,317 for the three-month period ended March 31, 2021 for an increase of $214,341 over the comparative three-month period. The increase in general and administrative expense for the three-month period ended March 31, 2022 compared to the three-month period ended March 31, 2021 is principally attributable to an increase in professional fees including legal, accounting and investment banking costs in the amount of $145,925 as well as an increase in insurance costs of $53,145.

Salaries and Benefits

For the three-month periods ended March 31, 2022 and 2021 we incurred $129,130 and $114,034, respectively, of salary and benefits costs or an increase of $15,096 period over period. The increase during the three-month period ended March 31, 2022 was primarily attributable to an additional salaried management personnel starting in February 2021 versus three months of salary and benefit costs during the three-month period ended March 31, 2022.

Marketing and Advertising

Marketing and advertising costs for the three-month periods ended March 31, 2022 and 2021 amounted to $39,565 and $356,600, respectively, or a decrease of $317,035. The decrease during the three-month period ended March 31, 2022 as compared to the three-month period ended March 31, 2021 was entirely attributable to a reduction in advertising and marketing costs associated with our drug products including a reduction in corporate messaging and presentation materials.

Other income (expenses)

Interest income (expense), net

For the three-month period ended March 31, 2022, we recorded $10,292 of net interest income compared to $-0- for the comparative three-month period ended March 31, 2021. The increase of $10,292 in net interest income is comprised of $41,112 of interest income attributable to the amortization of debt premium on our Convertible Promissory Note and $19 of other interest income, offset by accrued interest of $30,839 on our Convertible Promissory Note.

Cash Flow Summary for the Three-Month Periods Ended March 31, 2022 and March 31, 2021

The following table shows a summary of our cash flows for each of the periods shown below:

	Three-Months Ended
	March 31, 2022	March 31, 2021

Net cash used in operating activities	$(553,418)	$(592,972)
Net cash provided by financing activities	—	500,000
Net increase (decrease) in cash	$(553,418)	$(92,972)

Operating activities

During the three-month period ended March 31, 2022, operating activities used $553,418 of cash, primarily resulting from a net loss of $785,308 decreased by an increase in prepaid expenses in the amount of $10,268, an increase of $262,734 in accounts payable and accrued expenses offset by $41,112 in debt premium on our Convertible Promissory Note.

During the three-month period ended March 31, 2021, operating activities used $592,972 of cash, primarily resulting from a net loss of $1,006,928, decreased by an increase of $413,956 in accounts payable and accrued expenses.

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Investing activities

During the three-month periods ended March 31, 2022 and March 31, 2021, there were no investing activities.

Financing activities

During the three-month period ended March 31, 2022 no funds were provided by financing activities while during the three-month period ended March 31, 2021, $500,000 of funds were provided in connection with the related party Bridge Note facility.

Commitments and Contingencies

See Notes 8 and 9 respectively, Commitments and Contingencies, of the notes to our unaudited interim condensed consolidated financial statements for the three-month periods ended March 31, 2022 and 2021 and our audited consolidated financial statements as of and for the year ended December 31, 2021, and for the period from March 27, 2020 (Inception) through December 31, 2020 included elsewhere for further discussion of our contractual obligations.

Results of operations for the year ended December 31, 2021 and the period from March 27, 2020 (Inception) through December 31, 2020

The following table sets forth our statements of operations data for the following periods:

			Change
	Year Ended December 31, 2021	Period from March 27, 2020 (Inception) To December 31, 2020	Dollars	Percentage

Operating expenses:
Research and development	$1,301,437	$696,718	$604,719	87%
General and administrative	308,433	107,968	200,465	186%
Salaries and benefits	449,567	174,306	275,261	158%
Marketing & Advertising	554,025	474,000	80,025	17%
Total operating expenses	2,613,462	1,452,992	1,160,470	80%
Loss from operations	(2,613,462)	(1,452,992)	1,160,470	80%

Other (income) expenses:
Interest expense, net	8,462	0	(8,462)	-%
Loss on debt extinguishment	2,527,078	0	(2,527,078)	-%
Total other (expense)	(2,535,540)	0	(2,535,540)	-%

Net loss	$(5,149,002)	$(1,452,992)	$3,696,010	254%

Operating expenses

Research and development expenses

For the year ended December 31, 2021, we recorded $1,301,437 of research and development expenses compared to $696,718 for the period from March 27, 2020 (Inception) through December 31, 2020. The increase of $604,719 related entirely to an increase in clinical trial and drug development expenses in connection with our EOM613 Phase 1/2a open-label clinical trial in Brazil including $465,685 of CRO costs associated with the commencement of the above clinical trial. No material drug development costs for EOM147 were incurred either during the year ended December 31, 2021, or for the period from March 27, 2020 (Inception) through December 31, 2020.

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General and administrative expenses

For the year ended December 31, 2021, we incurred $308,433 of general and administrative expenses compared to $107,968 for the period from March 27, 2020 (Inception) through December 31, 2020. The increase of $200,465 related to an increase in professional fees including legal, accounting and investment banking costs in the amount of $204,663, reduced by a decrease in other general and administrative costs of $14,542 increased by $10,344 in general and trial insurance expense.

Salaries and Benefits

For the year ended December 31, 2021, we incurred $449,567 of salaries and benefit expense compared to $174,306 for the period from March 27, 2020 (Inception) through December 31, 2020. The increase of $275,261 was entirely attributable to additional management personnel commencing in January 1, 2021 combined with a full year versus eight months of costs.

Marketing and Advertising

Marketing and advertising costs for the year ended December 31, 2021, and the period from March 27, 2020 (Inception) through December 21, 2020 were $554,025 and $474,000 respectively. The increase of $80,025 for the year ended December 31, 2021, as compared to the period from March 27, 2020 (Inception) through December 31, 2020 was attributable to additional marketing and corporate messaging services in advance of and during our COVID-19 Brazilian clinical trial.

Other (income) expenses

Interest expense, net

For the year ended December 31, 2021, we recorded $8,462 of net interest expense compared to $-0- for the period from March 27, 2020 (Inception) through December 31, 2020. The increase of $8,462, is net of $17,224 of interest income attributable to the amortization of debt premium on our November 24, 2021 Convertible Promissory Note and $13 of other interest income offset by an increase in accrued interest of $12,815 on our April 7, 2021, Bridge Note facility, and $12,884 of accrued interest on our Convertible Promissory Note.

Loss on Debt Extinguishment

For the year ended December 31, 2021 we recorded a loss of $2,527,078 on the extinguishment of our related party Bridge Note Facility compared to $-0- for the period from March 27, 2020 (Inception) through December 31, 2020.

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Liquidity and Capital Resources

We have generated no revenues, have incurred operating losses since inception, and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. We have an accumulated deficit of $7,387,302 as of March 31, 2022, and future losses are anticipated. These factors, among others, raise substantial doubt as to our ability to obtain additional debt or equity financing and our ability to continue as a going concern. Until such time as we are able to establish a revenue stream from the sale of our therapeutic products, we are dependent upon obtaining necessary equity and/or debt financing to continue operations. We cannot make any assurances that sales of our drug products will commence in the near term or that additional financings will be available to us and, if available, on acceptable terms or at all. To date, we have been funded entirely by the majority shareholder’s family. There can be no assurance that the majority shareholder’s family will continue to fund our operations on favorable terms or at all. Moreover, there can be no assurance that we will be able to secure the necessary debt or equity financings to continue our drug development and clinical trial plans at all or on terms acceptable to us. This could negatively impact our business and operations and could also lead to the reduction of our business and drug development operations. Consequently, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, there are material risks and uncertainties that raise substantial doubt about our ability to continue as a going concern within one year from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Reverse Recapitalization Merger With ImmunoCellular Therapeutics Ltd.

Effective on December 1, 2021, we consummated the business combination (“Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated December 1, 2021, by and among EOM, ImmunoCellular Therapeutics Ltd., a Delaware corporation (“ImmunoCellular”), ImmunoCellular Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of ImmunoCellular (“Merger Sub”), pursuant to which Merger Sub was merged with and into EOM, with EOM surviving the Merger. As a result of the Merger, EOM became a wholly-owned, direct subsidiary of ImmunoCellular. As a result of the Merger, ImmunoCellular intends to change its name to EOM Pharmaceuticals Holdings, Inc.

Pursuant to the merger agreement, EOM shareholders exchanged all of their EOM common stock for newly issued shares of ImmunoCellular common and Series C convertible preferred stock. Post-merger, ImmunoCellular’s then current equity holders own approximately 3.5% and the former EOM equity holders own approximately 96.5% percent of ImmunoCellular’s common stock, calculated on a fully diluted basis.

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Pursuant to the terms of the Merger Agreement, we issued a Convertible Promissory Note (the “Note”) dated November 24, 2021 in the amount of up to $5.0 million to a related party principal stockholder. Under the terms of Note, the related party stockholder advanced $1 million to the Company immediately prior to closing and committed to provide additional funding up to an additional $2.5 million over the two-year term of the Note. The Note has an interest rate of 5% and is payable semi-annually without prepayment penalty. Under the terms of the Note, the related party agreed to transfer the amount due under the Bridge Note Facility of $1,501,399 to the principal of the Note with the Bridge Note Facility becoming null and void. At Merger closing, the then-principal amount due under the Note amounted to $2,501,399 which included the unpaid principal amount of the Bridge Note Facility of $1,501,399 and the $1,000,000 advanced under the Note. The Note is convertible into common stock of the Company at any time at the option of the holder thereof at an initial price of $1.30 per share, the agreed upon pre-merger value of EOM. As a result of the merger, the conversion price was subsequently adjusted to $0.60, which equals the pre-close price of ImmunoCellular’s common stock as traded on the Pink Sheets of the OTC Markets. The number of shares the Convertible Promissory Note is exchangeable into was also adjusted to the pre-closing price of $0.60 per share for a total of 4,168,998 shares of common stock. The conversion price will be adjusted further in the event of stock splits, stock dividends and other similar transactions.

The Note also provides us the right, but not the obligation, to prepay up to 25% of the principal amount of the outstanding balance in the event we receive gross proceeds of no less than $10 million from the sale of common stock.

Cash Flow Summary for the year ended December 31, 2021 and from March 27, 2020 (Inception) to December 31, 2020

The following table shows a summary of our cash flows for each of the periods shown below:

	Year Ending December 31, 2021	Period from March 27, 2020 (Inception) to December 31, 2020

Net cash used in operating activities	$(2,306,385)	$(1,237,021)
Net cash provided by financing activities	3,529,972	1,500,000
Net increase (decrease) in cash	$1,223,587	$262,979

Operating activities

During the year ended December 31, 2021, operating activities used $2,306,385 of cash, primarily resulting from a net loss of $5,149,002 decreased by an increase in prepaid expenses in the amount of $13,372, an increase in loss on debt extinguishment of $2,527,078, an increase of $319,391 in accounts payable and accrued expenses offset by an increase in amortization of debt premium of $17,224 on our Convertible Promissory Note.

During the period from March 27, 2020 (Inception) to December 31, 2020, operating activities used $1,237,021 of cash, primarily resulting from a net loss of $1,452,992, decreased by a non-cash charge of $78,843 from the issuance of Founders stock in exchange for intellectual property, and an increase of $137,128 in accounts payable and accrued expenses.

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Investing activities

During the year ended December 31, 2021, and for the period from March 27, 2020 (Inception) to December 31, 2020 there were no investing activities.

Financing activities

During the year ended December 31, 2021, financing activities provided $3,529,972 of cash, principally from $1,501,399 of funds borrowed under the April 7, 2021 Bridge Note facility, $1,000,000 of funds borrowed under the November 24, 2021 related party Convertible Promissory Note, 1,024,848 of cash, net of transaction costs in connection with our Merger with EOM Pharmaceuticals Inc. on December 1, 2021, and $3,725 from the payment of previously issued Founders shares.

During the period from March 27, 2020 (Inception) through December 31, 2020, financing activities provided $1,500,000 of cash solely from the issuance of Founder’s shares.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of expenses during the reporting period. In accordance with GAAP, we the evaluate our estimates and judgments on an ongoing basis. The most significant estimates relate to the valuation allowance of deferred tax assets resulting from net operating losses as well as the determination of the fair value and debt premium on our Convertible Promissory Note. We base our estimates and assumptions on current facts, historical experiences, and various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We define our critical accounting policies as those accounting principles that require it to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 1 to our audited consolidated financial statements, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments.

Research and Development Expenses

Research and development costs include costs incurred for external research and development activities to develop drug candidates and are expensed as incurred in the accompanying statement of operations. Research and development costs consist of, when applicable, external laboratory supplies and facility costs, as well as fees paid to third party entities that conduct certain research and development activities on our behalf.

We record accrued liabilities for incurred cost of research and development activities conducted by service providers, which include activities under agreements with various Contract Research Organizations for preclinical and clinical studies and contract manufacturing activities. We record the costs of research and development activities based upon the number of services provided and includes these costs in accrued and other current liabilities in the accompanying balance sheet and within research and development expense in the accompanying interim condensed statement of operations.

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Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, stock options and restricted stock units are considered to be potentially dilutive securities. Because we have reported a net loss for the three-month periods ended March 31, 2022 and March 31, 2021 as well as for the year ended December 31, 2021, and for the period from March 27, 2020 (Inception) through December 31, 2020, diluted net loss per common share is the same as basic net loss per common share for these periods.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective is not expected to have a material impact on our financial position or results of operations upon adoption.

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize the liabilities related all leases, including operating leases, with a term greater than 12 months on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. This guidance will be effective for public companies for annual and interim periods beginning after December 15, 2018. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2021, early adoption is permitted. We adopted Topic 842 effective January 1, 2022. As we had no lease obligations as of December 31, 2021 there was no impact on our consolidated financial statements or financial statement disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance is intended to improve consistent application and simplify the accounting for income taxes. This ASU removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance. This standard is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual reporting periods, with early adoption permitted. We have adopted ASU No. 2019-12 for the calendar year ended December 31, 2021, with such adoption having no material impact on our consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. We adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on our consolidated financial statements.

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BUSINESS

Summary

We are a clinical-stage pharmaceutical company focused on the development of therapeutics and delivery technologies for the treatment of inflammatory conditions and ocular disease. Our development pipeline consists of multiple programs and clinical indications at various stages of development.

Our lead clinical asset is EOM613 solution, a broad spectrum immunomodulator investigational product, and, based on past clinical data, is believed to have both anti-inflammatory and pro-inflammatory effects on cytokines and chemokines. In cell culture studies, EOM613 modulates a number of clinically important cytokines and chemokines, including IL-2, IL-6, IL-10, IL-12 MCP-1, TNF-alpha and interferon-gamma. This drug product is currently being evaluated in a multicenter, open-label Phase 1/2a clinical trial in Brazil to treat hospitalized COVID-19 patients who have the deleterious “cytokine storm”- related hyperimmune response to viral infection. Additional subsequent studies are being planned to assess the drug product’s potential to improve the quality of life for persons with debilitating and potentially fatal diseases such as rheumatoid arthritis, and cachexia associated with advanced AIDS and cancers. We believe that these are clinical conditions with enormous market potential. An immunomodulator drug candidate such as EOM613 also has potential in the treatment of a number of autoimmune disorders, where the immune system of certain individuals is dysregulated and aberrant.

Our second clinical stage asset, EOM147, a new formulation of topical Squalamine Lactate solution eye drops. It is a novel therapeutic product which could provide a non-invasive therapy to improve vision outcomes beyond that achieved with current standard of care, or without requiring multiple intraocular injections directly into the eye for a variety of retinal disorders.

We intend to conduct trials in 2023 with newly enhanced formulation of Squalamine Lactate eye drops for the treatment of wet-AMD as well for diabetic retinopathies and retinal vein occlusions. EOM147 is an improved, enhanced formulation; designed to provide greater squalamine concentrations as well as enhanced ocular retention and retinal retention uptake from front-of-the eye application as an eye drop. The new formulation utilizes FDA-approved additives to enhance absorption, through the use of our proprietary in-house technology. The new eye drop formulations will be subjected to preclinical evaluations for ocular uptake and safety and toxicology studies in order to corroborate their tolerability displayed by the prior formulations of squalamine lactate based on the data from a Phase 2 clinical trial in wet-AMD which demonstrated a positive and clinically meaningful treatment effect of a 0.2% w/v Squalamine solution combination therapy in classic containing choroidal neovascularization (classic CNV) as well as those with occult neovascularization (occult CNV) less than 10mm2. Additional proof-of concept investigator-initiated trials were also previously completed with the 0.2% w/v squalamine drug product for other serious retinal disorders that lead to blindness, such as in proliferative diabetic retinopathy and in retinal vein occlusions with visual acuity benefits seen consistent with inhibition of retinal neovascularization. Once the safety of the novel formulations has been established in these preclinical animal studies, we expect to be able to proceed with our ophthalmological clinical trials

We envision conducting future Phase II trials with a new formulation of EOM147 in wet AMD in India, and in macular edema secondary to diabetic retinopathies in India and Mexico, together with trials in retinal vein occlusions and in proliferative diabetic retinopathy in the US. We further intend to conduct future Phase II trials with a new formulation of EOM147 in wet AMD in India, and in macular edema secondary to diabetic retinopathies in India and Mexico, together with trials in retinal vein occlusions and in proliferative diabetic retinopathy in the US.

Product Pipeline

EOM613 Solution for Injection

We acquired EOM613 from Neubase Therapeutics, the successor company to OHR Pharmaceutical, Inc., which had previously developed the drug product (under the name OHR/AVR118 solution) for the treatment of AIDS and cancer cachexia. The rights to the EOM613 INDs 62994 and 69518 and related data related to the drug product were transferred by Neubase Pharmaceuticals to Dr. Shalom Hirschman, one of our co-founders, on May 22, 2020. He transferred the rights over to us in exchange for Founder’s stock having a value of $78,843. No monetary exchanges occurred for these transactions. No unexpired patents or other intellectual property were transferred.

Cachexia is the wasting syndrome in advanced cancer and AIDS patients that leads to severe muscle wasting and debilitation. It is largely driven by release of deleterious pro-inflammatory biochemical molecules called cytokines and chemokines that are released within the body as a result of these clinical conditions.

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EOM613 is a peptide nucleic acid solution that is believed to have both pro- and anti-inflammatory effects on cytokines and chemokines. In human cell line culture studies, EOM613 has demonstrated a unique “dynamic dual action” by suppressing or stimulating monocytes or macrophages, based upon the specific activation state and specific bodily environment of those immune cells. It is hypothesized that this dynamic dual action may in fact overcome the key limitation of many approved immunomodulator drugs that only reduce the inflammatory state, without restoring a state of immune balance. Therefore, other classes of drugs such as corticosteroids suppress the immune system to such a degree that they can open the body up to secondary infections while suppressing inflammation. (S.Z. Hirchman, Advances in Bioscience and Biotechnology 5 (2014) 161-168).

EOM613 (previously known as Reticulose, Product R, OHR118 and AVR118), is an investigational, dynamically dual-acting immunomodulator. EOM613 is a peptide-nucleic acid (PNA) mixture containing two peptides and 13 nucleotides/nucleosides – a synthetic analog comprised of nucleobases arrayed along a pseudopeptide backbone. It combines the power of nucleic acids to encode information with the versatility of amino acids to encode structure and function. Specifically, peptide A has 31 amino acids, and peptide B has 21 amino acids with diadenine dinucleotide attached.

While the exact mechanism of action of EOM613 is not yet fully understood, it appears to have both pro- and anti-inflammatory effects depending on the activation state of immune cells, consistent with the meaning of dynamic dual action. As noted above, nucleic acid-based molecules are known to simultaneously mimic both a peptide and a nucleic acid. Further, studies have shown that modulation of the pathogenic T-cell response with antigen-specific peptide immunotherapy offers the potential to restore the immune homeostasis and prevent further tissue destruction. Studies of the effect of EOM613 on the immune response are consistent with these findings. The studies are reported from two separately published reports of a series of in vitro human cell culture studies by Lazzarino et al. and Hirschman. One of the studies by Lazzarino et al. (D.A. Lazzrino, et al., Cytokine, 2001, 14:234-239) showed that EOM613 enhanced the cytokines IL-8 and MCP-1 secretion by unstimulated adherent PBMCs, but in lipopolysaccharide (“LPS”) stimulated peripheral blood monocyte cells (PBMCs), it only slightly increased the cytokine MCP-1 production. Therefore, the action of EOM613 on cells of the immune system appears to be linked to both the cell type and its specific state of activation.

In another study by Hirschman, (SZ Hirschman, Adv. Biosc. Biotechnol., 5: 161-168) EOM613 stimulated a pro-inflammatory response of increased IL-6 secretion by U937 cells (a cell line of myeloid monocyte lineage) moderately activated with phorbol myristate acetate (PMA). However, after those cells were further activated by LPS, EOM613 produced an anti-inflammatory response by reducing IL-6 secretion.

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In activated U937 cell lines of a monocyte lineage, EOM613 induced an anti-inflammatory phenotype, as indicated by reduced phagocytosis and increased IL-10 chemokines including secretion. Other studies showed the ability of EOM613 to upregulate or downregulate various other cytokines and IL-6, Il-12, TNF-alpha and interferon gamma based on the immune cell type and/or its activation state.

This dual immunomodulatory action exhibited by EOM613 based on the specific activation status of the cells in the immune system may offer us distinct advantages over conventional immunomodulator drugs. Corticosteroid drugs, that are the usual mainstay today in the physician’s arsenal to suppress hyperimmune reactions in the body, suppress the immune system across the board in the entire body. They therefore produce serious side-effects and may open the patient to contracting serious secondary bacterial or fungal infections upon prolonged therapy. By virtue of its novel dual immune modulatory actions on both pro- and anti-inflammatory cytokines and chemokines, EOM613 does not have this propensity, and has been used clinically in the past, being well tolerated by patients.

We believe it has become increasingly clear that, while attenuating the inflammatory response is necessary in treating many disorders – and critical in patients suffering from cytokine storms associated with COVID-19 – maintaining a balance of pro- and anti-inflammatory action is also fundamentally important. Dynamically dual-acting immunomodulators such as EOM613 can have an anti-inflammatory effect specifically at the site of excessively overactive pro-inflammatory cytokines and chemokines, and a pro-inflammatory effect when needed to restore physiological balance or fight an infection. Given the involvement of hyperinflammatory states in many diseases and disorders (e.g., severe COVID-19, cancer- and AIDS-associated cachexia, rheumatoid arthritis and other autoimmune disorders, sepsis, and others), the potential use of dynamically dual-acting immunomodulators such as EOM613 could be broad indeed.

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Past Clinical Trials of EOM613

EOM613 has a development program supported by previous early clinical stage safety and efficacy data garnered in over 100 patients across multiple therapeutic indications associated with hyperimmune responses, including clinical trials in AIDS cachexia, cancer cachexia and rheumatoid arthritis. The table below provides an overview of previously concluded clinical trials with EOM613. In past clinical trials, the drug product has been well-tolerated by patients as a subcutaneous injection dosing. In the cancer cachexia trials, dosing extended to 52 consecutive daily doses of treatment.

DISEASE SOURCE	STUDY TYPE AND DESIGN		# OF PATIENTS		EFFICACY FINDINGS		SAFETY/TOLERABILITY FINDINGS
HIV/AIDS[1]	●	Phase 1/2, randomized, double-blind, placebo-controlled trial	●	43 (21 EOM613, 22 placebo)	●	CD4 lymphocyte counts increased vs baseline more in EOM613 group vs placebo group (p=0.013)	●	EOM613 injections generally well tolerated
	●	Conducted in Barbados			●	4 EOM613 patients (but no placebo patients) had significant viral load declines	●	Some patients reported transient mild pain at injection site
					●	Body weight increased vs baseline in EOM613 group (p=0.003) whereas placebo group had a mean weight loss (p=0.003 for group difference)	●	No toxic effects of EOM613 reported by patients or observed by physicians

Rheumatoid Arthritis (RA)[2]	●	Phase 2, open-label trial	●	27 patients who met American College of Rheumatology criteria for mild to moderately severe RA	After the 3 months of EOM613 therapy, all patients:		●	No major side effects observed or reported
	●	Patients given EOM613 I mL twice daily for 15 days, then once daily for 75 days			●	Responded with amelioration of symptoms	●	All patients considered tolerability as excellent
	●	Conducted in Argentina			●	Had a significant decreases in joint pain
					●	Had increased mobility of the joints
					●	Showed objective signs of decreased inflammation of affected joints
					●	Considered efficacy as excellent

Cancer Cachexia[3]	●	Phase 2, open-label trial	●	29 enrolled patients with advanced cancer and cachexia	●	Stabilization of weight, lean body mass and body fat	●	EOM613 was well tolerated with minimal side effects
	●	Conducted in Canada			●	Appetite increased (p=0.00) and total PG-SGA scores improved significantly (p=0.025)
					●	Enhanced quality of life and Karnofsky Performance Status

* In these and other past reports, EOM613 has had other names, including Product R, OHR118, AVR118, and OHR/AVR118.

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HIV-1 (AIDS) Trial in Barbados

This randomized, placebo-controlled trial was conducted by the company that originally developed the drug product, Advanced Viral Research Corporation at the University of West Indies School of Clinical Medicine and Research, Queen Elizabeth Hospital, Bridgetown, Barbados, between 2001-2002, with Dr. Paul N. Levett as the Principal Investigator. HIV-1 positive patients naïve to any prior retroviral treatments were randomized to receive EOM613 (then referred to as Product R). A total of 43 patients were enrolled; 21 received Product R and 22 received placebo solution subcutaneously injected. The dosage was two 1 mL solution injections daily on days 1-14, followed by 1 mL daily on days 22-28, days 36-42 and 50-56. The follow-up period lasted until Day 120. The results of the study indicated that mean CD4 lymphocyte counts increased in the drug product-treated group was significant higher (p= 0.013) than in the placebo-control group by the end of follow-up. Four of the drug-treated patients experienced declines in viral load of >0.5 log., while none of the placebo-treated patients did. At the end of the follow-up period, the Product R-treated patients experienced a mean weight gain (p= 003) while the placebo group experienced a mean weight loss. The number of deaths and opportunistic infections were lower in the drug-treated group as compared to placebo group (p=0.076). No drug-related toxic effects were reported, and the drug product was generally well-tolerated with some patients experiencing mild pain at the injection site. The study results were published in the medical literature – P.N. Levett et al., HIV Clin Trials, 2002, 3:272-278. The trial results were sufficient to advance the product candidate to a subsequent clinical trial for the indication being evaluated.

Rheumatoid Arthritis Exploratory Trial in Argentina

An open label pilot study in rheumatoid arthritis (RA) patients was conducted at a rheumatology clinic in Buenos Aires, Argentina, under the sponsorship of Advanced Viral Research Corporation in 1999-2000. A total of 27 patients, ranging in age from 29 to 50 years old, were recruited into the study, who had confirmed diagnosis of mild to moderate RA of less than two years’ duration and met the American College of Rheumatology criteria for that stage of the disease. Most patients had impaired mobility of joints in hands; three also had impaired joints in their feet. Patients were treated with a 90-day treatment protocol, being given a subcutaneous injection of Product R, 1 mL twice a day for the first 15 days, then 1 mL once a day for the subsequent 75 days. Patient self-assessment for spontaneous pain at baseline were 7 reporting no pain, 8 reporting mild pain and 12 reporting moderate pain. By day 30 the scoring was 11 reporting no pain, 12 reporting mild pain and 5 reporting moderate pain. On day 60, the scoring was 17 reporting no joint pain, 10 reporting mild pain and none reporting moderate pain. At study’s end on Day 90, the scoring was 23 patients reporting no pain, and 4 with mild pain, with none reporting moderate pain.

When pain caused by applied pressure on the affected joints was evaluated; likewise, there were improvements in pain scores as the treatment progressed. At baseline none reported mild pain, 15 reported moderate pain and 12 reported severe pain. At Day 30, 11 reported mild pain, 15 reported moderate pain and one severe pain. At day 60, the scoring was 15 reporting mild pan, 12 moderate pain and none severe pain. At the study end on day 90, the score was 25 patients exhibiting mild pain and 2 moderate pain, with none exhibiting severe pain. All patients also showed objective signs of decreased inflammation of the affected joints as manifested by joint tumefaction. Increased joint mobility was also evident upon treatment.

The drug product was well-tolerated, with only one patient reporting pain at the site of injection on day 90, which lasted two days and resolved by itself. The trial results were sufficient to advance the product candidate to a subsequent clinical trial for the indication being evaluated.

Phase II Cancer Cachexia Study

A Phase II open label study of EOM613 (then known as AVR/OHR118) in cancer-related anorexia-cachexia was conducted by Ohr Pharmaceuticals, Inc. under a Health Canada IND at the McGill University Center and the University of Ottawa Cancer Center, under the stewardship of Dr. Martin Chasen, who served as Principal Investigator. A total of 29 patients were enrolled in this trial (NCT01206335), of which 18 completed the trial. The trial’s purpose was to determine the safety and effects of OHR/AVR118 on appetite and symptoms of anorexia-cachexia I patients with advanced cancers. Primary outcome measures included Functional Status/Quality of Life as measured by the Simmonds Functional assessment, Appetite and satiation as measured by patient-generated subjective global assessment (PG-SGA) scoring, the Edmonton Symptom assessment scale (ESAS), Dyspepsia symptom severity index (DSSI), weight gain or stabilization and increase in lean body mass. Inclusion criteria incorporated patients aged 18 through 85, with a histologically confirmed solid tumor, lymphoma, leukemia or multiple myeloma, with symptoms of recurrent or metastatic cancer with anorexia and/or cachexia, a Karnofsky performance score of >40%, a palliative prognostic score of <6, and a patient expected to be able to remain on the protocol for at least 2 calendar months. Patients received a total of 4.0 mL of the drug product in two daily subcutaneous doses of 2 mL each. Patients received bimonthly evaluations during the initial 28-day treatment period (Phase A). Patients who benefited from and chose to could extend the treatment period to a second 28-day period (Phase B), for a total of a 56-day drug treatment. Of the 29 enrolled patients, 18 completed the protocol; 15 with Stage IV cancers and three with Stage III cancers. Of the completed patients, there were 15 male and 3 female patients, 11 >65 years old and 7 in the age group of 18-64. Of the 18 patients who completed the Phase 1 treatment period, 11 chose to extend treatment beyond the initial 28 days into the second 28-day treatment period. Eight of these 11 completed the Phase B treatment. A total of 7 patients remained on active chemotherapy during the trial and one patient continue radiation treatments.

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At Day 28, for the 18 patients completing the protocol, on the symptom severity assessment ESAS scale, appetite scores decreased from a mean of 7.2 at the baseline to a value of 5.8 (p<0.005). The cumulative PGSGA score decreased from a mean value of 10.9 at the baseline to a value of 7.7 (p = 0.025), indicating statistically significant symptom improvement Overall DSSI scores improved from a baseline value of 1.45 to 0.75 after 4 weeks. Mean total body weights remained stable over the treatment period, going from 68.7 kg to 67.1 (p =0.83), without a marked cachectic weight loss being seen; body fat likewise remained stable (29.8% at baseline versus 29.4 at Day 28, p=0.60). The BMI also remained stable, at 23.0 at baseline versus 23.4 at Day 28, p=0.12). These results suggest that weight stabilization and body composition stability is seen in the anorexic-cachectic cancer patients with drug treatment at 28 days. The Karnofsky performance status of the patients also remained stable, being 68.3 at baseline and 67.2 at Day 28 (p=0.75).

In the subgroup of patients who chose to continue the trial for the extension period of additional 28 days, the mean body weight was 75.21 kg at baseline, 73.90 kg at Day 28 (p relative to baseline = 0.816), and 73.75 kg at study end (p relative to baseline=0.79), once again suggesting weight stabilization in these cachectic cancer patients. In the subgroup of patients who completed the full 56 days of treatment in Phase A and B, the Mean PGSA score improved from a value of 10.5 at baseline to a score of 6.1 at Day 56 (p=0.05).

The study investigators concluded that the drug treatment in Stage III/Stage IV cachectic cancer patients resulted in stabilization of body weight, BMI, body fat and Karnofsky scores. No rapid decline over time was observed even in patients who continued to Phase B and completed the extended 56 days of treatment. Such stabilization was seen despite 8 of 18 patients still receiving chemotherapy or radiation treatment. Statistically significant improvement was seen in ESAS appetite and PG-SGA scores and stability was seen in the Simmonds Functional assessment scores.

The drug product was well-tolerated by patients, with only mild transient pain or discomfort at the injection site being reported.

The results of this study have been reported in the medical literature: (M Chasen, et al., J. Am. Med. Dir. Assoc., 2011, 12:62-67.) and M. Chasen, et al., J. Cachexia Sarcopenia Muscle, 2013, 4:335. The trial results were sufficient to advance the product candidate to a subsequent clinical trial for the indication being evaluated.

Current Clinical Trial in Brazil in Hospitalized COVID-19 Patients

We have contracted with a contracting manufacturing company, Pace Laboratories, to manufacture EOM613 for clinical trial use. An entirely scalable manufacturing process has been developed. The drug product’s manufacture is fully compliant with the FDA’s currently mandated good manufacturing practices (cGMP) regulations and meets all current and stringent specifications for a sterile injectable drug product. This product has now been advanced for use in our Phase 1/2a Brazilian clinical trial in COVID-19 patients. The current open-label trial for COVID-19 in Brazil for EOM613 meets the regulatory Phase 1/2a clinical trial requirements of the Comissao Nacional de Etica em Pesquisa and the Brazilian regulatory body ANVISA. However, additional, larger Phase 2 placebo-controlled trials will be required for the further clinical development of EOM613 in the United States.

We believe EOM613 is an appropriate therapeutic for the treatment of hospitalized COVID-19 patients. The major cause of mortality in COVID-19 patients is linked to the runaway and prolonged hyperimmune reaction that occurs in certain COVID-19 patients, caused by an indiscriminate release of damaging cytokines and chemokines within the body, leading to the irreversible damage and destruction of lung tissue. An immunomodulator drug product that can dampen this aberrant immune response, while not concomitantly opening up the patients to secondary bacterial or fungal infections by over-suppression of the body’s overall immune responses, would be valuable in this clinical indication.

In August 2021, we enrolled our first patient in a 40-patient Phase 1/2a clinical trial for seriously ill COVID-19 patients in Brazil. The clinical trial is currently in progress at five clinical sites across Brazil, and is approved by the Comissao Nacional de Etica em Pesquisa national body in Brazil that reviews and approves clinical trials. The clinical trial is still enrolling patients and is currently in progress; clinical data on the study results will be released when available.

There are two cohorts being studied in the clinical trial; COVID-19 confirmed patients who are admitted into an ICU setting with the need of mechanical assisted ventilation and less gravely ill patients who are in need of hospitalization and supplemental oxygen, but are being treated outside the ICU setting. The drug product safety and efficacy are being evaluated over a 28-day study period in these patients. Additional details of this Brazilian clinical trial may be found on the ClinicalTrials.gov site:

https://clinicaltrials.gov/ct2/show/NCT05212532?term=EOM+Pharmaceuticals&cond=COVID-19&draw=2&rank=1

Initial results obtained on blood samples of the COVID-19 patients enrolled in the study and drawn at specific time-points after study initiation appear to validate the postulated mechanism of action of the drug as being able to modulate the action of various clinically relevant cytokines and chemokines in the patients, concomitant with their symptom resolution.

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Upon successful completion of this Phase 1/2a clinical trial in Brazil, it is projected that we would use the scientific data gathered from the trial to formulate a U.S. FDA approved clinical trial protocol for Cancer Cachexia and/or Rheumatoid Arthritis in the first quarter, 2023.

Cancer Cachexia Clinical Program

We intend to advance the clinical program to further evaluate the use of EOM613 in the treatment of cachexia in advanced cancer patients. Cancer cachexia, or the debilitating muscle wasting syndrome is prevalent in up to 50-80% of all cancer patients particularly those with solid tumors. (S. von Haehling and S.D. Anker, Prevalence, incidence and clinical impact of cancer cachexia; facts and numbers, Journal of Cachexia, Sarcopenia and Muscle, 2014, 5:261-263). There is currently no FDA- approved drug treatment for cancer cachexia, although the clinical need is very great. Initial promising results of the open label cancer cachexia trials conducted in the US and Canada have indicated promise in the use of daily subcutaneous injections of EOM613, which were well tolerated in patients.

We are initiating additional preclinical testing of the drug in recently established animal models of cancer cachexia as well as conduct ancillary animal tests including dose-ranging studies in order to establish optimal dosing of the drug product for the treatment of cancer cachexia. Various animal models of human cancer cachexia are now available, wherein an induced tumor in mice can cause weight loss and marked muscle wasting very similar to that seen in human cancer cachexia. An experimental drug’s effects on mitigating the symptoms of cancer cachexia in a dose-dependent fashion may therefore be studied using such animal models. The effects of the drug on the cytokine levels produced in the cachectic mice can also be followed in this animal model of cachexia through the disease course, providing additional insights on EOM613’s mechanisms of action. We are also initiating IND-enabling animal toxicology studies using subcutaneously administered EOM613 at different doses over a 56-day period in two animal species. Cancer cachexia requires a long-term ongoing treatment, as the FDA requires such long-term data in its IND review. Upon successful completion of these preclinical toxicity studies, projected to be completed by 4Q 2022, and if the animal model studies warrant, we intend to commence a placebo-controlled larger multi-center Phase 2 clinical trial in cancer cachexia patients in the USA under an IND.

Rheumatoid Arthritis Clinical Program

We intend to extend the use of EOM613 for the treatment of rheumatoid arthritis as well, based on the results of the pilot study in rheumatoid arthritis (RA) referenced above. We will seek to initially conduct a preliminary investigator-initiated trial with leading rheumatologists in patients who have failed other treatments such as with disease modifying agents such as methotrexate. On the basis of the results of such an investigator-sponsored trial, should the results warrant it, we would seek to initiate a Phase 2 placebo-controlled trial in a wider cohort of similarly afflicted patients. As with the cancer cachexia IND review mentioned above, the FDA will be looking for the longer-term animal toxicology data to be available in the IND, and the 56-day multidose toxicology data being generated in two species will serve the purpose for the RA clinical application as well. There are also established animal models of RA available at preclinical CROs, typically conducted in rats and in mice, and we are initiating those studies to support an IND in this therapeutic area. The collagen-induced arthritis (CIA) model is most frequently employed, together with a mouse knee arthritis model; these simulate the symptomology of human RA to a large degree. These animal models also allow for blood cytokine levels to be measured during the course of the study, allowing for correlations with cytokine levels typically also found in human RA disease, and studying any mitigation of symptoms provided by EOM613.

Competitive Landscape for EOM613

In the treatment of COVID-19, the main immunomodulator drugs that are being used experimentally to counteract the hyperimmune effects in patients consist of corticosteroids, Interleukin-6 inhibitors such as tocilizumab or sarilumab or Janus kinase (JAK) inhibitors such as baricitinib and tofacinitib.

For the treatment of rheumatoid arthritis, the mainstays of therapy remain the corticosteroid drugs, and for severe arthritis the use of string disease modifying drugs such as methotrexate. Among newer biologicals are monoclonal antibody drugs that are TNF-alpha antagonists, which target one specific cytokine that is responsible for the pathology of rheumatoid arthritis. TNF inhibitors include drugs such as Certolizumab (Cimzia), Adalimumab (Humira) and Infliimab (Remicade), and Interleukin-6 (IL-6) blockers, such as Tocilizumab (Actmera) or Sarilumab (Kevzara). Another antibody drug that targets the CD20 antigen is Rituximab (Rituxan). These are administered by intravenous infusion or bi-monthly injections; in comparison, EOM613 is given by subcutaneous injection, similar to an insulin shot self-administered by patients. Rheumatoid arthritis afflicts over 13 million persons in the United States alone, with over 200,000 new patients being diagnosed each year. (TM Hunter, et al., Prevalence of rheumatoid arthritis in the United States adult population in healthcare claims databases, Rheumatol. Int., 2017; 37:1551).

There are currently no FDA-approved treatments for the treatment or mitigation of cancer cachexia. Worldwide, there has been one approval for an anti-cachexia drug, the ghrelin receptor agonist, anamorelin (Adlumiz), which was approved in Japan in December 2020. Worldwide, cancer cachexia afflicts 50-80% of all cancer patients and remains a leading cause of mortality and extremely poor quality of life in patients with advanced cancers.

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SQUALAMINE LACTATE OPHTHALMIC SOLUTION

Squalamine Lactate Ophthalmic Solution

Squalamine lactate is a small molecule anti-angiogenic drug with a novel intracellular mechanism of action. The drug acts against the development of aberrant neovascularization by inhibiting multiple protein growth factors of angiogenesis, including vascular endothelial growth factor (“VEGF”), platelet-derived growth factor (“PDGF”) and basic fibroblast growth factor (“bFGF”). Recent clinical evidence has shown PDGF to be an additional target for the treatment of wet-AMD and bFGF levels have been shown to be elevated in retinal vein occlusion and wet-AMD patients.

Squalamine is a novel molecule in being able to modulate the action of all three of these growth factors of angiogenesis. Angiogenesis, the process of new leaky blood vessels forming within the retina, concomitant with the elevation of the aforementioned growth factors is the hallmark of various sight-compromising retinal diseases such as the wet form of age-related macular degeneration (wet-AMD), proliferative and non-proliferative diabetic retinopathy, retinal vein occlusions, including central retinal vein occlusion (CRVO) and branch retinal vein occlusion (BRVO), retinopathy of premature that affects “preemies”, and also other ocular non-retinal ocular conditions such as neovascular glaucoma and corneal neovascularization secondary to infections or inflammatory processes. The Squalamine eyedrop formulation has the potential for treating all these conditions.

Squalamine appears to have a novel and distinct anti-angiogenic effect in mammalian cells by binding to calmodulin in the cell membrane once it is taken up by the cell; since VEGF, PDGF and bFGF all rely on calmodulin in the cell for their actions. Once squalamine binds to calmodulin in activated endothelial cells, the complex of the two is chaperoned into the cell’s interior and away from the cell membrane. This in turn then prevents signal transduction downstream of all these growth factors involved in the neovascularization in retinal diseases, including VEGF, PDGF and bFGF, which all need calmodulin in the cell membrane to bind to (B. Connolly et al., Ophthalmol. Clin. North Am., 2006, 19: 381-391). No other molecule has been reported or known to produce such an effect on multiple growth factors of angiogenesis. The current conventional drugs that are approved to treat angiogenic retinal diseases are biological antibody drugs, largely targeted against VEGF.

Source: I. Taraporewala, et. al. A Novel Eye Drop Formulation of Squalamine for Exudative AMD: Evaluation of Ocular Distribution and Ocular Safety in Rabbits, et al., Investigative Ophthalmology & Visual Science, 2012, 53:457.

Squalamine lactate was formulated as a topical solution for ophthalmic indications and optimized the formulation for enhanced uptake into the back of the eye, and to potentially provide increased comfort in an elderly patient population. The Company intends to advance its clinical wet-AMD program, and also establish programs in diabetic retinopathy and retinal vein occlusions with its enhanced novel topical formulation. Unlike other combination therapy approaches being evaluated in clinical studies, Squalamine does not require direct injection into the eye, as do current treatments for sight-robbing retinal diseases.

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We believe that Squalamine used alone or in combination with an anti-VEGF agent may provide several potential advantages over other combination therapy approaches currently being investigated in clinical studies including:

●

Daily topical therapy compared to additional monthly intravitreal injections, similar to a daily eyedrop application for treatment of glaucoma.

Have great potential in treating sight-robbing retinal diseases in nations where the expensive intravitreal injections given directly into the eye and administered by highly trained retinal physicians, are not commonly available to the populace

●	Potential use in combination with as-needed (PRN) anti-VEGF injections or treat-and-extend regimens as well as a monthly/bi-monthly anti-VEGF injection regimens.

●	Adaptable for use in combination with future longer acting anti-VEGF agents.

●	Inhibition of multiple biochemical growth factor pathways of angiogenesis.

●	Cost efficiency of manufacturing a small molecule when compared to large molecule proteins and antibodies.

We will be conducting additional pharmacokinetic and toxicology studies to support the clinical development of the novel enhanced formulation of Squalamine Lactate, name EOM147 Topical Solution. This will involve the toxicological testing the new formulation in rabbit eyes over a period of 28 days or more, and pharmacokinetic studies measuring the uptake of the squalamine in the ocular tissues of rabbits, including retinal uptake, upon dosing over a 28-day period. These animal studies are to be outsourced, contracted to and conducted by an FDA-registered clinical research organization laboratory; planned for the first quarter in 2023 when GLP supplies of the novel formulations are available.

We have also contracted with a Contract Manufacturing Organization (CMO) Eurofins Alphora, to develop a new scalable industrial methodology for the scaled-up GMP production of Squalamine Lactate active pharmaceutical ingredient.

Ophthalmic Clinical Trials with Squalamine Lactate

Completed Phase 2 Trial in wet-AMD: the IMPACT Study

The IMPACT Study, a multicenter study conducted in the United States by OHR Pharmaceutical, Inc, which began enrolling patients in late 2012 and whose results were reported in 2015, was a multi-center, randomized, double masked, placebo-controlled Phase 2 study to evaluate the efficacy and safety of Squalamine combination therapy for the treatment of wet-AMD. The study enrolled treatment naïve wet-AMD patients at more than 20 clinical sites, who were randomly assigned to treatment with Squalamine lactate ophthalmic solution 0.2% (“Squalamine”), or placebo eye drops administered twice daily for a nine-month period, along with Lucentis® injections, as necessary, following an initial baseline Lucentis® injection. Full enrollment was completed in April 2014. In March 2015, OHR Pharmaceuticals Inc. completed the IMPACT Study and announced the topline results. The final data from the IMPACT Study was presented at multiple scientific conferences and forums in 2015 and 2016. In a prespecified analysis, data from the IMPACT study demonstrated that, in the intent-to-treat (ITT-LOCF) population with lesions containing classic choroidal neovascularization (“classic CNV”) (Squalamine combination treatment n=38, Lucentis® monotherapy n=32), 42% of the patients receiving Squalamine achieved a ≥3-line gain at nine months, as compared to 28% in the Lucentis® monotherapy group. In patients with classic CNV (ITT-LOCF), mean gains in visual acuity were +10.5 letters for the Squalamine combination arm and +5.4 letters with Lucentis® monotherapy, a clinically meaningful benefit of +5.1 letters. The positive effect on visual acuity in classic CNV was seen early in the course of treatment and continued to increase through the end of the study. Less of a visual acuity benefit was seen in the overall population (all AMD lesion types). The mean number of injections between the treatment arms, the primary endpoint of the study, was not meaningfully different.

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Further analyses were conducted to determine the patient population most likely to benefit from combination treatment. Patients with lesions containing classic CNV are a heterogeneous population and, within the enrollment criteria of our study, could have encompassed small classic lesions with no occult component as well as lesions up to 12 disc areas (~30mm2) in size made up almost entirely of occult CNV. These diverse lesions would both fall under the same category of “classic containing lesion” even though they would be expected to respond differently to treatment. Correlation analyses determined that the occult CNV size at baseline, regardless of whether there was a classic CNV component present, directly correlated with improved visual acuity outcomes in the Squalamine combination group (p=<0.0001), which was not seen in the Lucentis® monotherapy group. This suggests that the occult CNV size was a more important predictor of success for combination therapy than the presence of classic CNV, and a cutoff less than 10mm2 of occult size at baseline was determined to be the optimal size to include in future clinical studies. In those patients with occult CNV less than 10mm2 in area (n=94 of 128 completing the phase 2 study), 40% of those treated with Squalamine combination therapy achieved a gain of 3 or more lines of vision, compared with 26% of patients in the Lucentis® monotherapy arm, a 54% additional benefit. In addition, mean gains in visual acuity compared to baseline were +11.0 letters for the Squalamine combination arm and +5.7 letters with Lucentis® monotherapy, a clinically meaningful benefit of +5.3 letters (exploratory p-value, p=.033). Importantly, this group of patients represents a larger proportion of the subjects enrolled in the IMPACT study than the classic lesion containing group. The ITT data in patients with the classic variety of AMD lesions also showed a more pronounced separation between the Squalamine eyedrop treated group and the Lucentis monotherapy group for those patients who achieved a >4 and >5 line gain in vision. Of the patients who received the eye drop, 22% achieved a 4 line or better vision gain on the eye chart and 14% achieved 5 line or better vision gains as compared to 7% of patients with a 4 line or better gain and 7% with a 5 line or better gain for those in the Lucentis monotherapy arm. The results of the IMPAT trial showed that topically administered squalamine lactate drops led to improved visual function in patients with wet AMD compared to treatment with PRN Lucentis. The eye drops were very well tolerated by patients in the study.

AKO trial- Study 002

The Phase 3 program was conducted at 118 clinical sites in the US, between 2016-2018, in order to evaluate the efficacy and safety of Squalamine given in combination with Lucentis® for treatment in naive patients with wet-AMD. The comprehensive clinical program comprised of double-masked, placebo-controlled, multicenter, international study of Squalamine administered twice a day in patients with newly diagnosed wet AMD, in combination with monthly Lucentis® injections. The primary endpoint was to be a measurement of visual acuity gains at nine months, with patients followed to two years for safety. Patients received Squalamine or placebo eye drops twice a day and received Lucentis® during their monthly monitoring visits. This trial, conducted by OHR Pharmaceutical Inc., the former company that developed the drug product, failed to meet its primary endpoints of visual acuity gains. Eligibility criteria for the study eye included: newly diagnosed with wet-AMD and no previous treatment, occult type neovascularization, if present, measuring <10 mm squared as assessed by fluorescein angiography and visual acuity between 20/40 and 20/30. The key difference between this study design and the earlier IMPACT trial was that this MAKO trial incorporated a mandatory monthly rescue injection of Lucentis. A total of 237 subjects were randomized. Subjects were randomized 1:1 to receive topical Squalamine lactate ophthalmic solution, 0.2%, twice daily and monthly Lucentis intravitreal injections were also administered. Visual acuity was measured during the monthly study visits using the ETDRS eye chart. The primary designated endpoint was the visual acuity at 9 months, using a mixed effects model for repeated measures (MMRM) analysis. The study had been statistically powered for an enrollment of 600 patients but was terminated and analyzed at only a 237 patient total enrollment due to slow recruitment due to many competing wet AMD trials also being conducted at the time. The study also did not have a monotherapy arm in order to be able to demonstrate the efficacy of Squalamine eye drops in the absence of the intravitreal; injection of Lucentis. At the time the FDA had required a standard of care + experimental drug treatment regimen to be conducted rather than allow a monotherapy trial to be conducted; since that time other company trials have now been permitted with a monotherapy treatment arm for wet-AMD drug trials. Company trials have now been permitted with a monotherapy treatment arm for wet-AMD drug trials.

Trial in Proliferative Diabetic Retinopathy (“PDR”) - Study 003

Study 003 was an open-label monotherapy investigator sponsored trial (“IST”) evaluating Squalamine in five patients with PDR. Patients enrolled in the study, who were newly diagnosed with PDR and received no prior treatments for the condition received Squalamine for a six-month treatment period and were then followed for an additional two months. The endpoints included regression of neovascularization, anatomical measurements, visual acuity, and safety parameters. The principal investigator of Study 003 presented a case report from the first patient to complete the protocol at the 37th Annual Macula Society meeting. In this case report, the oral presentation discussed the case of the treatment naïve patient diagnosed with PDR. The data demonstrated that topical application of Squalamine in a monotherapy regimen, twice daily and then four times daily, was associated with regression of retinal neovascularization within a period of two months. The retinal neovascularization remained regressed throughout the six months of four times daily Squalamine therapy. One month after cessation of treatment, the abnormal blood vessels returned in this patient’s retina in the absence of Squalamine treatment, and continued to grow through the second month, the latest time point measured. The clinical investigator concluded that the regression of the vision threatening blood vessels while the patient was on topical Squalamine monotherapy treatment, coupled with the return and worsening of the neovascularization once Squalamine was withdrawn, supports further studies of a therapeutic treatment of PDR using Squalamine eye drops.

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Completed Trial in Branch and Central Retinal Vein Occlusion -Study 004

Study 004 was an IST evaluating Squalamine lactate ophthalmic solution, 0.2%, in 20 patients with branch and central retinal vein occlusion. All patients in the study received Squalamine for 10 weeks, with injections of Lucentis® at weeks two and six, and a data readout at week 10. At week 10, the patients entered into the extension phase and were randomized 1:1 to either continue or discontinue taking Squalamine through week 38 (“extension phase”). During the extension phase, the patients received Lucentis® injections on a PRN basis as determined by fluid-based OCT criteria. The principal investigator presented the 10-week data from the study. The data demonstrated that, at week 10 (1) the mean gain in visual acuity was 20.3 letters for all 20 patients using the combination therapy, (2) the mean visual acuity for all 20 patients at was 20/32, (3) the average central foveal thickness for all 20 patients was reduced to 270u, and (4) only one of 20 patients qualified for an injection of Lucentis®, indicating dryness of the retina and a 95% macular deturgescence (macular dryness) rate.

In July 2015, final data was presented demonstrating that at week 38, (1) the mean gain in visual acuity from baseline for patients randomized (at week 10) to treatment with Squalamine + Lucentis® PRN was +27.8 letters compared with +23.3 for patients randomized to treatment with Lucentis® plus PRN alone (control group), a clinically meaningful difference of +4.5 letters, (2) 80% of patients in the Squalamine + Lucentis® treated group had a gain in visual acuity, compared with 50% of patients treated with Lucentis® alone, and (3) none of the patients in the Squalamine + Lucentis® treated group lost any vision as compared to 50% of the patients receiving Lucentis® alone. After the initial combination therapy phase, the mean gain in visual acuity from week 10 to week 38 was +7.4 letters for patients who continued treatment with Squalamine + Lucentis® PRN compared with +3.1 letters in those receiving Lucentis® PRN alone. The study was published by the principal investigator in a medical journal publication (J.J. Wroblewski, et al., Ophthalmic Surg. Lasers Imaging Retina, 2016; 914-923).

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Clinical Trial Path Forward with EOM147

Once the animal toxicology studies and data are available for the ocular toxicity of the new enhanced formulation of Squalamine lactate, EOM147, and we can show that is well tolerated, by the second or third quarter of 2023, we intend to conduct initial Phase 2 clinical trials for safety/efficacy.

In wet-AMD we plan on initially conducting an ex-US trial in wet-AMD, in nations such as India or Mexico where the intravitreal injections of anti-VEGF biologicals are not commonly available or are priced way out of range of most patients with wet-AMD. We will plan a similar ex-US clinical trial in proliferative diabetic retinopathy as well.

For the treatment of the macular edema associated with proliferative diabetic retinopathy (PDR) we also intend to conduct a wider Phase 2 monotherapy clinical trial as an investigator sponsored trial (IST) in the United States, during the third quarter of 2023 based on the initial results obtained in this condition.

For the treatment of branch retinal vein occlusion (BRVO) and central retinal vein occlusion (CRVO), we will similarly plan to conduct a monotherapy trial with EOM147 trial in the US as an investigator- IST at a handful of clinical sites.

We also intend to look into the possibility of conducting a trial to treat the retinopathy of prematurity, a sight-robbing disorder in some premature infants under an IST. The use of eye drops to treat this condition is especially favorable since it is difficult and hazardous to give intravitreal injections directly into the eyes of neonates. This condition would also qualify as an “orphan” indication, based on the incidence of this disorder in the United States.

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Competition

Competition in the area of biomedical and pharmaceutical research and development is intense and significantly depends on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain regulatory approval for testing, manufacturing and marketing. Our competitors include major pharmaceutical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than ours. In addition, many biotechnology companies have formed collaborations with large, established companies to support research, development and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. We are aware of certain other products manufactured or under development by competitors that are used for the treatment of the health conditions that we have targeted for product development. We can provide no assurance that developments by others will not render our technology obsolete or noncompetitive, that we will be able to keep pace with new technological developments or that our technology will be able to supplant established products and methodologies in the therapeutic areas that are targeted by us. The foregoing factors could have a material adverse effect on our business, prospects, financial condition and results of operations. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants.

Competition within our sector is increasing, so we will encounter competition from existing firms that offer competitive solutions in ocular diseases. These competitive companies could develop products that are superior to, or have greater market acceptance, than the products being developed by us. We will have to compete against other biotechnology and pharmaceutical companies with greater market recognition and greater financial, marketing and other resources. In the cancer cachexia space, Acacia Pharmaceuticals has a drug candidate, APD209, currently under clinical evaluation. Endevica Bio (Formerly TCI Peptide Therapeutics) also has a drug candidate, TCMCB07, under clinical investigation in cancer cachexia. The multinational pharmaceutical company, Pfizer is developing a biological drug, a monoclonal antibody directed against the Growth Differentiation Factor protein, PF-06946860 as an anti-cachexia drug candidate. The drug anamorelin was approved for the treatment of cancer cachexia in Japan in December 2020. This ghrelin receptor agonist small molecule drug may receive regulatory approval and be marketed in the future in other nations.

In the rheumatoid arthritis treatment space, several companies have pipeline new drug candidates under development, such as Novartis (ACZ885 monoclonal antibody against IL-1 beta), Bristol Myers Squibb (deucravacitinib, JAK kinase inhibitor) Gilead Sciences (filgotinib small molecule drug), AbbVie (ABBV-154, anti-TNF-alpha biological drug), JAK-kinase inhibitor, Sorrento Therapeutics (Resiniferatoxin), Taisho Pharmaceuticals (TS-1520), Ablynx (ATN-103, anti-TNF-alpha monoclonal antibody). Most of the current focus in RA has been in the development of biologicals, mainly directed at one cytokine or the development of Janus Kinase inhibitors (JAK inhibitors).

Wet-AMD

The current FDA approved market leaders for the treatment of wet AMD are VEGF inhibitors, including Ramizibumab (Lucentis®), Aflibercept (Eylea®), Brolucizumab (Beovu®) and (off-label) Bevacizumab (Avastin®). In 2020, annual revenue (worldwide) was more than $3.5 billion for Lucentis®, despite significant off-label use of Avastin® (estimated to be 45-60% of the overall market). Eylea®, is approved for use in wet-AMD and other retinal indications and achieved 2020 revenues of approximately $8.36 billion. Beovu, which was approved by the FDA and introduced more recently, in 2019, achieved 2020 sales of $190 million. Lucentis® and Eylea® are administered via frequent intravitreal injections directly into the eye. We are developing Squalamine for use as a convenient to administer a non-invasive eyedrop as monotherapy and as well as in combination with Lucentis® and other anti-VEGF agents to improve visual function beyond that achieved with anti-VEGF therapy alone.

A competing eye drop formulation, also currently in clinical development is Panoptica’s investigational drug, PAN-90806, a once-daily suspension formulation eyedrop that targets VEGF. Topline results of a Phase1/2 dose-ranging clinical trial as a monotherapy over just 8 weeks’ treatment showed safety and suggested biological activity in 20 treatment-naïve patients newly diagnosed with wet AMD with PAN-90806. The Panoptica drug is a selective VEGF blocker, that inhibits the VEGF cell receptor’s tyrosine kinase activity. As a differentiator, EOM147 blocks all the three angiogenic growth factors known to be responsible for retinal angiogenesis, including VEGF, PDGF and bFGF. by blocking calmodulin-mediated cell signaling across the board, and therefore addresses all three of these biochemical targets in wet AMD treatment simultaneously with a single drug molecule.

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Diabetic Retinopathy

Diabetic retinopathies, which currently affect an estimated 200 million persons worldwide, are currently treated with laser treatments, steroid treatments injected into the eye, and when there is blood vessel growth and retinal bleeding or macular edema present, by intravitreal injections into the eye of the same anti-VEGF drug products that are currently available to treat wet-AMD. In terms of experimental drug products being evaluated, the Panoptica drug candidate, PAN-90806, being evaluated in wet-AMD is also being evaluated in a trial in diabetic macular edema (DME). Verseon has an oral drug candidate, VE-4840, targeting DME as well. This drug has an alternate biochemical mechanism of action, being a plasma kallikrein inhibitor. Ocuterra also has a topical eye drop of a small molecule integrin inhibitor drug under development for the treatment of macular edema related to diabetic retinopathy that is slated to commence a Phase I/II clinical trials in 2022.

Retinal Vein Occlusions

The macular edema in retinal vein occlusions (RVOs) is currently treated with intravitreal injections of anti-VEGF drugs directly into the eye or with the use of intravitreally injected steroids. In refractory cases, the BRVO sub-type is sometimes treated with laser photocoagulation treatment as well. This involves creating a localized area of scar tissue that may seal off a retinal tear or leaking blood vessels. The procedure does permanently scar the localized area of the area of the retina and is therefore not an ideal treatment. A non-invasive, non-injected therapy for the treatment of RVOs such as would therefore be ideal. In addition to EOM147, the Panoptica drug candidate PAN-90806 as eye drops is also slated for clinical trials in RVO. PAN-90806 acts via a very different mechanism of action from EOM147’s.

Intellectual Property

Our success depends, in part, on our ability to obtain, maintain, and enforce patents and other proprietary protections of our commercially important technologies and product candidates, to operate without infringing the proprietary rights of others, and to maintain trade secrets or other proprietary know-how, both in the U.S. and other countries. Our ability to stop third parties from making, using, selling, offering to sell or importing our products will depend on the extent to which we have rights under valid and enforceable patents or trade secrets that protect these activities. We seek to protect proprietary technology, inventions, and improvements that are commercially important to our business by seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties.

We do not currently own any patents. Our technology is largely based on expired patents. However, we expect to file for patent protection on a novel method of manufacture of the squalamine lactate drug substance to provide scalable industrial quantities of the material. In addition, patent applications may be made for the composition of novel ophthalmic formulations of squalamine lactate. For EOM613, new intellectual property may be obtained on the drug’s specific effects on cytokine receptor modulation and on the drug product’s use in additional clinical indications of interest.

On October 20, 2021, we filed a US and a provisional international PCT patent applications under the title: “EOM613 for Treatment of Covid-19.” The patent relates specifically to the use of EOM613 to treat SARS-CoV-2 infections. It does not cover the compound itself or the process of making it.

Material Agreements

Pace Analytical, Inc.

In May 2020, EOM entered into a Service and Quality Agreement with Bio Concept Laboratories, Inc. (“Pace”) now known as Pace Analytical Inc. pursuant to which Pace is to provide for a three-year term, research, drug development and laboratory consulting and scientific services. The agreement also calls for Pace to perform certain product testing and manufacturing processes necessary to develop and produce usable clinical trial samples. The total project cost for the various services to be provided amount to $803,225.

Communications and R&D Services Agreement

Effective September 4, 2020 as amended on December 1, 2020, EOM entered into a Communications Services Agreement (the Services Agreement) with GMJ Global LLC dba TogoRun, LLC (“TOGO”) a full-service healthcare consultancy company providing senior expertise in pharmaceutical clinical development, R&D planning, regulatory affairs, scientific communications and advisory board development, commercial strategy and execution, and corporate communications across all media.

Azidus Agreement

In March 2021, EOM entered into a Master Services Agreement with Azidus, a Brazilian based Contract Research Organization (the “Azidus Agreement”) to serve as our clinical trial operator in Brazil in connection with our EOM613 COVID-19 open label investigatory clinical trial. We have the right to terminate the Azidus Agreement for convenience or other reasons specified in the Azidus Agreement upon prior written notice with no termination fee. Effective July 19, 2021 the Azidus Master Service Agreement was amended to reflect additional clinical trial protocol procedures. The Azidus Agreement is estimated to cost approximately $1,092,000.

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Eurofins CDMO Alphora Inc. Agreement

On December 14, 2021, we entered into a Squalamine Lactate Route Selection, Development and Demonstration Agreement with Eurofins CDMO Alphora, Inc., a Canadian based Contract Research Organization to evaluate various synthetic routes to access Squalamine Lactate for purposes of further research and development of our EOM147 drug compound. The agreement is structured under a Phase 1 and Phase 2 work plan spanning over a ten-month period. The estimated aggregate cost under the agreement is approximately $1,300,000.

Charles River Laboratories Montreal LLC

On April 18, 2022, we entered into an agreement with Charles River Laboratories Montreal, LLC to conduct a comprehensive multi-animal toxicity study to assess the impact of our new Squalamine formulation on intraocular eyedrop administration. The study is not expected to commence until fourth quarter 2022 or first quarter 2023 depending on Charles River’s scheduling availability. The total cost of the study approximates $1.3 million. Our financial obligations will not commence until the study begins. Certain cancellation fees will apply depending on the timing of our cancellation notice and the delivery of the animals.

Government Regulation

Government authorities in the United States at the federal, state and local level, including the FDA, the FTC and the DEA, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, promotion, advertising, distribution, marketing and export and import of products such as those we market. For both currently marketed and future products, failure to comply with applicable regulatory requirements can, among other things, result in suspension of regulatory approval and possible civil and criminal sanctions. Regulations, enforcement positions, statutes and legal interpretations applicable to the pharmaceutical industry are constantly evolving and are not always clear. Significant changes in regulations, enforcement positions, statutes and legal interpretations could have a material adverse effect on our financial condition and results of operations.

Additionally, future healthcare legislation or other legislative proposals at the federal and state levels could bring about major changes in the affected health care systems, including statutory restrictions on the means that can be employed by brand and generic pharmaceutical companies to settle Paragraph IV patent litigations. We cannot predict the outcome of such initiatives, but such initiatives, if passed, could result in significant costs to us in terms of costs of compliance and penalties associated with failure to comply.

Pharmaceutical Regulation in the United States

In the United States, the FDA regulates drugs under the FDCA and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, Warning Letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug or a generic version of a previously approved drug, can be marketed in the United States.

The process required by the FDA before a new drug may be marketed in the United States generally involves:

●	Completion of preclinical laboratory and animal testing and formulation studies in compliance with the FDA’s current GLP regulations;

●	Submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin in the United States;

●	Approval by an IRB at each clinical site before each trial may be initiated;

●	Performance of adequate and well-controlled human clinical trials in accordance with the FDA to establish the safety and efficacy of the proposed drug product for each intended use;

●	Satisfactory completion of an FDA pre-approval inspection of the facility or facilities at which the product is manufactured to assess compliance with the FDA’s cGMP regulations to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

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●	Submission to the FDA of an NDA;

●	Satisfactory completion of a potential review by an FDA advisory committee, if applicable; and

●	FDA review and approval of the NDA.

Preclinical Studies

When developing a branded product and bringing it to market, the first step in proceeding to clinical studies is preclinical testing. Preclinical tests are intended to provide a laboratory or animal study evaluation of the product to determine its chemistry, formulation and stability. Toxicology studies are also performed to assess the potential safety of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLPs. The results of these studies are submitted to the FDA as part of an IND application along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND application is submitted.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it initiates at that institution. Information about certain clinical trials must be submitted within specific timeframes to the NIH for public dissemination on their website, www.ClinicalTrials.gov.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

●	Phase I: The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

●	Phase II: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

●	Phase III: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2, and Phase 3 trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

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Disclosure of Clinical Trial Information

Sponsors of certain clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information on www.ClinicalTrials.gov. Information related to the product, subject population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss certain results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Marketing Approval

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include, among other things, the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. Under federal law, the submission of most NDAs is subject to a substantial application user fee, and the manufacturer or sponsor under an approved NDA is also subject to annual program fees. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. Under the Prescription Drug User Fee Act, as amended, the FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, Standard Review and Priority Review. Priority Review designation is given to drugs that are intended to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness over existing therapies. The FDA endeavors to review most applications subject to Standard Review within ten to twelve months whereas the FDA’s goal is to review most Priority Review applications within six to eight months, depending on whether the drug is a new molecular entity.

The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. Before approving an NDA, the FDA may inspect one or more clinical sites to assure compliance with GCP requirements. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the NDA unless it determines that the manufacturing process and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications and the NDA contains data that provide substantial evidence that the drug is safe and effective for the labeled indication.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter to indicate that the application is not ready for approval. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA may ultimately decide that an application does not satisfy the regulatory criteria for approval. If, or when, the deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. If the FDA determines a REMS is necessary during review of the application, the drug sponsor must agree to the REMS plan at the time of approval. A REMS may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate healthcare providers of the drug’s risks, limitations on who may prescribe or dispense the drug, or other elements to assure safe use, such as special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. In addition, the REMS must include a timetable to periodically assess the strategy. The requirement for a REMS can materially affect the potential market and profitability of a drug.

Moreover, as a condition of product approval, the FDA may require substantial post-approval testing, known as Phase IV testing, and/or surveillance to monitor the drug’s safety or efficacy, and the FDA has the authority to prevent or limit further marketing of a product based on the results of these post-marketing programs. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or certain problems are identified following initial marketing. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling, and, even if the FDA approves a product, it may limit the approved indications for use for the product or impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms.

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Further changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented, which may require us to develop additional data or conduct additional preclinical studies and clinical trials. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the similar procedures in reviewing NDA supplements as it does in reviewing NDAs.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to drug listing and registration, recordkeeping, periodic safety reporting, product sampling and distribution, adverse event reporting and advertising, marketing and promotion, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in a manner consistent with the provisions of the approved labeling. While physicians may prescribe for off-label uses, manufacturers may only promote for the approved indications and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. There also are extensive DEA regulations applicable to controlled substances.

Adverse event reporting and submission of periodic reports is also required following FDA approval of an NDA. Additionally, the FDA may place conditions on an approval, in addition to REMS programs of Phase IV testing, that could restrict the distribution or use of the product. Drug manufacturers and certain of their subcontractors are required to register their establishments and list their marketed products with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs, including quality control and manufacturing processes. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing or if previously unrecognized problems are subsequently discovered. The FDA may also impose a REMS requirement on a drug already on the market if the FDA determines, based on new safety information, that a REMS is necessary to ensure that the drug’s benefits outweigh its risks. In addition, regulatory authorities may take other enforcement action, including, among other things, Warning Letters, the seizure of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, refusal to approve pending applications or supplements to approved applications, civil penalties and criminal prosecution.

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The Hatch-Waxman Amendments

505(b)(2) NDAs

The FDA is authorized to approve an alternative type of NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference from the data owner. The applicant may rely upon the FDA’s findings of safety and efficacy for an approved product that acts as the “listed drug.” The FDA may also require 505(b)(2) applicants to perform additional studies or measurements to support the change from the listed drug. The FDA may then approve the new product candidate for all, or some, of the conditions of use for which the branded reference drug has been approved, or for a new condition of use sought by the 505(b)(2) applicant.

Abbreviated New Drug Applications (“ANDAs”)

The Hatch-Waxman amendments to the FDCA established a statutory procedure for submission and FDA review and approval of ANDAs for generic versions of listed drugs. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient (“API”), drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. Premarket applications for generic drugs are termed abbreviated because they generally do not include clinical data to demonstrate safety and effectiveness. However, a generic manufacturer is typically required to conduct bioequivalence studies of its test product against the listed drug. Bioequivalence is established when there is an absence of a significant difference in the rate and extent for absorption of the generic product and the reference listed drug. For some drugs, other means of demonstrating bioequivalence may be required by the FDA, especially where rate or extent of absorption are difficult or impossible to measure. The FDA will approve an ANDA application if it finds that the generic product does not raise new questions of safety and effectiveness as compared to the reference listed drug. A product is not eligible for ANDA approval if the FDA determines that it is not bioequivalent to the reference listed drug if it is intended for a different use or if it is not subject to, and requires, an approved Suitability Petition.

Patent Exclusivity and Orange Book Listing

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant’s product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the Orange Book. Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA (i) that there is no patent listed with the FDA as covering the relevant branded product, (ii) that any patent listed as covering the branded product has expired, (iii) that the patent listed as covering the branded product will expire prior to the marketing of the generic product, in which case the ANDA will not be finally approved by the FDA until the expiration of such patent or (iv) that any patent listed as covering the branded drug is invalid or will not be infringed by the manufacture, sale or use of the generic product for which the ANDA is submitted. A notice of the Paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a “section viii” statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the Paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the Paragraph IV certification, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired as described in further detail below.

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Non-Patent Exclusivity

In addition to patent exclusivity, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the listed drug.

For example, a drug that is considered new chemical entity (NCE) at the time of approval may be awarded a five-year period of marketing exclusivity, starting at the time of product approval. An ANDA or 505(b)(2) application referencing that drug may not be approved until the five-year period expires. Also, an ANDA or 505(b)(2) application referencing that drug may not be filed with the FDA until the expiration of five years, unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.

A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant.

Pricing and Reimbursement

Successful commercialization of our products depends, in part, on the availability of governmental and third-party payor reimbursement for the cost of our products. Government authorities and third-party payors increasingly are challenging the price of medical products and services. On the government side, there is a heightened focus, at both the federal and state levels, on decreasing costs and reimbursement rates for Medicaid, Medicare and other government insurance programs. This has led to an increase in federal and state legislative initiatives related to drug prices, which could significantly influence the purchase of pharmaceutical products, resulting in lower prices and changes in product demand. If enacted, these changes could lead to reduced payments to pharmaceutical manufacturers. Many states have also created preferred drug lists and include drugs on those lists only when the manufacturers agree to pay a supplemental rebate. If our current products or future drug candidates are not included on these preferred drug lists, physicians may not be inclined to prescribe them to their Medicaid patients, thereby diminishing the potential market for our products.

In addition, third-party payors have been imposing additional requirements and restrictions on coverage and limiting reimbursement levels for pharmaceutical products. Third-party payors may require manufacturers to provide them with predetermined discounts from list prices and limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not include all of the FDA-approved pharmaceutical products for particular indications. Third-party payors may challenge the price and examine the medical necessity and cost-effectiveness of pharmaceutical products in addition to their safety and efficacy. Manufacturers may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of pharmaceutical products in addition to the costs required to obtain the FDA approvals. Adequate third-party reimbursement may not be available to enable manufacturers to maintain price levels sufficient to realize an appropriate return on their investment in drug development.

Healthcare Reform

In the United States, there have been a number of federal and state proposals during the last several years regarding the pricing of pharmaceutical products, government control and other changes to the healthcare system of the United States. It is uncertain what other legislative proposals may be adopted or what actions federal, state, or private payors may take in response to any healthcare reform proposals or legislation. We cannot predict the effect such reforms may have on our business, and no assurance can be given that any such reforms will not have a material adverse effect.

By way of example, in March 2010, the ACA was signed into law, which, among other things, includes changes to the coverage and payment for drug products under government health care programs. The law includes measures that (i) significantly increase Medicaid rebates through both the expansion of the program and significant increases in rebates, (ii) substantially expand the Public Health System (340B) program to allow other entities to purchase prescription drugs at substantial discounts, (iii) extend the Medicaid rebate rate to a significant portion of Managed Medicaid enrollees, (iv) assess a rebate on Medicaid Part D spending in the coverage gap for branded and authorized generic prescription drugs, and (v) levy a significant excise tax on the industry to fund the healthcare reform.

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In addition to the changes brought about by the ACA, other legislative changes have been proposed and adopted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers. Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. At the federal level, the Biden Administration is expected to release proposals on drug pricing, which may, permit Medicare Part D plans to negotiate the price of all or certain drugs that those plans cover. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Healthcare Regulations

Pharmaceutical companies are subject to various federal and state laws that are intended to combat health care fraud and abuse and that govern certain of our business practices, especially our interactions with third-party payors, healthcare providers, patients, customers and potential customers through sales and marketing or research and development activities. These include anti-kickback laws, false claims laws, sunshine laws, privacy laws and FDA regulation of advertising and promotion of pharmaceutical products.

Anti-kickback laws, including the federal Anti-Kickback Statute, make it a criminal offense knowingly and willfully to offer, pay, solicit, or receive any remuneration to induce or reward referral of an individual for, or the purchase, order or recommendation of, any good or service reimbursable by, a federal health care program (including our products). The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. The penalties for violating the federal Anti-Kickback Statute include administrative civil money penalties, imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid.

The federal civil and criminal false claims laws, including the civil False Claims Act, prohibit knowingly presenting, or causing to be presented, claims for payment to the federal government (including Medicare and Medicaid) that are false or fraudulent (and, under the Federal False Claims Act, a claim is deemed false or fraudulent if it is made pursuant to an illegal kickback). Manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in significant monetary penalties, including fines ranging from $11,181 to $22,363 for each false claim, and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other improper sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, companies have been forced to implement extensive corrective action plans and have often become subject to consent decrees or corporate integrity agreements, severely restricting the manner in which they conduct their business. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

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The Federal Civil Monetary Penalties Law prohibits, among other things, the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. Noncompliance can result in civil money penalties of up to $15,270 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the federal healthcare programs.

Federal criminal statutes prohibit, among other actions, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Analogous state and foreign laws and regulations, including state anti-kickback and false claims laws, may apply to products and services reimbursed by non-governmental third-party payors, including commercial payors. Additionally, there are state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or that otherwise restrict payments that may be made to healthcare providers as well as state and foreign laws that require drug manufacturers to report marketing expenditures or pricing information.

Sunshine laws, including the Federal Open Payments law enacted as part of the ACA, require pharmaceutical manufacturers to disclose payments and other transfers of value to physicians and certain other health care providers or professionals, and in the case of some state sunshine laws, restrict or prohibit certain such payments. Pharmaceutical manufacturers are required to submit reports to the government by the 90th day of each calendar year. Failure to submit the required information may result in civil monetary penalties of up to an aggregate of $165,786 per year (or up to an aggregate of $1.105 million per year for “knowing failures”) for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations. Certain states and foreign governments require the tracking and reporting of gifts, compensation and other remuneration to physicians.

Privacy laws, such as the privacy regulations implemented under HIPAA, restrict covered entities from using or disclosing protected health information. Covered entities commonly include physicians, hospitals and health insurers from which we may seek to acquire data to aid in our research, development, sales and marketing activities. Although pharmaceutical manufacturers are not covered entities under HIPAA, our ability to acquire or use protected health information from covered entities may be affected by privacy laws. Specifically, HIPAA, as amended by HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information.

Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

The FDA regulates the sale and marketing of prescription drug products and, among other things, prohibits pharmaceutical manufacturers from making false or misleading statements and from promoting products for unapproved uses. There has been an increase in government enforcement efforts at both the federal and state level. Numerous cases have been brought against pharmaceutical manufacturers under the Federal False Claims Act, alleging, among other things, that certain sales or marketing-related practices violate the Anti-Kickback Statute or the FDA’s regulations, and many of these cases have resulted in settlement agreements under which the companies were required to change certain practices, pay substantial fines and operate under the supervision of a federally appointed monitor for a period of years. Due to the breadth of these laws and their implementing regulations and the absence of guidance in some cases, it is possible that our practices might be challenged by government authorities. Violations of fraud and abuse laws may be punishable by civil and criminal sanctions including fines, civil monetary penalties, as well as the possibility of exclusion of our products from payment by federal health care programs.

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Government Price Reporting

Government regulations regarding reporting and payment obligations are complex, and we are continually evaluating the methods we use to calculate and report the amounts owed with respect to Medicaid and other government pricing programs. Our calculations are subject to review and challenge by various government agencies and authorities, and it is possible that any such review could result either in material changes to the method used for calculating the amounts owed to such agency or the amounts themselves. Because the process for making these calculations, and our judgments supporting these calculations, involve subjective decisions, these calculations are subject to audit. In the event that a government authority challenges or finds ambiguity with regard to our report of payments, such authority may impose civil and criminal sanctions, which could have a material adverse effect on our business. From time to time we conduct routine reviews of our government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

Many governments and third-party payors reimburse the purchase of certain prescription drugs based on a drug’s AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP, which they have suggested have led to excessive payments by state and federal government agencies for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various state and federal court actions alleging improper or fraudulent practices related to the reporting of AWP.

Drug Pedigree Laws

State and federal governments have proposed or passed various drug pedigree laws which can require the tracking of all transactions involving prescription drugs from the manufacturer to the pharmacy (or other dispensing) level. Companies are required to maintain records documenting the chain of custody of prescription drug products beginning with the purchase of such products from the manufacturer. Compliance with these pedigree laws requires implementation of extensive tracking systems as well as heightened documentation and coordination with customers and manufacturers. While we fully intend to comply with these laws, there is uncertainty about future changes in legislation and government enforcement of these laws. Failure to comply could result in fines or penalties, as well as loss of business that could have a material adverse effect on our financial results.

Federal Regulation of Patent Litigation Settlements and Authorized Generic Arrangements

As part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, companies are required to file with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice certain types of agreements entered into between brand and generic pharmaceutical companies related to the settlement of patent litigation or manufacture, marketing and sale of generic versions of branded drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities.

Other

The U.S. federal government, various states and localities have laws regulating the manufacture and distribution of pharmaceuticals, as well as regulations dealing with the substitution of generic drugs for branded drugs. Our operations are also subject to regulation, licensing requirements and inspection by the states and localities in which our operations are located or in which we conduct business.

Certain of our activities are also subject to FTC enforcement actions. The FTC also enforces a variety of antitrust and consumer protection laws designed to ensure that the nation’s markets function competitively, are vigorous, efficient and free of undue restrictions. Federal, state, local and foreign laws of general applicability, such as laws regulating working conditions, also govern us.

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In addition, we are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances, the discharge of pollutants into the air and water and the cleanup of contamination. We are required to maintain and comply with environmental permits and controls for some of our operations, and these permits are subject to modification, renewal and revocation by the issuing authorities. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or increased manufacturing activities at any of our facilities. We could incur significant costs or liabilities as a result of any failure to comply with environmental laws, including fines, penalties, third-party claims and the costs of undertaking a clean-up at a current or former site or at a site to which our wastes were transported. In addition, we have grown in part by acquisition, and our diligence may not have identified environmental impacts from historical operations at sites we have acquired in the past or may acquire in the future.

Employees and Labor Relations

As of the date of this prospectus, we have a total of 3 full time employees and 1 part time employee. We have no collective bargaining agreements with our employees, and none are represented by labor unions. We consider our current relations with our employees to be good.

Facilities

Our principal executive offices are located at 136 Summit Avenue, Suite 100 Montvale, NJ 07645.We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate alternative space would be readily available on commercially reasonable terms.

Legal Proceedings

From time to time we may be involved in claims that arise during the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we do not currently have any pending litigation to which we are a party or to which our property is subject that we believe to be material. Regardless of the outcome, litigation can be costly and time consuming, and it can divert management’s attention from important business matters and initiatives, negatively impacting our overall operations.

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MANAGEMENT

Executive Officers and Directors

Below is a list of the names, ages as of August ____, 2022, and positions of the individuals who serve as our executive officers and directors.

Name	Age	Position

Eli Goldberger	32	Chairman and Chief Operating Officer

Irach B. Taraporewala, Ph.D.	66	Chief Executive Officer, President and Director

Shalom Z. Hirschman, M.D.	85	Chief Scientific Officer

Wayne I. Danson	68	Chief Financial Officer

Julie Kampf	60	Director

Frank L. Douglas, Ph.D., M.D.	79	Director

Robert W. Lehman	61	Director

Eli Goldberger has been our Chairman and Chief Operating Officer since December 1, 2021. He is a co-founder of EOM Pharmaceuticals, Inc. of which he has been Chairman and Chief Operating Officer since March 2020. He is also the founder of Prepogen LLC., a company that strives to improve global healthcare for women of which he has been Chief Executive Officer since 2017. Since 2017, he has also been President of PDJ Components, a manufacturer of components used in the construction industry. Prior thereto, Mr. Goldberger was actively involved with Payday Solutions, a regional payroll and human capital management company. Because of his experience operating startup companies, we believe that he is highly qualified to be our Chairman and Chief Operating Officer.

Dr. Taraporewala has been our Chief Executive Officer and a Director since December 1, 2021. He was Chief Executive Officer and a Director of EOM Pharmaceuticals, Inc. from its inception. From 2016 to 2020, he was the managing member of Sitara Pharmaceutical Consulting, LLC, a pharmaceutical regulatory consulting firm. Prior thereto, he was the Founder-CEO, President & Board of Directors member of OHR Pharmaceutical. From 2016 to 2021, Dr. Taraporewala was President and Managing Member of Sitara Pharmaceutical Consulting, LLC, a firm that helped small pharmaceutical and biotechnology companies with the drug development transition phase from the lab bench into the clinical trial phase and in interactions with the FDA and regulatory submissions, and previously served as a drug development consultant at the multi-national clinical CRO, PAREXEL International Dr. Taraporewala was involved in the early preclinical and clinical development of all our drug candidates. He earned a B.Sc. in Chemistry and Microbiology, and M.Sc. in Organic Chemistry, both from the University of Mumbai. He earned a Ph.D. in Medical Chemistry from the Philadelphia College of Pharmacy, University of the Sciences, and began his industrial career at CIBA-GEIGY Pharmaceutical Company. Because of his long experience helping pharmaceutical companies through the drug approval process, we believe that he is highly qualified to be a Director.

Dr. Shalom Z. Hirschman has been our Chief Scientific Officer since December 1, 2021. He was a co-founder of EOM Pharmaceuticals, Inc. Since 2013, he had been acting as a consultant to a number of biotechnology companies. Dr. Hirschman served as intern and resident in medicine at The Massachusetts General Hospital of the Harvard Medical School from 1961-1963. He then spent the years of 1963-1969 conducting research in molecular biology at the National Institutes of Health in Bethesda, Maryland. He joined the faculty of The Mount Sinai School of Medicine in 1968 where he was appointed as Director of the Division of Infectious Diseases and Professor of Medicine. For several years Dr. Hirschman also served as vice-chairman of the Department of Medicine. He retired from Mount Sinai in 1997 and joined Advanced Viral Research Corp. as its chief executive officer, president, and chief scientific officer. He retired from this position at the end of 2004 and has since served as consultant to educational institutions, biotechnology companies and biotechnology investment funds. Dr. Hirschman was the founder of Xtramedics, the forerunner company of QuantRx, and currently serves as a member of that company’s board. Dr. Hirschman is one of the three founders of Touro College and the Touro University System.

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Wayne I. Danson has been our Chief Financial Officer since December 1, 2021. He was elected to the Board of EOM Pharmaceuticals, Inc. in September 2020 and resigned from the Board on April 29, 2022. In December 2021, he was appointed to be our Chief Financial Officer. Since 1999, he has been President and Chief Executive Officer of Danson Partners, LLC, a financial advisory and business consulting firm, specializing in corporate finance, mergers and acquisitions, business strategy, management consulting, interim CEO/CFO and turnaround consulting, as well as sophisticated tax services. From 2004 to 2010, he was President, Chief Executive Officer and Director of Encompass Group Affiliates, Inc., a publicly traded logistics organization that he founded. Prior to forming Danson Partners, LLC, he held partnership and leadership positions with PricewaterhouseCoopers (in NY and Washington, D.C.) and Kenneth Leventhal & Co (in NY and Washington, D.C.), now Ernst & Young, where he was a Managing Tax Partner. Mr. Danson is currently Chair of the Audit Committee of Captura Biopharma, Inc. a privately held pre-clinical stage drug development company in the medical countermeasure area for contamination of radionuclides and other heavy metals poisoning prevalent in nuclear facilities, dirty bombs and lead poisoning. Mr. Danson previously served as Chairman of the Board of Directors for Encompass Group Affiliates, Inc. and a director of Herborium Group, Inc., both publicly traded small cap companies. He is Chairman of the Board of The chILD Foundation, a 501(c)(3) charitable organization established to raise awareness of and funds to develop cures for all forms of children’s interstitial and diffuse lung diseases. Mr. Danson graduated with honors from Bernard M. Baruch College with a BBA in Accounting and was a MBA candidate in Taxation. He is a certified public accountant and a member of the American Institute and New York State Societies of Certified Public Accountants.

Julie Kampf was elected to the Company’s board of directors in April 2022. Ms. Kampf is Chief Executive Officer of JBK Associates International, a global executive search firm which she founded in 2003. Prior thereto, she gained deep business knowledge in product development, marketing, sales, and organizational development, having started her 17-year career in the fashion industry as a Macy’s Executive Trainee, with a subsequent series of roles of increasing responsibility at Warnaco Inc, Hartmann Inc and Michael Stevens, LTD, ultimately rising to Sr. VP. She has served as a member of the board of directors of Marizyme, Inc., a publicly traded biotechnology company, since February 2021., and as a member of the board of directors of Jupiter Neurosciences, Inc. since September 2021.

Ms. Kampf also has extensive not-for-profit board and advisory committee experience having served on Howard University’s School of Communications Board of Visitors, where she helped launch an entrepreneurial incubator and established an award for student entrepreneurs. Her not-for-profit board service spans the Linkage Diversity Summit, Enterprising Women magazine, International Association of Corporate and Professional Recruitment, Girl Scout Council of Bergen County, Guiding Eyes for the Blind. Additionally, she has served on the Executive Committee of Good Grief, a national leader in delivering grief services to children and their families. Ms. Kampf earned a BA in Political Science from the University of Rhode Island, where she minored in Marketing. Because of Ms. Kampf’s experience as a public company director and her expertise in executive recruitment and compensation, we believe that she is highly qualified to be a member of our Board of Directors.

Frank L. Douglas was elected to our Board of Directors in April 2022. He has been a member of the Board of Directors of Visgenx, a startup Biopharma company since 2019. He has also been a member of the Board of Director of XaTek, a startup medical device company since 2018. Dr. Douglas was the Chief Executive Officer of THEVAX a development phase startup company in the therapeutic vaccine field from 2015 to 2017. He is the founder and, since 2020, has been the Chief Executive Officer of Safe Haven Dialogues LLC, a DE&I type company and was a member of the Board of Directors of Battelle Memorial Institute 2013-1018. From 1997 to 2004, he was Executive Vice President and a member of the Board of Management of Aventis (now known as Sanofi). Dr. Douglas holds a Bs.C. in Chemistry from Lehigh University, a degree in medicine and a Ph.D. in Physical Chemistry from Cornell University. Because of his medical and scientific background and his experience as an executive of pharma companies, we believe that he is highly qualified to be a Director.

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Robert W. Lehman was elected to our Board of Directors in April 2022. From 1995 until his retirement in 2021, he was a partner at Ernst & Young, LLP where he served as the lead audit partner and quality review partner for many SEC reporting companies. During the most recent ten years, he acted as that firm’s US Division and Market Leader for the East Coast Real Estate, Hospitality and Construction Practice. Recently, Mr. Lehman was appointed Chief Financial Officer of Western Asset Mortgage Capital Corporation a NYSE real estate investment trust. Mr. Lehman holds a B.A. in Accounting from Queens College of the City University of New York. Because of his professional and financial background and experience, we believe that he is qualified to be a member of the Board of Directors.

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Family Relationships

None of our Directors, executive officers or other key employees are related by blood, marriage, or adoption to any other Director, executive officer or other key employee.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors is currently chaired by Eli Goldberger, who is our Chief Operating Officer. The Company believes that combining the positions of Chief Operating Officer and Chairman of the Board of Directors helps to ensure that the Board of Directors and management act with a common purpose. The Company also believes that it is advantageous to have a Chairman who is a co-founder of the Company and who, therefore, has knowledge of, the Company’s history. Notwithstanding the combined role of Chief Operating Officer and Chairman, key strategic initiatives and decisions involving the Company are discussed and approved by the entire Board of Directors. The Company believes that the current leadership structure and processes maintains an effective oversight of management and independence of the Board of Directors as a whole without separate designation of a lead independent director. However, the Board of Directors will continue to monitor its functioning and will consider appropriate changes to ensure the effective independent function of the Board of Directors in its oversight responsibilities.

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Independence of the Board of Directors and its Committees

After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its Independent Registered Public Accounting Firm, the Board of Directors has determined that a majority of the Company’s directors are independent within the meaning of the applicable NASDAQ listing standards. Our independent directors are: Frank Douglas, Julie Kampf and Robert Lehman.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee, among other things: evaluates the performance, and assesses the qualifications, of the Independent Registered Public Accounting Firm; determines and pre-approves the engagement of the Independent Registered Public Accounting Firm to perform all proposed audit, review and attest services; reviews and pre-approves the retention of the Independent Registered Public Accounting Firm to perform any proposed, permissible non-audit services; determines whether to retain or terminate the existing Independent Registered Public Accounting Firm or to appoint and engage a new independent registered Public Accounting Firm for the ensuing year; confers with management and the Independent Registered Public Accounting Firm regarding the effectiveness of internal control over financial reporting; establishes procedures as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and the Company’s periodic quarterly filings on Form 10-Q, recommends whether or not such financial statements should be so included; and discusses with management and the Independent Registered Public Accounting Firm the results of the annual audit and review of the Company’s quarterly financial statements.

The Audit Committee is currently composed of three outside directors: Messrs. Lehman, Douglas and Ms. Kampf. Mr. Lehman serves as Chair of the Audit Committee.

The Board of Directors periodically reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act, as amended). The Board of Directors has determined that Mr. Lehman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Lehman’s level of knowledge and experience based on a number of factors, including his formal education and his service in senior executive capacities having financial oversight responsibilities.

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Compensation Committee

The Compensation Committee of the Board of Directors reviews, modifies and approves the overall compensation strategy and policies for the Company. The Compensation Committee, among other things, reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s officers; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; determines and approves the compensation and other terms of employment of the other officers of the Company; and administers the Company’s stock option and purchase plans, pension and profit sharing plans and other similar programs.

The Compensation Committee is composed of three outside directors: Messrs. Lehman, Douglas and Ms. Kampf. Ms. Kampf serves as Chair of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating Committee

The Nominating Committee of the Board of Directors is responsible for, among other things, identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing, evaluating and considering incumbent directors; recommending to the Board of Directors for selection candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, and assessing the performance of the Board of Directors.

The Nominating and Governance Committee is currently composed of three outside directors: Messrs. Lehman, Douglas and Ms. Kampf. Dr. Douglas serves as Chair of the Nominating and Governance \ Committee.

All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

The Nominating Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Instead, in considering candidates for director the Nominating Committee will generally consider all relevant factors, including among others the candidate’s applicable education, expertise and demonstrated excellence in his or her field, the usefulness of the expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, experience and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

The Nominating Committee considers each director’s executive experience and his or her familiarity and experience with the various operational, scientific and/or financial aspects of managing companies in our industry.

With respect to diversity, the Nominating Committee seeks a diverse group of individuals who have executive leadership experience and a complementary mix of backgrounds and skills necessary to provide meaningful oversight of the Company’s activities. The Company meets the proposed NASDAQ standards for diversity on the board of directors. The Nominating Committee annually reviews the Board’s composition in light of the Company’s changing requirements. The Nominating Committee uses the Board of Director’s network of contacts when compiling a list of potential director candidates and may also engage outside consultants. Pursuant to its charter, the Nominating Committee will consider, but not necessarily recommend to the Board of Directors, potential director candidates recommended by stockholders. All potential director candidates are evaluated based on the factors set forth above, and the Nominating Committee has established no special procedure for the consideration of director candidates recommended by stockholders.

Code of Ethics

We have a Code of Ethics applicable to all of our officers, other employees and directors. The Code of Ethics is available on the Company’s website.

Director Compensation

We intend to compensate our directors with an annual director’s fee of $30,000, $10,000 in Committee Chair fees as well as $5,000 for each committee service. All fees will be payable in cash. In addition, each director will be granted __________stock options.

To date, we have not paid our directors any fees.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows certain compensation information for services rendered for the calendar years ended December 31, 2021, by our executive officers. The following information includes the dollar value of base salaries, bonus awards, stock options grants and certain other compensation, if any, whether paid or deferred. Columns that are not applicable, have been omitted, as allowed under the relevant rules.

Name and Principal Position	Year	Salary	* All Other Compensation	Total
		($)	($)	($)
Gary Titus**	2020	54,000	-	54,000
Chairman	2021	84,000	-	84,000

Irach B Taraporewala, PhD*** Chief Executive Officer	2021	20,833	15,650	36,483

Wayne I Danson**** Chief Financial Officer & Treasurer	2021	12,500	-	12,500

* The amounts described in the category of “All Other Compensation” comprise health and life insurance premiums for which we reimbursed Dr. Taraporewala.

** Mr. Titus was the sole officer of the Company for the periods indicated until he resigned his positions on December 1, 2021

*** Dr. Taraporewala was appointed our Chief Executive Officer on December 1, 2021.

**** Mr. Danson was appointed our Chief Financial Officer on December 1, 2021.

Our other executive officers have elected not to receive compensation during the recent reporting periods and no other persons are required to be disclosed in the summary compensation table.

We did not issue any stock option, warrants or Equity Incentive Awards to management in 2021 or 2020.

Employment Agreement

On April 2, 2020, EOM Pharmaceuticals, Inc. entered into a two-year employment agreement with Dr. Taraporewala that may be renewed annually. The agreement may be terminated by either party at any time upon 30 days’ notice. Under the terms of the agreement, Dr. Taraporewala will be employed as our Chief Executive Officer at an annual base salary of $250,000. Bonuses, if any, will be awarded at the discretion of the Company’s board of directors. The Company has also agreed to reimburse for Dr. Taraporewala’s private health and dental insurance, as well as his life insurance policy. He may also be granted equity compensation at the board’s discretion. The agreement includes standard non-disclosure provisions as well as a one-year non-compete covenant. The Company is currently in negotiations with Dr. Taraporewala to extend his employment agreement.

The Company intends to enter into formal employment agreements with Messrs. Danson and Goldberger prior to the completion of this offering. The terms of these agreements are currently under negotiation.

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Outstanding Equity Awards at Fiscal Year-End

There were no equity awards outstanding at the most recent fiscal year end.

Termination of Employment and Change-in-Control Arrangements

There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholder for monetary damages for breach of their fiduciary duties. The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and named executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. The Certificate of Incorporation and bylaws also provide that we indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since March 27, 2020, to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Management- Executive Compensation.” We also describe below certain other transactions with our directors, executive officers, and stockholder.

On November 24, 2021, our wholly-owned subsidiary EOM Pharmaceuticals, Inc. issued a revolving Convertible Promissory Note (the “Note”) in the principal amount of up to $5 million to Moses Goldberger, the owner of 24.7% of our common stock (and the father of Eli Goldberger, our Chairman and Chief Operating Officer), which required him to advance $1 million to the Company immediately prior to closing the merger agreement between the Company and EOM Pharmaceuticals, Inc. and to commit to provide up to an additional $2.5 million over the two-year term of the note. The note has an interest rate of 5% and is payable semi-annually. Under the terms of the Note, Mr. Goldberger agreed to transfer the amount due under a prior Bridge Note Facility of $1,501,399 to the principal of the Note with the Bridge Note Facility becoming null and void. As of the date hereof, the principal amount due under the Note amounted to approximately $2,751,000.

The Note is convertible into common stock of the Company at a price of $1.30 per share, the agreed upon pre-merger value of EOM. As a result of the merger, the conversion price was adjusted to $0.60 representing the pre-close price of ImmunoCellular’s common stock as traded on the Pink Sheets of the OTC Markets. The number of shares the Convertible Promissory Note is exchangeable into was also adjusted to the pre-closing price of $.60 per share and is 4,168,998 shares of common stock. As of the date hereof, the Note is convertible into 4,585,665 shares of common stock. The conversion price is adjustable for stock splits, stock dividends and other adjustments.

Under the terms of the Note, we have the right to prepay up to 25% of the principal amount of the outstanding balance in the event we receive gross proceeds of no less than $10 million from the sale of its common stock. We intend to repay approximately $687,500 out of the net proceeds of this Offering.

In connection with the Note, we also issued warrants to Moses Goldberger in an amount equal to the principal balance of the Note or 2,501,399 warrants to purchase common stock at an initial price equal to $1.30 per share, the agreed upon pre-merger value of EOM and is adjusted for stock splits, stock dividends and other adjustments. At the closing date of the merger, the warrant exercise price was adjusted to $0.60 per share representing the pre-close market price of our common stock as traded on the OTC Markets Pink Sheets. The number of warrants was adjusted to 4,168,998 from 2,501,399 to reflect the adjusted exercise price. The warrant expires on November 24, 2026. An additional warrant to purchase 250,000 shares was issued in connection with subsequent additional advances under the Note.

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SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 10, 2022, regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock. The percentage ownership in this table is based on 113,270,751 shares issued and outstanding as of August 10, 2022.

Unless otherwise indicated, (i) we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, and (ii) the address for each person is c/o the Company, 136 Summit Avenue, Montvale, NJ 07645.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock
Eli Goldberger (1)	77,601,669	68.5%
Irach Taraporewala	2,708,688	2.4%
Shalom Hirschman	5,417,439	4.8%
Wayne Danson	839,023	*
Julie Kampf	-	-
Frank L. Douglas
Robert W. Lehman	-	-
Gary Titus	-0-	-
All current and former named executive officers and directors as a group (8 persons)	86,566,819	76.4%

5% or greater stockholders
Moses Goldberger (2)	30,007,670	24.7%
Gold Equity Group, LLC (3)	15,270,575	13.5%
Rashbi Capital Group, LLC (3)	15,270,575	13.5%

(*) Less than 1%.

(1) Includes 15,270,575 shares owned by Gold Equity Group, LLC and 15,270,575 shares owned by Rashbi Capital Group, LLC. Mr. Goldberger has voting and dispositive power over the shares held by these entities.

(2) Includes 4,585,665 shares issuable upon conversion of a convertible promissory note and (ii) 4,418,998 shares issuable upon exercise of warrants. The mailing address for Moses Goldberger is 100 Schunemunk Road Monroe, NY 10950.

(3) See footnote (1).

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DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

We have 505,000,000 shares of capital stock authorized under our Amended and Restated Certificate of Incorporation, consisting of 500,000,000 shares of common stock with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. As of August ___, 2022, we had 113,270,751 shares of common stock outstanding and no shares of preferred stock outstanding. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholder, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

As of August 10, 2022, there were 44 holders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

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Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our Board of Directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities and there is no redemption or sinking fund provisions applicable to our common stock.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholder. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Jurisdiction

Our amended and restated bylaws stipulate that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

However, with respect to actions brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations thereunder, Section 27 of the Exchange Act provides that federal district courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), provides that legal actions alleging offenses and violations committed under the Securities Act or the rules and regulations thereunder may be brought in both federal district and state courts. There is uncertainty as to whether a court would enforce the forum designation included in our amended and restated bylaws.

Accordingly, our bylaws provide exceptions to the Delaware forum requirement in any action brought by stockholders under the Securities Act or the Exchange Act.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare.

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UNDERWRITING

We have entered into an underwriting agreement, dated __________, 2022, with EF Hutton, division of Benchmark Investments, LLC, as the representative of the underwriters (the “Representative”), with respect to the Shares sold in this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase the Shares listed next to its name in the table at the public offering price per unit less the underwriting discounts set forth on the cover page of this prospectus.

Underwriters	Number of Shares
EF Hutton, division of Benchmark Investments, LLC	[*]
Total	[*]

The underwriters are offering the Shares subject to its acceptance of the Shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the Shares offered pursuant to this prospectus is subject to the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the Shares if any such Shares are taken.

Over-Allotment Option

We have granted the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase up to an additional ______ shares of common stock at the public offering price per unit set forth on the cover page of this prospectus, less the underwriting discount, to cover over-allotments if any (the “Over-Allotment Option”). The underwriters may exercise the Over-Allotment Option solely to cover over-allotments, if any, made in connection with the offering of Shares offered by this prospectus. To the extent that the Over-Allotment Option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional Shares.

Discount, Commissions, and Expenses

The Representative has advised us that they propose to offer the Shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per Share. The Representative may allow, and certain dealers may reallow, a discount from the concession not in excess of $ per Share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change will change the amount of proceeds we receive as set forth on the cover page of this prospectus. The Shares are offered by the underwriters as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional Shares.

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Public offering price	$	$
Underwriting discounts and commissions paid by us	$	$

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We will be also responsible for and will pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the Commission; (b) all fees and expenses relating to the listing of our common stock on a national exchange; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of our “blue sky” counsel, which will be the underwriters’ counsel) unless such filings are not required in connection with our proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; and (g) the fees and expenses of our accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA; (i) all fees, expenses and disbursements relating to background checks of our directors and officers in an amount not to exceed $15,000 in the aggregate; (j) up to $20,000 of the Representative’s actual accountable road show expenses for the Offering; (k) the $29,500 cost associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; and (l) the fees for the Representative’s legal counsel, in an amount not to exceed $150,000. We shall be responsible for the Representative’s’ external counsel legal costs irrespective of whether or not the offering is consummated, subject to a maximum of $50,000 in the event that it is not consummated. Additionally, one percent (1%) of the gross proceeds of the offering shall be provided to the underwriters for non-accountable expenses. Additionally, we have provided the Representative an expense advance (the “Advance”) of $30,000. The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We estimate the total expenses payable by us for this offering to be approximately $_____ million, which amount includes (i) the underwriting discount of $______ (7%), (ii) a non-accountable expense of $_____ (1%) (iii) reimbursement of the accountable expenses of the representative equal to $____, and (iv) other estimated Company expenses of approximately $_______, which includes legal, accounting, printing costs, and various fees associated with the registration of our securities.

Underwriter Warrants

In addition, as additional compensation for EF Hutton’s services, we agreed to issue warrants to the EF Hutton or its designees to purchase a number of shares of our common stock equal to three percent (3%) of the aggregate number of shares of our common stock sold in this offering (excluding shares of common stock sold to cover over-allotments, if any) at an exercise price equal to 105% of the public offering price of the shares of our common stock sold in this offering. We are registering hereby the issuance of the underwriters’ warrants and the shares of Common Stock issuable upon exercise of such warrants. The underwriters’ warrants will be non-exercisable for 180 days following the commencement of sales of the offering (except as provided for in FINRA Rule 5110(e)(2)) and will expire five (5) years following the commencement of such sales in compliance with FINRA Rule 5110(g)(8)(A). The underwriters’ warrants will provide for unlimited “piggyback” registration rights for the shares of our common stock exercisable thereunder as well as customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) as permitted under FINRA Rule 5110(g)(8)(E). The demand registration rights and piggyback registration rights will terminate on the fifth anniversary of the commencement of sales of the offering in compliance with FINRA Rules 5110(g)(8)(C) and (D).

Determination of Offering Price

Before this offering, although our common stock is traded on the OTC Markets, there has been no significant public market for our common stock. Accordingly, the public offering price will be negotiated between us and the Representative. Among the factors to be considered in these negotiations are:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	the prospects for our Company and the industry in which we operate;

●	an assessment of our management;

●	our past and present financial and operating performance;

●	our prospects for future earnings;

●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

●	the prevailing conditions of United States securities markets at the time of this offering; and

●	other factors deemed relevant.

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Neither we nor EF Hutton can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

The Company, except for certain transactions, each of our directors and executive officers have agreed not to, subject to certain limited exceptions, offer, issue, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of EF Hutton.

In addition, each of our directors, executive officers and holders of 5% or more of our outstanding shares of common stock, have agreed not to, offer, issue, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the Representative.

Right of First Refusal

Until twelve (12) months from the closing date of this offering, EF Hutton will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, for all future public and private equity and debt offerings, including all equity-linked financings. EF Hutton will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, peg, fix, maintain or otherwise affect the price of our common stock. Stabilizing transactions permit bids to purchase the underlying common stock so long as the stabilizing bids do not exceed a specific maximum. These stabilizing transactions may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares of our common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares our common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, our common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of our common stock in this offering because the underwriter repurchases the shares of our common stock in stabilizing or short covering transactions.

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Finally, the underwriters may bid for, and purchase, shares of our common stock in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the open market in the absence of these activities. Neither we nor the underwriters make any representation or prediction as to the effect or direction or magnitude of any effect that stabilizing transactions may have on the price of our common stock. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or on any other trading market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter or its affiliates may engage in passive market-making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market-making bids must be identified as such.

However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale, and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

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Selling Restrictions

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to each member state of the European Economic Area and the United Kingdom (each, a “relevant state”), no units have been offered or will be offered pursuant to the offering to the public in that relevant state prior to the publication of a prospectus in relation to the units that has been approved by the competent authority in that relevant state or, where appropriate, approved in another relevant state and notified to the competent authority in that relevant state, all in accordance with the Prospectus Regulation, except that offers of our units may be made to the public in that relevant state at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

provided that no such offer of units shall require the issuer or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a relevant state who initially acquires any units or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representative that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any units being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the units acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a relevant state to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

We, the representative and each of our and the representative’s respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any units in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any units to be offered so as to enable an investor to decide to purchase or subscribe for any units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to its clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

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Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the units has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the units to the public in France. Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The units have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the units were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the units, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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Where the units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the units pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The units may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

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The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 18 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Notice to Prospective Investors in Israel

In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 -1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

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EXPERTS

The consolidated balance sheets of ImmunoCellular Therapeutics Ltd and Subsidiary (formerly EOM Pharmaceuticals, Inc.), as of December 31, 2021 and for the period from March 27, 2020 (Inception) through December 31, 2020 and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from March 27, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of ImmunoCellular Therapeutics Ltd (formerly EOM Pharmaceuticals, Inc.) to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Louis A. Brilleman, Esq., New York, New York. Sheppard, Mullin, Richter & Hampton LLP, New York, New York, is acting as counsel for the representative of the underwriters with respect to the offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

On the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at www.sec.gov. We also maintain a website at www.healthcaretriangle.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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GLOSSARY OF TERMS USED

AMD/ARMD:

Age related Macular Degeneration is a sight-robbing disease of the retina in the eye, seen primarily in those aged above 50, where the retina deteriorates and does not function adequately AMD is a leading cause of blindness in the elderly There are two forms of AMD: dry AMD wherein that causes is blurred vision and increased requirement of light for reading. This often progresses to the wet form (wet-AMD) in which leaky blood capillaries form behind the retina that bleed and leak into the retinal tissue, causing a blind spot in one’s central vision.

Angiogenesis:

Angiogenesis is the process of the growth of blood vessels from existing vasculature (network of blood vessels) at any point in the body. It occurs naturally as part of the process of normal body function and occasionally in certain diseases aberrantly, as in blood vessel growth and ingress into tumors and formation of new leaky blood vessels in the retina in wet-AMD and diabetic retinopathies.

bFGF:

Basic fibroblast growth factor is a protein secreted in endothelial cells in the body that among other functions, leads to the development of new blood vessels in the body in a process known as angiogenesis. In certain retinal disorders, the formation of abnormal leaky blood vessels within the retina can cause conditions such as macular degeneration and in diabetics, may cause diabetic macular edema (DME); these are potentially sight-robbing medical conditions.

BRVO:

Branch Retinal Vein Occlusion is a disease condition of the eye, in which various branches of the retinal vein, the main vein leading into the back of the eye, become blocked. This may lead to blood and fluid spilling out into the retina causing it to swell. This results in a loss of one’s central vision. It is more likely to occur in people with diabetes, high blood pressure or other health problems that affect blood flow.

Cachexia:

The debilitating weakness and wasting of the body that occurs as a result of severe chronic illness, characterized by marked weight loss and muscle loss. It is generally associated with serious illnesses such as cancer, AIDS, heart failure or advanced chronic obstructive pulmonary disease (COPD).

Calmodulin:

A protein that is produced by cells within the body. Its function in the body is to serve as a “messenger” or courier to help transport materials such as growth factors into cells to regulate normal cell functions, and also to help with the contraction of muscles in the body by mobilizing calcium in muscle cells.

CDMO/CMO:

Contract Development and Manufacturing Organization or Contract Manufacturing Organizations are third parties that perform outsourced essential pharmaceutical development and manufacturing functions compatible with the requirements of the US FDA or other regulatory bodies.

Chemokine:	Small proteins that are secreted by certain types of blood cells within the body such as neutrophils, macrophages and dendritic cells which influence and regulate the immune system. They play a vital role in the migration of immune cells such as lymphocytes from the blood into the specific tissue where they are needed and vice versa for normal immune regulatory functioning. In cancer cells, however, they may also have an adverse effect., causing cancer cell migration and metastasis.

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CNV (Choroidal Neovascularization):	The process involving the growth of new abnormal and leaky blood vessels that originate in the choroid region of the eyeball; the blood-rich area directly behind the retina. There is normally a barrier called the Bruch’s membrane that prevents this from happening, but in CNV, this membrane breaks and blood may leak into the retinal pigment epithelium cell layer below to cause the vision loss typically seen in wet-AMD.

CRO (Contract research Organization):	An entity that provides outsourced support to the pharmaceutical, biotechnology and medical device industries in the form of research services on a contracted basis. Typically, CROs perform preclinical research and clinical trial support for industry, without the sponsor company having to maintain facilities or in-house staff for such services.

CRVO:	Central Retinal Vein Occlusion. A common retinal disorder in which the main central vein leading to the retina of the eye becomes blocked. When the vein gets blocked, blood and fluid may spill out into the retina causing the swelling of the macular portion of the retina that can lead to permanent vision loss if untreated.

Cytokine:	A small protein secreted by cells within the body that performs an immune modulating effect. When released, they signal the cells in the immune system to do their job. Cytokines affect the growth of all types of blood cells and other cells that assist with the body’s immune and inflammation responses. Cytokines come in various sub-types including the interleukins and the interferons.

Cytokine Storm Syndrome:	This refers to a series of medical conditions in which the body’s immune system goes awry and produces an over-abundance of inflammatory signals; this can sometimes lead to organ failure and death

Dendritic Cell:	A special cell type of the immune system that boosts the immune response by presenting the antigens on its surface to other cells in the immune system and is also associated with phagocytosis.

DME:	Diabetic Macular Edema. A swelling of the macula region of the retina of the eye caused by the abnormal leakage and accumulation of fluid resulting from damaged blood vessels in the retina. This occurs as a result of poorly controlled diabetes wherein high blood sugar weakens the walls of the capillary blood vessels in the eyes causing them to leak.

DSMB/DSMC:	A Data Safety Monitoring Board or Data Safety Monitoring Committee is an independent group of experts who monitor patient safety and treatment efficacy data while a drug product’s clinical rial is ongoing

Endothelial Cell:	The cells that form the inner lining of the blood vessels such as in arteries, arterioles, veins, venules and capillaries. Endothelial cells also participate in inhibiting inflammation and produce growth factors that can lead to secondary blood vessel growth in the surrounding tissue.

FDA:	The U.S. Food and Drug Administration which regulates the development and approval of new drugs in the USA.

GLP:	Good Laboratory Practice. A quality system of management controls for research laboratories and organizations to ensure uniformity, consistency, reliability, reproducibility, quality and data integrity in research related to products in development that affect human or animal health (including pharmaceutical products) through all the non-clinical safety and toxicity standards The FDA has set rules for GLP compliance that sponsor companies of new drug applications are obliged to follow.

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GMP:	Good Manufacturing Practice. A quality system for ensuring that products are consistently produced and controlled according to set quality standards It is designed to minimized the risks involved in any pharmaceutical’s production that cannot be eliminated through testing the final product. The term cGMP prefaced with a “c”, means current GMP refer to the current best practices of GMP defined in specific FDA guidance documents.

Hyperimmune:	A state where the response of the immune system to an antigen is very high.

IL-1:	Interleukin-1 family of cytokines. The IL-1 cytokines play an important role in the regulation of the immune system’s inflammatory response to infections.

IL-2:	Interlukin-2 subtype of cytokine molecule in the immune system, which is part of the body’s natural response to microbial infections and regulates the activities of the white blood cells. This cytokine is produced by T-cell lymphocytes in blood.

IL-6:	A cytokine that acts mainly as a potent pro-inflammatory cytokine. It is mainly secreted by the macrophage blood cells. Its major role is to support immunocompetence, the ability of a host to respond to infections. Highly elevated levels of IL-6 may result in an averse hyperinflammatory syndrome such a that seen inCOVID-19 patients. IL-6 is also one of the cytokines implicated in the development of cancer cachexia in patients with advanced cancers.

IL-10:	Interleukin 10. It is an anti-inflammatory cytokine, normally produce within the body by mast cells. It is able to inhibit the synthesis of inflammatory cytokines such as interferon-gamma, IL-2 or TNF-alpha made by macrophage cells.

IL-12:	Interleukin 12. It is a cytokine made in the body by dendritic cells, macrophages, neutrophils and B-lymphocytes. IL-12 is linked with psoriasis and inflammatory bowel disease.

IND:	Investigational New Drug application to the FDA as the first stage of a New Drug Application process.

Interferon-gamma:	A cytokine that is critical for the body’s immunity against virus, bacteria and parasitic protozoa-caused infections. It is secreted in the body by activated T-lymphocytes

Interleukin:	A protein cytokine molecule produced by white blood cell types in blood that regulate various immune responses within the body. A particular interferon may have either a pro-inflammatory or anti-inflammatory effect.

IRB:	Institutional Review Board. Also known sometimes as an independent ethics committee, is a type of committee that applied standard research ethics by reviewing the methods proposed for research, such as in clinical trials to ensure they are ethical, in order to approve the specific research study.

IST:	Investigator Sponsored Trial. A particular type of clinical trial (usually a small, exploratory study), that is sponsored by an individual clinical investigator research physician rather than a company-sponsored trial.

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Lymphocyte:	A type of white blood cell occurring in the body’s lymphatic system. There are two sub-types of lymphocytes- B lymphocytes which make antibodies and T-lymphocytes that control the body’s immune responses.

Macrophage:	A type of white blood cell in the body that surrounds and kills microorganisms such as bacteria and viruses, removes dead cells and stimulates the action of other types of cells of the immune system.

MCP-1:	Monocyte chemoattractant proteoin-1. It is a protein chemokine produced in the body that regulates the migration and infiltration of white blood cells such as monocytes or macrophages I tissues. It is generally regarded to be a pro-inflammatory chemokine.

Monoclonal antibody	A type of protein-based selective drug that is made in the laboratory and can bind to and inhibit certain molecular targets in the body. It is called a monoclonal antibody because it is derived from a single clone of a B-lymphocyte that is then produced in large quantities of identical cells.

Monocyte:	A large type of white blood cell, which is part of the immune system. Macrophages surround and kill microorganisms that invade the body, ingest foreign material in the bloodstream, and boost the body’s immune responses.

NDA:	New Drug Application; a detailed application made to the FDA for the approval of a new drug.

PBMC:	Peripheral blood monocytes, a type of monocyte white blood cell. These are found circulating in the blood and are a critical defense in the immune system to fight infection and adapt to intruding microorganisms that enter the bloodstream.

PDGF:	Platelet derived Growth Factor. A protein molecule released from blood platelet cells, PDGF helps to heal wounds and to repair any damage to blood vessel walls in the body, and as an angiogenesis-stimulating agent, helping new blood vessels grow. PDGF is one of the growth factors implicated in the formation of the abnormal blood vessels that form in the retina in wet-AMD.

Phagocytosis:	It is a process in the body by which circulating white blood cells and other body cells can ingest and eliminate particles larger than 0.5 micrometers in diameter, including microbes, foreign substances and dead cell debris in the bloodstream.

PDR:	Proliferative Diabetic Retinopathy. An advanced form of diabetic retinal disease, where abnormal new blood vessels begin to grow within the retina where the original blood vessels have become closed, leading to sight-robbing complications.

TNF-alpha:	Tumor Necrosis Factor-alpha. It is a cytokine, used by the immune system for cell signaling, Macrophage cells release TNF-alpha as part of the inflammatory response to an infection. Certain cancers over-produce TNF-alpha and it is implicated as well in the development of cancer cachexia, and in rheumatoid arthritis.

VEGF	Vascular Endothelial Growth Factor. A protein that is found in the body and promotes the growth of new blood vessels. It is also involved in cancer progression, being expressed by tumor cells in solid cancers, leading to new blood vessels forming to feed the cancerous growth and help it grow in size In AMD it causes new aberrant leaking blood vessels to form in the retina, which can lead to blindness.

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IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021 AND 2020 AND FOR THE YEAR ENDED DECEMBER 31, 2021

AND FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION)

THROUGH DECEMBER 31, 2020

CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2022 AND 2021

AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 and 2021

(Unaudited)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

ImmunoCellular Therapeutics Ltd and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ImmunoCellular Therapeutics Ltd (formerly EOM Pharmaceuticals, Inc.) (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from March 27, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from March 27, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

F-2

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Description of the Matter

As more fully described in Note 7 of the consolidated financial statements, the Company evaluated the impact of converting the Bridge Note to a Convertible Promissory Note with the Bridge Note becoming null and void. In accordance with ASC 470-50-40-2, the Company treated the Bridge Note as extinguished and recognized a loss on debt extinguishment included in other income (expense) on the consolidated statement of operations. The extinguishment loss was determined by the sum of the fair value of the Convertible Promissory Note in excess of the carrying value of the Bridge Note, less cash received, plus other noncash consideration (warrants). The measurement of the common stock warrants fair value were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance. The portion of the proceeds allocated to the warrants was accounted for as noncash consideration and recognized as part of the loss on debt extinguishment.

How We Addressed the Matter in Our Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included the following, among others:

●	We obtained and reviewed management’s accounting memo regarding the appropriate accounting for the aforementioned conversion and management’s valuation of the convertible note.

●	We evaluated the authoritative guidance used by management for determining whether the conversion of the Bridge Note to a Convertible Promissory Note should be accounted for as debt extinguishment or debt modification.

●	With the assistance of our fair value specialists, (1) we developed independent estimates of the fair value of the new debt instrument; (2) we reviewed the valuation methods and assumptions utilized by the appraiser; (3) we reviewed and evaluated the relevant metrics prepared by management; and (4) we tested the mathematical accuracy of the valuation model.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY

June 24, 2022

F-3

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Current Assets:
Cash	$1,486,566	$262,979
Prepaid Expenses	179,730	-
Total Current Assets	1,666,296	262,979

Stock subscription receivable	-	3,725
Total Assets	$1,666,296	$266,704

Liabilities and Shareholders’ Equity (Deficit)

Current Liabilities:
Accounts payable and other accrued liabilities	$465,345	$137,128

Total Current Liabilities	465,345	137,128

Long Term Liabilities

Convertible Note, Net of Debt Premium - Related Party	2,816,776	-
Total Long Term Liabilities	2,816,776	-

Total Liabilities	3,282,121	137,128

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, -0- and 1,000,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	-	100

Common stock, $0.0001 par value, 500,000,000 authorized, 113,270,751 issued and outstanding as of December 31, 2021 and 100,000,000 authorized, 45,075,538 issued and outstanding as of December 31, 2020	11,327	4,508

Additional paid-in capital	4,974,842	1,577,960
Accumulated deficit	(6,601,994)	(1,452,992)
Total Shareholders’ Equity (Deficit)	(1,615,825)	129,576
Total Liabilities and Shareholders’ Equity (Deficit)	$1,666,296	$266,704

The accompanying notes are an integral part of these consolidated financial statements

F-4

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2021

AND FOR THE PERIOD FROM MARCH 27, 2020 (INCEPTION) TO DECEMBER 31, 2020

	Year Ended	For the Period from March 27, 2020 (Inception) to
	December 31, 2021	December 31, 2020
Operating expenses
Salaries and Benefits	$449,567	$174,306
Research and development	1,301,437	696,718
Marketing and Advertising	554,025	474,000
General and administrative	308,433	107,968
Total operating expenses	2,613,462	1,452,992

Loss from operations	(2,613,462)	(1,452,992)

Other Income (Expense)
Interest expense (net)	(8,462)	-
Loss on debt extinguishment	(2,527,078)	-
Total Other Income (Expense)	(2,535,540)	-

Net loss	$(5,149,002)	$(1,452,992)

Loss per share:
Basic	$(0.11)	$(0.03)
Diluted	$(0.11)	$(0.03)

Weighted average common shares outstanding:
Basic	47,535,953	45,075,538
Diluted	47,535,953	45,075,538

The accompanying notes are an integral part of these consolidated financial statements

F-5

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at Inception, March 27, 2020	-	$-	-	$-	$-	$-	$-
Founders stock issued for cash	42,836,787	4,284	950,333	95	1,499,346		1,503,725
Founders stock issued for intangible asset	2,238,751	224	49,667	5	78,614		78,843
Net loss						(1,452,992)	(1,452,992)
Balance at December 31, 2020	45,075,538	$4,508	1,000,000	$100	$1,577,960	$(1,452,992)	$129,576

Warrant Issuance					2,194,477		2,194,477
Effect of Merger and recapitalization, net of transaction costs of $20,000	4,195,213	419			1,208,705		1,209,124
Conversion of Preferred Stock to Common Stock	64,000,000	6,400	(1,000,000)	(100)	(6,300)		-
Net loss						(5,149,002)	(5,149,002)
Balance at December 31, 2021	113,270,751	$11,327	-	$-	$4,974,842	$(6,601,994)	$(1,615,825)

The accompanying notes are an integral part of these consolidated financial statements

F-6

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	For the Period from March 27, 2020 (Inception) to
	December 31, 2021	December 31, 2020

Cash flows from operating activities:
Net loss	$(5,149,002)	$(1,452,992)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for intangible asset	-	78,843
Amortization of Debt Premium	(17,224)	-
Loss on debt extinguishment	2,527,078	-
Changes in operating assets and liabilities:
Prepaid expenses	13,372	-
Accounts payable and other accrued liabilities	319,391	137,128
Net cash used in operating activities	(2,306,385)	(1,237,021)

Cash flows from financing activities:
Proceeds from convertible note - related party	1,000,000	-
Proceeds from bridge note facility - related party	1,501,399	-
Cash from Merger and recapitalization, net of transaction costs	1,024,848	-
Common Stock Issued for Cash	-	1,500,000
Stock subscription receivable	3,725	-
Net cash provided by financing activities	3,529,972	1,500,000

Net change in cash	1,223,587	262,979
Cash at beginning of period	262,979	-

Cash at end of period	$1,486,566	$262,979

Supplementary disclosures of cash flows information
Cash paid during the period for:
Interest	$12,815	$-
Taxes	$-	$-
Non-cash transactions:
Stock receivable	$-	$1,078,175

The accompanying notes are an integral part of these consolidated financial statements

F-7

ImmunoCellular Therapeutics Ltd and Subsidiary

Notes to the Consolidated Financial Statements

1.	Basis of Presentation and Description of the Business

ImmunoCellular Therapeutics Ltd (“hereinafter “ImmunoCellular”, the “Company” or “we”) filed its original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987, under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd.

On December 1, 2021, we completed the acquisition of EOM Pharmaceuticals, Inc., (“EOM”) a Delaware corporation incorporated on March 27, 2020. The transaction was accounted for as a reverse merger (the “Merger”), with EOM Pharmaceuticals, Inc. deemed to be the accounting acquirer and ImmunoCellular Therapeutics Ltd. deemed to be the legal acquirer. As such, the consolidated financial statements herein reflect the historical activity of EOM Pharmaceuticals, Inc. since its inception on March 27, 2020. The shares and corresponding capital amounts and losses per share, prior to the Merger, have been retroactively restated based on shares reflecting the exchange ratio established in the Merger.

We are a clinical stage pharmaceutical company that is focused on developing drugs with the potential to transform therapeutic paradigms and improve quality of life in patients suffering from debilitating and sometimes deadly diseases. We were founded with a specific vision to pursue innovative approaches to solving the problems of some of today’s significant medical needs. Our development efforts are focused on therapeutics with novel mechanisms of action that have shown promise in diseases with high unmet need such as the hyperimmune response in severe COVID-19 patients, cancer cachexia for which no products have been approved in the U.S., rheumatoid arthritis, and inflammatory conditions of the retina characterized by a breakdown of the blood-retinal barrier such as diabetic retinopathy, Aged related macular degeneration and retinal vein occlusion among others. Our pipeline includes our lead compound EOM613, an investigational novel “dynamically dual-acting” immunomodulator. EOM613 is a peptide nucleic-acid solution with both anti-inflammatory and pro-inflammatory broad spectrum cytokine effects. Human cell culture studies demonstrate that EOM613 can suppress or stimulate monocytes and macrophages depending on the activation state and environment of those key immune cells resulting in either further activation or suppression.

F-8

Risks and Uncertainties

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. As a result, the Company is unable to predict the timing or amount of increased expenses or when or if the Company will be able to achieve or maintain profitability. Further, the Company is currently dependent on Pace Analytical, Inc. and outside Contract Research Organizations and consultants for much of its preclinical research, clinical research and development activities and initial manufacturing activities (Note 9). Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. The Company does not expect to generate revenue from sales of EOM613 or EOM147 or any other revenue unless and until the Company completes preclinical and clinical development and obtains regulatory approval for one or more product candidates. If the Company seeks to obtain regulatory approval for any of its product candidates, the Company expects to incur significant commercialization expenses.

Even if the Company is able to generate revenues from the sale of its product candidates, if approved, it may not become profitable. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations at planned levels and be forced to reduce its operations.

On January 30, 2020, the World Health Organization announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 Outbreak as a pandemic, based on the rapid increase in exposure globally. The global COVID-19 pandemic has had, and may continue to have, a material impact on our business. Towards the end of the 4th quarter 2021 we experienced and continue to experience, an impact to our business in connection with our ongoing EOM613 clinical trial in Brazil. Due to ongoing numerous clinical studies in Brazil for various therapeutic treatments as well as the lack of available patients eligible for screening in accordance with the terms of our agreed upon trial protocol, we have experienced and may continue to experience a delay in enrollment in our clinical trial. A continued delay in patient enrollment will delay our ability to collect and analyze critical scientific data on our drug candidate which may impact our ability to raise additional capital and our overall ability to continue our operations and business plan. As otherwise discussed above, the full impact of the COVID-19 Outbreak continues to evolve as of the date of these financial statements and while our financial results for the year ended December 31, 2021 were not significantly impacted by COVID-19, if the COVID-19 Outbreak continues, it may have a material adverse effect on the Company’s financial condition, liquidity, and future results of operations including our ability to conduct future clinical drug trials for our drug candidates. Management is actively monitoring the impact of the global pandemic on its financial condition, liquidity, operations, industry, and workforce.

Liquidity and Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Given the nature of our business, industry and regulatory environment, it has not yet established an ongoing source of revenue sufficient to cover its working capital needs and operating costs to allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, our ability to obtain necessary financing to sustain operations and the attainment of profitable operations. Our ultimate success depends on the outcome of our research and development activities, results of clinical trials, the approval of our drug products by government agencies and the successful commercialization of our drugs.

F-9

We have generated no revenues, have incurred operating losses since inception, and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. For the year ended December 31, 2021 we incurred a net loss and negative cash flows from operating activities of approximately $2,600,000 and $2,300,000, respectively. We expect to incur substantial losses for the foreseeable future, which will continue to generate negative net cash flows from operating activities, as we continue to pursue research and development activities and the clinical development of our primary product candidates, EOM613 and EOM147. As of December 31, 2021, we had cash of $1,486,566, working capital (defined as current assets less current liabilities) of $1,200,951 and an accumulated deficit in shareholders’ equity of $(6,601,994). The Company’s principal sources of cash have included the issuance of both a bridge note and a convertible debt to a related party.

These factors raise substantial doubt as to our ability to continue as a going concern for a period of one year from the date these consolidated financial statements were issued. These factors, among others, raise substantial doubt as to our ability to obtain additional debt or equity financing and our ability to continue as a going concern. Until such time as we are able to establish a revenue stream from the sale of our therapeutic products, we are dependent upon obtaining necessary equity and/or debt financing to continue operations. We cannot make any assurances that sales of our drug products will commence in the near term or that additional financings will be available to us and, if available, on acceptable terms or at all. To date, we have been funded entirely by the majority shareholder’s family. There can be no assurance that the majority shareholder’s family will continue to fund our operations on favorable terms or at all. Moreover, there can be no assurance that we will be able to secure the necessary debt or equity financings to continue our drug development and clinical trial plans at all or on terms acceptable to us. This could negatively impact our business and operations and could also lead to the reduction of our business and drug development operations. Consequently, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, there are material risks and uncertainties that raise substantial doubt about our ability to continue as a going concern within one year from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

We intend to raise such additional capital through a combination of private and public equity offerings, debt financings, government funding arrangements, strategic alliances or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such agreements are not available on favorable terms, or at all, as and when needed, we will need to re-evaluate our operating plan and may be required to delay or discontinue the development of one or more of our product candidates or operational initiatives. We expect that our cash as of December 31, 2021 will be insufficient to fund our projected operations from the issuance of these consolidated financial statements and accordingly, we are in the process of attempting to raise additional equity and/or debt funds to continue our operations. See Notes 6 and 7.

If we are unable to obtain adequate equity or debt capital, we could be forced to cease operations. The accompanying consolidated financial statements are accounted for as if we are a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should we be unable to continue as a going concern.

F-10

2.	Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the accompanying Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Our fiscal year ends on December 31.

Principles of consolidation

The accompanying Consolidated Financial Statements include the assets, liabilities and expenses of the Company and our wholly owned subsidiary, EOM Pharmaceuticals Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Reverse Merger and Recapitalization

The merger with EOM was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, the Company is treated as the “acquired” company with EOM treated as the acquirer for financial reporting purposes.

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of EOM issuing stock for the net assets of ImmunoCellular, accompanied by a recapitalization. The net assets of ImmunoCellular are stated at historical cost, with no goodwill or other intangible assets recorded.

EOM was determined to be the accounting acquirer based on the following predominant factors:

●	EOM’s shareholders have the largest portion of voting rights in the Company;

●	the Board and Management are entirely composed of individuals associated with EOM; and

●	EOM was the larger entity based on historical operating activity and had the larger employee base at the time of the Merger.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of EOM. The shares and corresponding capital amounts and losses per share, prior to the Merger as described in Note 4, have been retroactively restated based on shares reflecting the exchange ratio established in the Merger. See Note 4 to these consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include but are not limited to the valuation allowance on the Company’s deferred tax assets as well as the fair value of our Convertible Promissory Note in connection with our loss on extinguishment of our Bridge Loan Facility, and related debt premium. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates.

F-11

Off-Balance Sheet Risk and Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist primarily of cash. All of the Company’s cash is maintained at a federally insured financial institution. The deposits held at this institution are in excess of federally insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institution in which those deposits are held. The Company has no off-balance sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company has investments in highly liquid money market funds but does not have investments in equity or debt securities.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consists principally of cash amounts on deposit with financial institutions. At times, the Company’s cash in banks is in excess of the Federal Deposit Insurance Corporation insurance limit. The Company has not experienced any loss as a result of these deposits.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Cost includes the acquisition costs and all costs necessary to bring the asset to the location and working condition necessary for its intended use. Depreciation expense is recognized using the straight-line method over the estimated useful life of each asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the accompanying statements of operations. Expenditures for normal, recurring or periodic repairs and maintenance related to property and equipment are charged to expense as incurred. The cost for planned major maintenance activities, including the related acquisition or construction of assets, is capitalized if it will result in future economic benefits.

Estimated useful lives for property and equipment are as follows:

Property and equipment	Estimated useful life
Laboratory equipment	Three years
Furniture and fixtures	Three years
Computer equipment	Three years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

At December 31, 2021 and 2020, the Company had no fixed assets.

F-12

Fair Value Measurement

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s cash equivalents are carried at fair value, determined according to the fair value hierarchy described above. The carrying values of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities.

The Company’s financial instruments consist of Level 1 cash and cash equivalents as of December 31, 2021 and 2020 respectively.

Research and Development Expenses

Research and development costs include costs incurred for external research and development activities to develop drug candidates and are expensed as incurred in the accompanying statements of operations. Research and development costs consist of when applicable, external laboratory supplies and facility costs, as well as fees paid to third party entities that conduct certain research and development activities on the Company’s behalf.

The Company records accrued liabilities for incurred cost of research and development activities conducted by service providers, which include activities under agreements with Pace Analytical Inc. and Eurofins Alphora, Inc. (Note 9), for preclinical studies and contract manufacturing activities. The Company records the costs of research and development activities based upon the amount of services provided and includes these costs in accrued and other current liabilities in the accompanying balance sheet and within research and development expense in the accompanying statement of operations.

For the year ended December 31, 2021 and for the period from March 27, 2020 (Inception) through December 31, 2020, the Company incurred $1,301,437 and $696,718 respectively, of research and development costs.

F-13

Patent costs

All patent-related costs incurred in connection with filing patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses. The Company currently does not own any patents but has filed for EOM613 patent protection for trade secret manufacturing processes.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities, which relate principally to the carrying amount of the Company’s net operating loss carryforwards, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets where, based upon the available evidence, the Company concludes that it is more-likely-than-not that the deferred tax assets will not be realized. In evaluating its ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Because of the uncertainty of the realization of deferred tax assets, the Company has recorded a full valuation allowance against its deferred tax assets.

Reserves are provided for tax benefits for which realization is uncertain. Such benefits are only recognized when the underlying tax position is considered more-likely-than-not to be sustained on examination by a taxing authority, assuming they possess full knowledge of the position and facts. Interest and penalties related to uncertain tax positions are recognized in the provision of income taxes; however, the Company currently has no interest or penalties related to uncertain income tax benefits.

Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, stock options and restricted stock units are considered to be potentially dilutive securities.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined it operates in a single operating segment and has one reportable segment.

F-14

Stock-Based Compensation

The stock-based awards of the Company are classified as equity (stock options and warrants). Stock-based compensation expense is recognized on a straight-line basis, net of actual forfeitures in the period, based on the grant date fair value of the awards. The grant-date fair value of an award is generally recognized as compensation expense over the award’s requisite service period, usually the vesting period, which is generally three years for stock options. The Company estimates the fair value of all stock-based awards using the Black- Scholes-Merton valuation model which requires the use of subjective assumptions that could materially impact the estimation of fair value and related compensation expense to be recognized. These assumptions include (i) the expected volatility of our stock price, (ii) the periods of time over which recipients are expected to hold their options prior to exercise (expected lives), (iii) expected dividend yield on our common stock, and (iv) risk-free interest rates, which are based on quoted U.S. Treasury rates for securities with maturities approximating the options’ expected lives. Developing these assumptions requires the use of judgment. The Company, both prior to and after the Merger, lacks company-specific historical and implied volatility information. Therefore, we estimate our expected stock volatility based on the historical volatility of a publicly traded set of peer companies. Expected lives are principally based on our historical exercise experience with previously issued employee and board of director option grants. The expected dividend yield is zero as we have never paid dividends and do not currently anticipate paying any in the foreseeable future.

For the year ended December 31, 2021 and for the period from March 27, 2020 (Inception) through December 31, 2020, the Company did not issue any stock-based awards or record any share-based compensation expense.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective is not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize the liabilities related all leases, including operating leases, with a term greater than 12 months on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. This guidance will be effective for public companies for annual and interim periods beginning after December 15, 2018. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2021, early adoption is permitted. We adopted Topic 842 effective January 1, 2022. As the Company had no lease obligations as of December 31, 2021 there was no impact on its consolidated financial statements or financial statement disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance is intended to improve consistent application and simplify the accounting for income taxes. This ASU removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance. This standard is effective for annual reporting periods beginning after December 15, 2020, including interim reporting periods within those annual reporting periods, with early adoption permitted. We have adopted ASU No. 2019-12 for the calendar year ended December 31, 2021 with such adoption having no material impact on these consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

F-15

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet.

3.	Fair Value Measurements

As of December 31, 2021 and 2020, the Company’s financial instruments included cash, money market securities, accounts payable and accrued expenses. The carrying amounts for cash and accounts payable reported in the Company’s consolidated financial statements for these instruments approximate their respective fair values because of the short-term nature of these instruments.

The following tables present information about the Company’s financial assets measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	December 31, 2021
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents:
Non-interest-bearing account	$1,014,212	$1,014,212	$—	$—
Money market	472,354	472,354
Total	$1,486,566	$1,486,566	$—	$—

Non-interest-bearing cash accounts are measured at fair value on a recurring basis using quoted prices and are classified as Level 1. Interest bearing money market funds are measured at fair value using quoted prices in active markets for identical assets and are classified as Level 1. There were no transfers of assets between the fair value measurement levels during the period ended December 31, 2021.

F-16

	December 31, 2020
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash:
Non-interest-bearing account	$262,979	$262,979	$—	$—
Total	$262,979	$262,979	$—	$—

Non-interest-bearing account is measured at fair value on a recurring basis using quoted prices and are classified as Level 1. There were no transfers of assets between the fair value measurement levels during the period from March 27, 2020 (Inception) through December 31, 2020.

4.	Reverse Merger and Recapitalization

As discussed in Note 1, on December 1, 2021 (the “Closing Date”), we consummated the business combination (“Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated December 1, 2021, by and among EOM Pharmaceuticals Inc, ImmunoCellular Therapeutics Ltd., ImmunoCellular Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of ImmunoCellular (“Merger Sub”), pursuant to which Merger Sub was merged with and into EOM, with EOM surviving the Merger. As a result of the Merger, EOM became a wholly-owned subsidiary of ImmunoCellular. Pursuant to the Merger Agreement, EOM shareholders exchanged all of their EOM common stock for newly issued shares of ImmunoCellular common and Series C Convertible Preferred stock. Post-merger, the Company’s then current equity holders own approximately 3.5% and the former EOM equity holders own approximately 96.5% percent of the Company’s common stock, calculated on a fully diluted basis.

While ImmunoCellular was the legal acquirer of EOM in the Merger, for accounting purposes, the Merger is treated as a Reverse Recapitalization, whereby EOM is deemed to be the accounting acquirer, and the historical financial statements of EOM became the historical financial statements of ImmunoCellular upon the closing of the Merger. Under this method of accounting, ImmunoCellular is treated as the “acquired” company and EOM is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of EOM issuing stock for the net assets of ImmunoCellular, accompanied by a recapitalization. The net assets of ImmunoCellular were stated at historical cost, with no goodwill or other intangible assets recorded.

Pursuant to the Merger Agreement, the aggregate consideration payable to stockholders of EOM at the Closing Date consisted of 45,075,538 shares of ImmunoCellular common stock, par value $0.0001 per share (“Common Stock”) plus 1,000,000 shares of Series C Convertible Preferred Stock, par value $0.0001 per share that by its terms, automatically converted into 64,000,000 shares of Common Stock (collectively the “Closing Consideration”) upon the filing of an amendment to the Certificate of Incorporation, as explained in Note 11. At the effective time of the Merger, and subject to the terms and conditions of the Merger Agreement, each share of EOM common stock, par value $0.0001 per share was converted into ImmunoCellular (i) Common Stock equal to .90151 per share and; (ii) Series C Convertible Preferred Stock equal to .02 per share (collectively the “Exchange Ratios”). The EOM Warrant and Convertible Promissory note that was outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was assumed by ImmunoCellular and converted into a Warrant and Convertible Promissory Note to acquire a number of shares of Common Stock at an adjusted exercise or conversion price per share, pursuant to the terms of the Merger Agreement based on ImmunoCellular’s closing price immediately prior to the effective time of the Merger or $.60 per share and will continue to be governed by the same terms and conditions, including vesting or conversion rights, as were applicable to the original instrument.

F-17

On December 22, 2021, the Series C Convertible Preferred Stock was exchanged for 64,000,000 shares of Common Stock by the EOM shareholders with the Series C Convertible Preferred Stock thereafter resuming its status of authorized but unissued shares of preferred stock and no longer being designated as Series C Convertible Preferred Stock. See Note 11.

5.	Accounts Payable and Accrued Expenses Accrued and other current liabilities consist of the following:

	December 31, 2021	December 31, 2020
Research and development services	$195,456	$89,458
General and administrative services	78,976	17,560
Marketing and consulting	178,029	30,110
Accrued interest	12,884	-
Total	$465,345	$137,128

6.	Bridge Note Facility

On April 7, 2021 the Company entered into a Bridge Note facility (the “Bridge Note”) with a related party shareholder. Under the terms of the Bridge Note, the Company has the right to borrow up to $2,500,000 over the three (3) year period ending April 1, 2024 at an interest rate of 2%. The note may be prepaid in whole or in part without penalty up to and including the date of maturity. On November 24, 2021 the holder of the Bridge Note agreed to transfer the current amount due under the Bridge Note of $1,501,399 to a Convertible Promissory Note with the Bridge Note becoming null and void. See Note 7. The amount of accrued interest on the Bridge Note at November 24, 2021 was $12,815 and was paid in December 2021.

7.	Convertible Note

Pursuant to the Merger Agreement, the Company assumed EOM’s Convertible Promissory Note (the “Note”) dated November 24, 2021 in the amount of up to $5.0 million to a related party, the terms of which required the related party to advance $1 million to the Company immediately prior to closing and commit to provide additional funding up to an additional $2.5 million over the 2 year term of the note. The note bears an interest rate of 5% payable on a semi-annual basis, has no prepayment penalty and matures on November 24, 2023. Under the terms of the Note, the related party agreed to transfer the amount due under the Bridge Note Facility of $1,501,399 to the principal of the Note with the Bridge Note Facility becoming null and void. At the Closing Date, the Company assumed the principal amount due under the Note of $2,501,399 which included the unpaid principal amount of the Bridge Note Facility of $1,501,399 and the $1,000,000 advanced under the Note. The Note is convertible into common stock at the option of holder at a price of $1.30 per share, the agreed upon pre-merger value of EOM. The conversion price is adjusted for stock splits, stock dividends and other adjustments and was adjusted at the Closing Date to $0.60 per share the pre-close price of the Company’s common stock as traded on the OTC Markets Pink Sheets. The number of shares the Convertible Promissory Note is converted into was also adjusted to the pre-closing price of $0.60 per share. As of December 31, 2021, the Company has received $2,501,399 of funding from the Note.

F-18

In addition to the Note, EOM on November 24, 2021 issued to the related party a warrant to purchase 2,501,399 shares of common stock at a pre-merger exercise price of $1.30 per share based on the agreed upon EOM exchange value for the Merger. The warrant exercise price is adjusted for stock splits, stock dividends and other adjustments and was adjusted at the Closing Date to the $0.60 per share based on the pre-closing price of the Company’s common stock as traded on the OTC Markets Pink Sheets.

At December 31, 2021, the Company had 4,168,998 warrants outstanding. The warrant expires on November 24, 2026.

In accordance with ASC 470-50-40-2, the Company treated the Bridge Note as extinguished and recognized a $2,527,078 loss on debt extinguishment in other income (expense) on the consolidated statement of operations for the year ended December 31, 2021 determined by the sum of the fair value of the Note in excess of the carrying value of the Bridge Note, less cash received, and plus other noncash consideration (warrants). The Company determined the valuation of the Note in the amount of $2,834,000 utilizing a Monte Carlo simulation model as of the date the Note was issued utilizing a $0.60 share price and considering various probability outcomes at various measurement dates.

Premiums to the principal amount of the Note are included in the carrying value of the Note and amortized to “Interest and other (expense) income” over the remaining term of the underlying debt. During 2021, the Company recorded an approximate $0.3 million debt premium upon issuance of the Note. The premium is amortized to interest income over the two-year term of the debt. For the year ended December 31, 2021, the amortization of the premium resulted in interest income of $17,237 (inclusive of $13 of other interest income). Interest expense on the Note totaled $12,884 for the year ended December 31, 2021.

The following table presents the Note as of December 31, 2021:

Note	$2,501,399
Debt premium	315,377
Carrying value of convertible note	2,816,776
Accrued interest	12,884
Total convertible notes and accrued interest	$2,829,660

8.	Warrant

As additional consideration to the related party holder of the Convertible Promissory Note and pursuant to the terms of the Merger Agreement, the Company assumed EOM’s warrant agreement dated November 24, 2021, (See Note 7) the terms of which called for the issuance of 2,501,399 warrants to the related party. The warrant had an exercise price of $1.30 per share prior to the Merger. The warrant exercise price is adjusted for stock splits, stock dividends and other adjustments and was adjusted at the Closing Date to the $0.60 per share based on the pre-closing price of the Company’s common stock as traded on the OTC Markets Pink Sheets. The number of warrants was adjusted to 4,168,998 from 2,501,399 to reflect the adjusted exercise price. The warrant expires on November 24, 2026.

The measurement of the warrant’s fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $1.30, exercise price of $1.30, term of five years, volatility of 86.0%, risk-free rate of 1.34%, and expected dividend rate of 0%).

The grant date fair value of these warrants was estimated to be $2,194,477 on November 24, 2021 and was reflected as a component of the loss on the extinguishment of the Bridge Note for the year ended December 31, 2021.

F-19

9.	Commitments and Contingencies

Employment Agreement

On April 2, 2020, we entered into a two-year employment agreement with Dr. Taraporewala that may be renewed annually subject to the Company’s approval. The agreement may be terminated by either party at any time upon 30 days’ notice. Under the terms of the agreement, Dr. Taraporewala will be employed as our Chief Executive Officer at an annual base salary of $250,000. Bonuses, if any, will be awarded at the discretion of the Company’s board of directors. We have also agreed to reimburse for Dr. Taraporewala’ s private health and dental insurance, as well as his life insurance policy. He may also be granted equity compensation at the board’s discretion. The agreement includes standard non-disclosure provisions as well as a one-year non-compete covenant. The Company is currently in negotiations with Dr. Taraporewala to extend his employment agreement.

Operating Lease Agreement

The Company has no leased premises as all operations are performed on a virtual basis. No rent expense was recognized at December 31, 2021 and 2020, respectively, in the consolidated financial statements.

Contract Research Agreement with Pace Analytical, Inc.

In May 2020, the Company entered into a Service and Quality Agreement with Pace Analytical Inc. (“Pace”) pursuant to which Pace is to provide for a three-year term, research, drug development and laboratory consulting and scientific services to the Company. The agreement also calls for Pace to perform certain product testing and manufacturing processes necessary to develop and produce usable clinical trial samples. The total estimated project cost for the various services to be provided to the Company amount to $803,225. Research and development expense associated with services rendered under the Service and Quality Agreement was $230,303 and $618,113 for the year ended December 31, 2021 and for the period from March 27, 2020 (Inception) through December 31, 2020, respectively.

Communications and R&D Services Agreement

Effective September 4, 2020 as amended on December 1, 2020, the Company entered into a Communications Services Agreement (the Services Agreement) with GMJ Global LLC dba TogoRun, LLC (“TOGO”) a full-service healthcare consultancy company providing senior expertise in pharmaceutical clinical development, R&D planning, regulatory affairs, scientific communications and advisory board development, commercial strategy and execution, and corporate communications across all media. For the year ended December 31, 2021 and for the period from March 27, 2020 (Inception) through December 31, 2020, the Company incurred $554,025 and $474,000, respectively, of website development, marketing, corporate presentations including branding and traditional and social media messaging costs.

Azidus Agreement

In March 2021, the Company entered into a Master Services Agreement with Azidus, a Brazilian based Contract Research Organization (the “Azidus Agreement”) to serve as the Company’s clinical trial operator in Brazil in connection with the Company’s EOM613 COVID-19 open label investigatory clinical trial. The Company has the right to terminate the Azidus Agreement for convenience or other reasons specified in the Azidus Agreement upon prior written notice with no termination fee. Effective July 19, 2021 the Azidus Master Service Agreement was amended to reflect additional clinical trial protocol procedures. The Azidus Agreement is estimated to cost approximately $1,092,000. For year ended December 31, 2021 we incurred $465,685 in clinical trial costs.

F-20

Eurofins CDMO Alphora Inc. Agreement

On December 14, 2021, the Company entered into a Squalamine Lactate Route Selection, Development and Demonstration Agreement with Eurofins CDMO Alphora, Inc., a Canadian based Contract Research Organization to evaluate various synthetic routes to access Squalamine Lactate for purposes of further research and development of the Company’s EOM147 drug compound. The agreement is structured under a Phase 1 and Phase 2 work plan spanning over a ten-month period commencing in January 2022. The estimated aggregate cost under the agreement is approximately $1.3 million. No costs were incurred at December 31, 2021. To date, the Company has paid Eurofins $74,350.

Indemnification

The Company enters into certain types of contracts that contingently requires the Company to indemnify various parties against claims from third parties. These contracts primarily relate to (i) the Company’s bylaws, under which the Company must indemnify directors and executive officers, and may indemnify other officers and employees, for liabilities arising out of their relationship, (ii) contracts under which the Company must indemnify directors and certain officers and consultants for liabilities arising out of their relationship, (iii) contracts under which the Company may be required to indemnify partners against certain claims, including claims from third parties asserting, among other things, infringement of their intellectual property rights, and (iv) procurement, consulting, or license agreements under which the Company may be required to indemnify vendors, consultants or licensors for certain claims, including claims that may be brought against them arising from the Company’s acts or omissions with respect to the supplied products, technology or services. From time to time, the Company may receive indemnification claims under these contracts in the normal course of business. In addition, under these contracts, the Company may have to modify the accused infringing intellectual property and/or refund amounts received.

In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these contracts due to the Company having no history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

Legal proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

10.	Common Stock

On September 11, 2020, the Company effected a one-for-ten reverse stock split of its common stock through an amendment to its amended and restated Certificate of Incorporation. As of the effective time of the reverse stock split, every ten shares of the Company’s issued and outstanding common stock were converted into one issued and outstanding share of common stock, without any change in par value per share. No fractional shares were issued as a result of the reverse stock split. In addition, the Amended and Restated Certificate of Amendment reduced the number of authorized shares of common stock to 50,000,000.

Pursuant to EOM’s Certificate of Incorporation filed in September 2020, EOM is authorized to issue 100,000,000 shares of voting common stock. Holders of voting common stock shall have the exclusive right to vote for the election of directors of the Company and on all other matters requiring stockholder action. During the period from March 27, 2020 through December 31, 2020, EOM Founders shares, before retroactive restatement due to the Merger, in the amount of 47,516,667, were issued for cash totaling $1,503,725 of which $425,550 was received on or before September 30, 2020; $1,074,450 was received on or before December 31, 2020; and $3,725 was received in April 2021. In addition, before retroactive restatement due to the Merger, 2,483,333 EOM Founders shares were issued in exchange for intellectual property resulting in a $78,843 charge to research and development expense as of December 31, 2020. As described above, Founders shares and corresponding capital amounts and losses per share, prior to the Merger, have been retroactively restated based on shares reflecting the exchange ratio established in the Merger.

F-21

On December 1, 2021 and pursuant to the Merger Agreement, the Company issued 45,075,538 shares of common stock to the EOM shareholders and shortly thereafter filed an Amended and Restated Certificate of Incorporation to increase its shares of common stock, par value $0.0001 per share to 500,000,000.

On December 1, 2021 pursuant to the Merger Agreement (Note 4) all EOM shareholders exchanged their EOM common stock for Company common stock with EOM’s common stock thereafter extinguished.

On December 20, 2021 and pursuant to the terms of the Merger Agreement, the Company issued 64,000,000 shares of common stock to the EOM shareholders in exchange for the Series C Convertible Preferred stock in satisfaction of the Closing Consideration.

Stock Options

On March 11, 2016, the Company’s Board of Directors adopted the 2016 Equity Incentive Plan (Plan), which superseded the Company’s expired 2005 Equity Incentive Plan, and reserved 250,000 shares of common stock for issuance under the Plan. The 2016 Plan was approved by the Company’s stockholders at its 2016 Annual Meeting of Stockholders. Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. Option prices for qualified incentive stock options (which may only be granted to employees) issued under the plan must be at least equal to 100% of the fair market value of the common stock on the date the option is granted (unless the option is granted to a person who, at the time of grant, owns 10% of the total combined voting power of all classes of stock of the Company; in which case the option price may not be less than 110% of the fair market value of the common stock on the date the option is granted). Option prices for nonqualified stock options issued under the Plan are at the discretion of the committee and may be equal to, greater or less than fair market value of the common stock on the date the option is granted. The options vest over periods determined by the Board of Directors and are exercisable no later than ten years from date of grant (unless they are qualified incentive stock options granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company, in which case the options are exercisable no later than five years from date of grant). As of December 31, 2021, no stock options were outstanding under the Plan.

11.	Preferred Stock

On December 1, 2021 and pursuant to the Merger Agreement, the Company amended its Amended and Restated Articles of Incorporation to authorize the issuance of 1,000,000 non-voting Series C Convertible Preferred Stock, par value $0.0001 per share to EOM shareholders convertible into 64 shares of common stock for each EOM Series C Convertible Preferred Stock share exchanged. On or about December 20, 2021, the Company amended its Amended and Restated Articles of Incorporation to increase the authorized number of shares of preferred stock to 5,000,000 and, under its terms, immediately exchanged the Series C Convertible Preferred Stock for 64,000,000 shares of the Company’s common stock. Pursuant to the terms of the Series C Convertible Preferred Certificate of Designation, the Series C designation resumed its status of authorized but unissued shares of preferred stock and was no longer designated as Series C Convertible Preferred Stock. As of December 31, 2021, no preferred stock is issued and outstanding.

F-22

12.	401(K) Profit Sharing Plan

In past years, the Company has adopted a Profit-Sharing Plan that qualifies under Section 401(k) of the Internal Revenue Code. Contributions to the plan are at the Company’s discretion. The Company did not make any matching contributions during the year ended December 31, 2021 and for the period from March 27, 2020 (Inception) through December 31, 2020.

13.	Income Taxes

We have incurred net operating losses since inception. We have not reflected the benefit of net operating loss carryforwards in the accompanying consolidated financial statements and have established a full valuation allowance against our deferred tax assets as it is not more likely than not that such benefit will be realized.

The reconciliation of federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2021	2020
Expected income tax benefit at federal statutory rate	21.0%	21.0%
Loss from period Company treated as a pass-through entity	-	-2.9%
Other permanent differences	-	-1.1%
Loss on debt extinguishment	-10.3%	-
Research & Development tax credit	0.9%	1.5%
Change in Valuation Allowance	-11.6%	-18.5%
Total	0%	0%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal components of the Company’s deferred tax assets consisted of the following:

Deferred Tax Asset:	2021	2020
Federal net operating loss carryforward	$796,369	$245,765
R&D Credit carryforward	67,135	22,445
Less: Valuation Allowance	(863,504)	(268,210)
Net Deferred Tax Asset	$-	$-

F-23

Pursuant to the Merger with EOM, the Company will, effective January 1, 2022, join in the filing of a consolidated income tax return with its wholly owned subsidiary EOM. For calendar 2021, both the Company and EOM will file separate corporate income tax returns. At December 31, 2021, EOM’s historic net operating loss and unused research & development tax credit carryforwards of approximately $3.8 million and $67,000 respectively will be subject to the consolidated separate return limitation provisions. The federal net operating loss carryforwards have no expiration date while EOM’s research & development tax credit carryforwards expire in 2040-2041.

At December 31, 2021 and 2020, the Company had accumulated federal and California net operating loss carryforwards of approximately $42.6 million and $89.4 million and $42.2 and $89.0 respectively, expiring in various years from 2028 and beyond.

The Merger with EOM resulted in change of control as defined under Section 382 of the Internal Revenue Code of 1986. Consequently, the Company’s net operating losses are limited, on an annual basis, in an amount equal to the Company’s pre-change of control value multiplied by the long-term tax-exempt bond rate in effect for the month of the change of control. Consequently, the Company’s annual limitation on the amount of pre-Merger net operating losses available to offset future Company profits is $36,000.

Based on the Company’s current and projected future losses, the Company recorded a full valuation allowance against its deferred tax assets as of December 31, 2021 and 2020. The Company intends to maintain a valuation allowance until sufficient positive evidence exists to support a reversal of the allowance. For the period ended December 31, 2021 and 2020, the valuation allowance increased by $595,294 and $268,210 respectively.

The Company files income tax returns in the U.S. federal jurisdiction as well as California and New Jersey.

The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. As of December 31, 2021 and 2020, the Company had no unrecognized income tax benefits that would affect the Company’s effective tax rate if recognized.

14.	Subsequent Events

Charles River Laboratories Montreal LLC

On April 18, 2022, the Company entered into an agreement with Charles River Laboratories Montreal, LLC to conduct a comprehensive multi-animal toxicity study to assess the impact of the Company’s new squalamine formulation on intraocular eyedrop administration. The study is not expected to commence until the fourth quarter 2022 or the first quarter 2023 depending on Charles River’s scheduling availability. The total cost of the study approximates $1.3 million. The Company’s financial obligation will not commence until the study begins. Certain cancellation fees will apply depending on the timing of the Company’s cancellation notice and the delivery of the animals.

F-24

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2022 AND 2021

AND FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(UNAUDITED)

F-25

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2022	December 31, 2021
Current Assets:
Cash	$933,148	$1,486,566
Prepaid Expenses	169,462	179,730
Total Current Assets	1,102,610	1,666,296

Total Assets	$1,102,610	$1,666,296

Liabilities and Shareholders’ Deficit

Current Liabilities:
Accounts payable and other accrued liabilities	728,079	465,345

Total Current Liabilities	728,079	465,345

Long Term Liabilities

Convertible Note, Net of Debt Premium - Related Party	2,775,664	2,816,776
Total Long Term Liabilities	2,775,664	2,816,776

Total Liabilities	3,503,743	3,282,121

Commitments and Contingencies

Shareholders’ Deficit

Common stock, $0.0001 par value, 500,000,000 authorized, 113,270,751 issued and outstanding as of March 31, 2022 and 100,000,000 authorized, 45,075,538 issued and outstanding as of March 31, 2021	11,327	11,327
Additional paid-in capital	4,974,842	4,974,842
Accumulated deficit	(7,387,302)	(6,601,994)
Total Shareholders’ Deficit	(2,401,133)	(1,615,825)
Total Liabilities and Shareholders’ Deficit	$1,102,610	$1,666,296

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-26

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For Three Months Ended
	March 31, 2022	March 31, 2021
Operating expenses
Salaries and Benefits	$129,130	114,034
Research and development	383,247	506,977
Marketing and Advertising	39,565	356,600
General and administrative	243,658	29,317
Total operating expenses	795,600	1,006,928

Loss from operations	(795,600)	(1,006,928)

Other Income (Expense)
Interest income (expense) (net)	10,292	-
Total Other Income (Expense)	10,292	-

Net loss	$(785,308)	$(1,006,928)

Loss per share:
Basic	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.02)

Weighted average common shares outstanding:
Basic	113,270,751	45,075,538
Diluted	113,270,751	45,075,538

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-27

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at January 1, 2021	45,075,538	$4,508	1,000,000	$100	$1,577,960	$(1,452,992)	$129,576

Net loss						(1,006,928)	$(1,006,928)
Balance at March 31, 2021	45,075,538	$4,508	1,000,000	$100	$1,577,960	$(2,459,920)	$(877,352)

Balance at January 1, 2022	113,270,751	$11,327	-	$-	$4,974,842	$(6,601,994)	$(1,615,825)

Net loss						$(785,308)	$(785,308)
Balance at March 31, 2022	113,270,751	$11,327	-	$-	$4,974,842	$(7,387,302)	$(2,401,133)

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-28

IMMUNOCELLULAR THERAPEUTICS LTD AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31, 2022	March 31, 2021

Cash flows from operating activities:
Net loss	$(785,308)	$(1,006,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of Debt Premium	(41,112)	-
Changes in operating assets and liabilities:
Prepaid expenses	10,268	-
Accounts payable and other accrued liabilities	262,734	413,956
Net cash used in operating activities	(553,418)	(592,972)

Cash flows from financing activities:
Proceeds in connection with the bridge note facility - related party	-	500,000
Net cash provided by financing activities	-	500,000

Net change in cash	(553,418)	(92,972)
Cash at beginning of period	1,486,566	262,979

Cash at end of period	$933,148	$170,007

Supplementary disclosures of cash flows information
Cash paid during the period for:
Interest	$-	$-
Taxes	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-29

ImmunoCellular Therapeutics Ltd and Subsidiary

Unaudited Notes to the Interim Condensed Consolidated Financial Statements

1. Organization and Significant Accounting Policies

ImmunoCellular Therapeutics Ltd (“hereinafter “ImmunoCellular”, the “Company” or “we”) filed its original Certificate of Incorporation with the Secretary of State of Delaware on March 20, 1987, under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd.

On December 1, 2021, we completed the acquisition of EOM Pharmaceuticals, Inc., (“EOM”) a Delaware corporation incorporated on March 27, 2020. The transaction was accounted for as a reverse merger (the “Merger”), with EOM Pharmaceuticals, Inc. deemed to be the accounting acquirer and ImmunoCellular Therapeutics Ltd. deemed to be the legal acquirer. As such, the interim condensed consolidated financial statements herein reflect the historical activity of our wholly owned subsidiary EOM Pharmaceuticals, Inc. The shares and corresponding capital amounts and losses per share, prior to the Merger, have been retroactively restated based on shares reflecting the exchange ratio established in the Merger.

The Company, through its wholly owned subsidiary EOM is a clinical-stage biotechnology company focused on the development and commercialization of its drug compounds EOM613 and EOM147 for the therapeutic treatment of viral disease, cancer cachexia, autoimmune inflammatory illnesses such as rheumatoid arthritis and various retinal diseases. Our development efforts are focused on therapeutics with novel mechanisms of action that have shown promise in diseases with high unmet need such as the hyperimmune response in severe COVID-19 patients, cancer cachexia for which no products have been approved in the U.S., rheumatoid arthritis, and inflammatory conditions of the retina characterized by a breakdown of the blood-retinal barrier such as diabetic retinopathy, Aged related macular degeneration and retinal vein occlusion among others.

The Company and EOM are headquartered in Montvale, New Jersey.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the balance sheet, statements of operations and cash flows for the interim periods presented. The results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or for any other interim period or for any future period. The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2021 and notes thereto included in this report.

F-30

Risks and Uncertainties

The Company does not expect to generate revenue from sales of EOM613 or EOM147 or any other revenue unless and until the Company completes preclinical and clinical development and obtains regulatory approval for one or more product candidates. If the Company seeks to obtain regulatory approval for any of its product candidates, the Company expects to incur significant commercialization expenses.

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. As a result, the Company is unable to predict the timing or amount of increased expenses or when or if the Company will be able to achieve or maintain profitability. Further, the Company is currently dependent on Pace Analytical Inc., Eurofins CDMO Alphora, Inc. and other outside consultants for much of its preclinical research, clinical trials, ongoing research and development activities and manufacturing activities. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. Even if the Company is able to generate revenues from the sale of its product candidates, if approved, it may not become profitable. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, it may be unable to continue its operations at planned levels and be forced to reduce its operations.

Liquidity and Going Concern

The Company’s interim condensed consolidated financial statements are prepared using accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Given the nature of our business, industry and regulatory environment, it has not yet established an ongoing source of revenue sufficient to cover its working capital needs and operating costs to allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, our ability to obtain necessary financing to sustain operations and the attainment of profitable operations. Our ultimate success depends on the outcome of our research and development activities, the approval of our drug products by government agencies and the successful commercialization of our drugs. The accompanying interim condensed consolidated financial statements are accounted for as if we are a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should we be unable to continue as a going concern.

We have generated no revenues, have incurred operating losses since inception, and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. For the three months ended March 31, 2022 we incurred a net loss and negative cash flows from operating activities of $795,600 and $553,418, respectively. We expect to incur substantial losses for the foreseeable future, which will continue to generate negative net cash flows from operating activities, as we continue to pursue research and development activities and the clinical development of our primary product candidates, EOM613 and EOM147. As of March 31, 2022, we had cash of $933,148, working capital (defined as current assets less current liabilities) of $374,531 and an accumulated deficit in shareholders’ equity of $(7,387,302). The Company’s principal sources of cash have included the issuance of a Bridge Note Facility and a convertible promissory note to a related party.

F-31

We intend to raise such additional capital through a combination of private and public equity offerings, debt financings, government funding arrangements, strategic alliances or other sources. However, if such financing is not available at adequate levels and on a timely basis, or such agreements are not available on favorable terms, or at all, as and when needed, we will need to reevaluate our operating plan and may be required to delay or discontinue the development of one or more of our product candidates or operational initiatives. We expect that our cash as of March 31, 2022 will be insufficient to fund our projected operations for at least one year from the issuance of these interim condensed consolidated financial statements which raise substantial doubt regarding our ability to continue as a going concern.

Principles of consolidation

The accompanying interim condensed consolidated financial statements include the assets, liabilities and expenses of the Company and our wholly owned subsidiary, EOM. All significant intercompany transactions and balances have been eliminated in consolidation.

Reverse Merger and Recapitalization

The merger with EOM was accounted for as a reverse recapitalization in accordance with GAAP (the “Reverse Recapitalization”). Under this method of accounting, the Company is treated as the “acquired” company with EOM treated as the acquirer for financial reporting purposes.

Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of EOM issuing stock for the net assets of ImmunoCellular, accompanied by a recapitalization. The net assets of ImmunoCellular are stated at historical cost, with no goodwill or other intangible assets recorded.

EOM was determined to be the accounting acquirer based on the following predominant factors:

●	EOM’s shareholders have the largest portion of voting rights in the Company;
●	the Board and Management are entirely composed of individuals associated with EOM; and
●	EOM was the larger entity based on historical operating activity and had the larger employee base at the time of the Merger.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of EOM. The shares and corresponding capital amounts and losses per share, prior to the Merger as described in Note 3, have been retroactively restated based on shares reflecting the exchange ratio established in the Merger. See Note 3.

F-32

Use of Estimates

The preparation of interim condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of these interim condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying interim condensed consolidated financial statements include but are not limited to the valuation allowance on the Company’s deferred tax assets as well as debt premium on our convertible promissory note. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates.

Research and Development Expenses

Research and development costs include costs incurred for external research and development activities to develop drug candidates and are expensed as incurred in the accompanying statements of operations. Research and development costs consist of when applicable, external laboratory supplies and facility costs, as well as fees paid to third party entities that conduct certain research and development activities on the Company’s behalf.

The Company records accrued liabilities for incurred cost of research and development activities conducted by service providers, which include activities under agreements with Pace Analytical Inc. and Eurofins Alphora, Inc. (Note 8), for preclinical studies and contract manufacturing activities. The Company records the costs of research and development activities based upon the amount of services provided and includes these costs in accrued and other current liabilities in the accompanying balance sheet and within research and development expense in the accompanying statement of operations.

For the three months ended March 31, 2022 and 2021, the Company incurred $383,247 and $506,977 respectively, of research and development costs.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of the date of these financial statements, the Company is not aware of any uncertain tax positions.

Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, stock options and restricted stock units are considered to be potentially dilutive securities.

F-33

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective is not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842), with guidance regarding the accounting for and disclosure of leases. The update requires lessees to recognize the liabilities related all leases, including operating leases, with a term greater than 12 months on the balance sheet. This update also requires lessees and lessors to disclose key information about their leasing transactions. This guidance will be effective for public companies for annual and interim periods beginning after December 15, 2018. For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2021, early adoption is permitted. We adopted Topic 842 effective January 1, 2022. As the Company had no lease obligations as of March 31, 2022 there was no impact on these interim condensed consolidated financial statements or financial statement disclosures.

2. Fair Value Measurements

As of March 31, 2022 and 2021, the Company’s financial instruments included cash, money market securities, accounts payable and accrued expenses. The carrying amounts for cash and accounts payable reported in the Company’s interim condensed consolidated financial statements for these instruments approximate their respective fair values because of the short-term nature of these instruments. The carrying value of the Convertible Promissory Note - Related party at March 31, 2022 was based on the discounted value as determined under the provisions of ASC 470.

F-34

The following tables present information about the Company’s financial assets measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values:

	March 31, 2022
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents:
Non-interest-bearing account	$460,794	$460,794	$—	$—
Money market	472,354	472,354
Total	$933,148	$933,148	$—	$—

Non-interest-bearing cash accounts are measured at fair value on a recurring basis using quoted prices and are classified as Level 1. Interest bearing money market funds are measured at fair value using quoted prices in active markets for identical assets. There were no transfers of assets between the fair value measurement levels during the three months ended March 31, 2022.

	March 31, 2021
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash:
Non-interest-bearing account	$170,007	$170,007	$—	$—
Total	$170,007	$170,007	$—	$—

Non-interest-bearing account is measured at fair value on a recurring basis using quoted prices and are classified as Level 1. Investments are measured at fair value based on inputs other than quoted prices that are derived from observable market data and are classified as Level 2 inputs. There were no transfers of assets between the fair value measurement levels during the three months ended March 31, 2021.

3. Reverse Merger and Recapitalization

As discussed in Note 1, on December 1, 2021 (the “Closing Date”), we consummated the business combination (“Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated December 1, 2021, by and among EOM Pharmaceuticals Inc, ImmunoCellular Therapeutics Ltd., ImmunoCellular Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of ImmunoCellular (“Merger Sub”), pursuant to which Merger Sub was merged with and into EOM, with EOM surviving the Merger. As a result of the Merger, EOM became a wholly owned subsidiary of ImmunoCellular. Pursuant to the Merger Agreement, EOM shareholders exchanged all of their EOM common stock for newly issued shares of ImmunoCellular common and Series C Convertible Preferred stock. Post-merger, the Company’s then current equity holders own approximately 3.5% and the former EOM equity holders own approximately 96.5% percent of the Company’s common stock, calculated on a fully diluted basis.

F-35

While ImmunoCellular was the legal acquirer of EOM in the Merger, for accounting purposes, the Merger is treated as a Reverse Recapitalization, whereby EOM is deemed to be the accounting acquirer, and the historical financial statements of EOM became the historical financial statements of ImmunoCellular upon the closing of the Merger. Under this method of accounting, ImmunoCellular is treated as the “acquired” company and EOM is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of EOM issuing stock for the net assets of ImmunoCellular, accompanied by a recapitalization. The net assets of ImmunoCellular were stated at historical cost, with no goodwill or other intangible assets recorded.

Pursuant to the Merger Agreement, the aggregate consideration payable to stockholders of EOM at the Closing Date consisted of 45,075,538 shares of ImmunoCellular common stock, par value $0.0001 per share (“Common Stock”) plus 64,000,000 shares of Series C Convertible Preferred Stock, par value $0.0001 per share which by its terms converted into 64,000,000 shares of Common Stock (collectively the “Closing Consideration”) upon the filing of an amendment to the Certificate of Incorporation as explained in Note 9. At the effective time of the Merger, and subject to the terms and conditions of the Merger Agreement, each share of EOM common stock, par value $0.0001 per share was converted into ImmunoCellular (i) Common Stock equal to .90151 per share and; (ii) Series C Convertible Preferred Stock equal to .02 per share (collectively the “Exchange Ratios”). The EOM Warrant and Convertible Promissory note that was outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was assumed by ImmunoCellular and converted into a Warrant and Convertible Promissory Note to acquire a number of shares of Common Stock at an adjusted exercise or conversion price per share, pursuant to the terms of the Merger Agreement based on ImmunoCellular’s closing price immediately prior to the effective time of the Merger or $0.60 per share and will continue to be governed by the same terms and conditions, including vesting or conversion rights, as were applicable to the original instrument.

On December 20, 2021, the Series C Convertible Preferred Stock was exchanged for 64,000,000 shares of Common Stock by the EOM shareholders with the Series C Convertible Preferred Stock thereafter resuming its status of authorized but unissued shares of preferred stock and no longer being designated as Series C Convertible Preferred Stock. See Note 9.

4. Accounts Payable and Accrued Expenses

Accrued and other current liabilities consist of the following:

	March 31, 2022	March 31, 2021
Research and development services	$424,129	$357,456
General and administrative services	159,115	28,743
Marketing and consulting	101,112	164,875
Accrued interest	43,723	-
Total	$728,079	$551,084

5. Bridge Note Facility

On April 7, 2021 the Company entered into a Bridge Note facility (the “Bridge Note”) with a related party shareholder. Under the terms of the Bridge Note, the Company has the right to borrow up to $2,500,000 over the three (3) year period ending April 1, 2024 at an interest rate of 2%. The Note may be prepaid in whole or in part without penalty up to and including the date of maturity. On November 24, 2021 the holder of the Bridge Note agreed to transfer the current amount due under the Bridge Note of $1,501,399 to a Convertible Promissory Note with the Bridge Note becoming null and void. See Note 6. Interest on the Bridge Note in the amount of $12,815 was paid in December 2021. At March 31, 2022 and 2021, no amount and $500,000 respectively, was due in connection with the Bridge Note Facility.

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6. Convertible Note

Pursuant to the Merger Agreement, the Company assumed EOM’s Convertible Promissory Note (the “Note”) dated November 24, 2021 in the amount of up to $5.0 million to a related party, the terms of which required the related party to advance $1 million to the Company immediately prior to closing and commit to provide additional funding up to an additional $2.5 million over the 2 year term of the Note. The Note bears an interest rate of 5% payable on a semi-annual basis, has no prepayment penalty and matures on November 24, 2023. Under the terms of the Note, the related party agreed to transfer the amount due under the Bridge Note Facility of $1,501,399 to the principal of the Note with the Bridge Note Facility becoming null and void. At the Closing Date, the Company assumed the principal amount due under the Note of $2,501,399 which included the unpaid principal amount of the Bridge Note Facility of $1,501,399 and the $1,000,000 advanced under the Note. The Note is convertible into common stock at the option of holder at a price of $1.30 per share, the agreed upon pre-merger value of EOM. The conversion price is adjusted for stock splits, stock dividends and other adjustments and was adjusted at the Closing Date to $0.60 per share the pre-close price of the Company’s common stock as traded on the OTC Markets Pink Sheets. The number of shares the Convertible Promissory Note is converted into was also adjusted to the pre-closing price of $0.60 per share. For the three months ended March 31, 2022, the Company did not receive any additional proceeds under the Note.

In addition to the Note, EOM on November 24, 2021 issued to the related party a warrant to purchase 2,501,399 shares of common stock at a pre-merger exercise price of $1.30 per share based on the agreed upon EOM exchange value for the Merger. The warrant exercise price is adjusted for stock splits, stock dividends and other adjustments and was adjusted at the Closing Date to the $0.60 per share based on the pre-closing price of the Company’s common stock as traded on the OTC Markets Pink Sheets. At March 31, 2022 and 2021, the Company had 4,168,998 and no warrants outstanding, respectively. The warrant expires on November 24, 2026.

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Premiums to the principal amount of the Note are included in the carrying value of the Note and amortized to “Interest and other (expense) income” over the remaining term of the underlying debt. During 2021, the Company recorded an approximate $0.3 million debt premium upon issuance of the Note. The premium is amortized to interest income over the two-year term of the debt. For the three months ended March 31, 2022 and 2021, the Company recognized $41,112 and $-0- respectively, of interest income attributable to the amortization of debt premium that was reduced by $30,839 of accrued interest expense on the Note for net interest income of $10,292 (net of $19 of other interest income) and $-0- respectively. Interest expense on the Note totaled $30,839 and $-0- for the three months ended March 31, 2022 and 2021, respectively.

The following table presents the Note as of December 31, 2021 and March 31, 2022:

	December 31, 2021	March 31, 2022
Note	$2,501,399	$2,501,399
Debt premium	315,377	274,265
Carrying value of convertible note	$2,816,776	2,775,664
Accrued interest	12,884	43,723
Total convertible note and accrued interest	$2,829,660	$2,819,387

7. Warrant

As additional consideration to the related party holder of the Convertible Promissory Note and pursuant to the terms of the Merger Agreement, the Company assumed EOM’s warrant agreement dated November 24, 2021, (See Note 6) the terms of which called for the issuance of 2,501,399 warrants to the related party. The warrant had an exercise price of $1.30 per share prior to the Merger. The warrant exercise price is adjusted for stock splits, stock dividends and other adjustments and was adjusted at the Closing Date to $0.60 per share based on the pre-closing price of the Company’s common stock as traded on the OTC Markets Pink Sheets. The number of warrants was adjusted to 4,168,998 from 2,501,399 to reflect the adjusted exercise price. The warrant expires on November 24, 2026.

The measurement of the warrant’s fair value was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $1.30, exercise price of $1.30, term of five years, volatility of 86.0%, risk-free rate of 1.34%, and expected dividend rate of 0%).

8. Commitments and Contingencies

Employment Agreement

On April 2, 2020, we entered into a two-year employment agreement with Dr. Taraporewala that may be renewed annually. The agreement may be terminated by either party at any time upon 30 days’ notice. Under the terms of the agreement, Dr. Taraporewala will be employed as our Chief Executive Officer at an annual base salary of $250,000. Bonuses, if any, will be awarded at the discretion of the Company’s board of directors. We have also agreed to reimburse for Dr. Taraporewala’ s private health and dental insurance, as well as his life insurance policy. He may also be granted equity compensation at the board’s discretion. The agreement includes standard non-disclosure provisions as well as a one-year non-compete covenant. The Company is currently in negotiations with Dr. Taraporewala to extend his employment agreement.

Contract Research Agreement with Pace Analytical, Inc.

In May 2020, the Company entered into a Service and Quality Agreement with Pace Analytical Inc. (“Pace”) pursuant to which Pace is to provide for a three-year term, research, drug development and laboratory consulting and scientific services to the Company. The agreement also calls for Pace to perform certain product testing and manufacturing processes necessary to develop and produce usable clinical trial samples. The total project cost for the various services to be provided to the Company amount to $803,225. Research and development expense associated with services rendered under the Service and Quality Agreement was $23,293 and $94,686 respectively, for the three months ended March 31, 2022 and 2021, respectively.

F-38

Communications and R&D Services Agreement

Effective September 4, 2020 as amended on December 1, 2020, the Company entered into a Communications Services Agreement (the Services Agreement) with GMJ Global LLC dba TogoRun, LLC (“TOGO”) a full-service healthcare consultancy company providing senior expertise in pharmaceutical clinical development, R&D planning, regulatory affairs, scientific communications and advisory board development, commercial strategy and execution, and corporate communications across all media. For the three months ended March 31, 2022 and 2021, the Company incurred $39,565 and $356,600, respectively, of website development, marketing, corporate presentations including branding and traditional and social media messaging costs.

Azidus Agreement

In March 2021, the Company entered into a Master Services Agreement with Azidus, a Brazilian based Contract Research Organization (the “Azidus Agreement”) to serve as the Company’s clinical trial operator in Brazil in connection with the Company’s EOM613 COVID-19 open label investigatory clinical trial. The Company has the right to terminate the Azidus Agreement for convenience or other reasons specified in the Azidus Agreement upon prior written notice with no termination fee. Effective July 19, 2021 the Azidus Master Service Agreement was amended to reflect additional clinical trial protocol procedures. The Azidus Agreement is estimated to cost approximately $1,092,000. For the three months ended March 31, 2022 and 2021, we incurred $217,689 and $132,832, respectively, in clinical trial costs.

Eurofins CDMO Alphora Inc. Agreement

On December 14, 2021, the Company entered into a Squalamine Lactate Route Selection, Development and Demonstration Agreement with Eurofins CDMO Alphora, Inc., a Canadian based Contract Research Organization to evaluate various synthetic routes to access Squalamine Lactate for purposes of further research and development of the Company’s EOM147 drug compound. The agreement is structured under a Phase 1 and Phase 2 work plan spanning over a ten-month period commencing in January 2022. The estimated aggregate cost under the agreement is approximately $1.3 million. For the three months ended March 31, 2022 and 2021, we incurred $89,220 and $-0-, respectively, of research and development costs.

Legal proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

9. Common Stock

On September 11, 2020, the Company effected a one-for-ten reverse stock split of its common stock through an amendment to its amended and restated Certificate of Incorporation. As of the effective time of the reverse stock split, every ten shares of the Company’s issued and outstanding common stock were converted into one issued and outstanding share of common stock, without any change in par value per share. No fractional shares were issued as a result of the reverse stock split. In addition, the Amended and Restated Certificate of Amendment reduced the number of authorized shares of common stock to 50,000,000.

F-39

Pursuant to EOM’s Certificate of Incorporation filed in September 2020, EOM is authorized to issue 100,000,000 shares of voting common stock. Holders of voting common stock shall have the exclusive right to vote for the election of directors of the Company and on all other matters requiring stockholder action. During the period from March 27, 2020 through December 31, 2020, EOM Founders shares, before retroactive restatement due to the Merger, in the amount of 47,516,667 were issued for cash totaling $1,503,725 of which $425,550 was received on or before September 30, 2020; $1,074,450 was received on or before December 31, 2020; and $3,725 was received in April 2021. In addition, 2,483,333 EOM Founders shares, before retroactive restatement, were issued in exchange for intellectual property.

On December 1, 2021 and pursuant to the Merger Agreement, the Company issued 45,075,538 shares of common stock to the EOM shareholders and shortly thereafter filed an Amended and Restated Certificate of Incorporation to increase its shares of common stock, par value $0.0001 per share to 500,000,000.

On December 1, 2021 pursuant to the Merger Agreement (Note 3) all EOM shareholders exchanged their EOM common stock for Company common stock with EOM’s common stock thereafter extinguished. On December 20, 2021 and pursuant to the terms of the Merger Agreement, the Company issued 64,000,000 shares of common stock to the EOM shareholders in exchange for the Series C Convertible Preferred stock in satisfaction of the Closing Consideration.

Stock Options

On March 11, 2016, the Company’s Board of Directors adopted the 2016 Equity Incentive Plan (Plan), which superseded the Company’s expired 2005 Equity Incentive Plan, and reserved 250,000 shares of common stock for issuance under the Plan. The 2016 Plan was approved by the Company’s stockholders at its 2016 Annual Meeting of Stockholders. Pursuant to the Plan, a committee appointed by the Board of Directors may grant, at its discretion, qualified or nonqualified stock options, stock appreciation rights and may grant or sell restricted stock to key individuals, including employees, nonemployee directors, consultants and advisors. As of March 31, 2022, no stock options were outstanding under the Plan.

10. Preferred Stock

On December 1, 2021 and pursuant to the Merger Agreement, the Company amended its Amended and Restated Articles of Incorporation to authorize the issuance of 1,000,000 non-voting Series C Convertible Preferred Stock, par value $0.0001 per share to EOM shareholders convertible into 64 shares of common stock for each EOM Series C Convertible Preferred Stock share exchanged. On or about December 20, 2021, the Company amended its Amended and Restated Articles of Incorporation to increase the authorized number of shares of preferred stock to 5,000,000 and immediately exchanged the Series C Convertible Preferred Stock for 64,000,000 shares of the Company’s common stock. Pursuant to the terms of the Series C Convertible Preferred Certificate of Designation, the Series C designation resumed its status of authorized but unissued shares of preferred stock and was no longer designated as Series C Convertible Preferred Stock. As of March 31, 2022, no preferred stock is issued and outstanding.

F-40

11. Income Taxes

The Company recorded no provision or benefit for income tax expense for the three months ended March 31, 2022 or March 31, 2021.

For all periods presented, the pretax losses incurred by the Company received no corresponding tax benefit because the Company concluded that it is more likely than not that the Company will be unable to realize the value of any resulting deferred tax assets, principally comprised of net operating loss carryforwards. The Company will continue to assess its position in future periods to determine if it is appropriate to reduce a portion of its valuation allowance in the future.

As of March 31, 2022, the Company had accumulated federal and California net operating loss carryforwards of approximately $43.4 million and $89.8 million respectively, expiring in various years from 2028 and beyond.

The Merger with EOM resulted in change of control as defined under Section 382 of the Internal Revenue Code of 1986. Consequently, the Company’s net operating losses are limited, on an annual basis, in an amount equal to the Company’s pre-change of control value multiplied by the long-term tax-exempt bond rate in effect for the month of the change of control. Consequently, the Company’s annual limitation on the amount of pre-Merger net operating losses available to offset future Company profits is $36,000.

12. Subsequent Events

Charles River Laboratories Montreal LLC

On April 18, 2022, the Company entered into an agreement with Charles River Laboratories Montreal, LLC to conduct a comprehensive multi-animal toxicity study to assess the impact of the Company’s new squalamine formulation on intraocular eyedrop administration. The study is not expected to commence until the fourth quarter 2022 or the first quarter 2023 depending on Charles River’s scheduling availability. The total cost of the study approximates $1.3 million. The Company’s financial obligation will not commence until the study begins. Certain cancellation fees will apply depending on the timing of the Company’s cancellation notice and the delivery of the animals.

Convertible Promissory Note

During July 2022, the Company received $250,000 of additional loan proceeds under the terms of the Convertible Promissory Note. The Company also issued additional warrants in the amount of 250,000 to the related party having exercise prices of $0.42 and $0.53 in connection with the additional funds borrowed. The current Convertible Promissory Note balance due to the related party is $2,751, 399.

F-41

________________ Shares of Common Stock

EOM PHARMACEUTICALS HOLDINGS, INC.

____________________________

PRELIMINARY PROSPECTUS

____________________________

_____________________, 2022

EF Hutton

division of Benchmark Investments, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee		$2,317
FINRA Filing Fee	$	*
Nasdaq Listing Fee		*
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*
Total expenses	$

* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

On December 1, 2021, the Company issued an aggregate of 45,075,538 shares of common stock and 1,000,000 shares of Series C Convertible Preferred Stock (the “Preferred Stock”) to the stockholders of EOM Pharmaceuticals, Inc. as merger consideration under the Agreement and Plan of Merger dated December 1, 2021, among ImmunoCellular Therapeutics, Ltd., ImmunoCellular Merger Sub, Inc. and EOM Pharmaceuticals, Inc. (ËOM”) pursuant to which EOM became a wholly owned subsidiary of the Company (the “Merger”).

II-2

Also on December 1, 2021, following the consummation of the Merger, the Company assumed the obligations under (i) a two-year convertible promissory note in the principal amount of $2,510,399 issued by EOM that is convertible into shares of common stock at $0.60 per share, and (ii) a five-year warrant to purchase 2,510,399 shares of common stock at $0.60 per share, in each case as such price was adjusted following the Merger.

On December 20, 2021, the Preferred Stock was converted automatically into a total of 64,000,000 shares of common stock in accordance with the terms of the Preferred Stock following the filing of an amendment to the Company’s amended and restated certificate of incorporation increasing the number of shares the Company is authorized to issue.

During July 2022, in connection with additional advances under a convertible promissory note (the “Note”), the Company issued to the holder of the Note five-year warrants to purchase 250,000 shares of common stock, of which warrants to purchase 150,000 shares of common stock are exercisable at $0.53 and warrants to purchase 100,000 shares of common stock are exercisable at $0.42.

Securities Act Exemptions

We deemed the offers, sales and issuances of the above-mentioned securities to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description
1.1	Underwriting Agreement*
2.1	Agreement and Plan of Reorganization dated as of May 5, 2005, as amended, among Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006 (incorporated by reference to the Company’s Form 8-K filed on January 26, 2006)
2.2	Agreement and Plan of Merger dated December 1, 2021, among ImmunoCellular Therapeutics, Ltd., ImmunoCellular Merger Sub, Inc. and EOM Pharmaceuticals, Inc.**
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on November 3, 2006)
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on November 3, 2006)
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on May 9, 2007)
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on November 14, 2011)
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on September 24, 2013)
3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on November 19, 2015)
3.7	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on November 18, 2016)
3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed on June 22, 2017)
3.9	Certificate of Amendment to Amended and Restated Certificate of Incorporation**
3.10	Certificate of Amendment to Amended and Restated Certificate of Incorporation to be filed prior to effectiveness of the offering (re: Name change and reverse split)*
3.11	Amended and Restated Bylaws (incorporated by reference to the Company’s Registration Statement on Form S-8 filed on January 11, 2011)
3.12	Amendment to the Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K filed on May 25, 2012)
3.13	Amendment to the Amended and Restated Bylaws**
5.1	Opinion re: legality by Louis A. Brilleman, Esq.*
10.1	Service and Quality Agreement dated May 26, 2020, between the Company and Bio Concept Laboratories, Inc.**
10.2	Communications Services Agreement dated December 1, 2020, between the Company and GMJ Global LLC**
10.3	Agreement dated July 5, 2021, between the Company and Arup Laboratories**
10.4	Master Services Agreement dated July 19, 2021, between the Company and Azidus Brasil***
10.5	Squalamine Lactate Route Selection, Development and Demonstration Agreement dated December 14, 2021, between the Company and Eurofins CDMO Alphora, Inc.**+
10.6	Employment Agreement dated April 2, 2020, between EOM Pharmaceuticals, Inc. and Irach Taraporewala**
10.7	Agreement dated April 18, 2022, between the Company and Charles River Laboratories Montreal LLC**+
10.8	Form of Employment Agreement between the Company and Eli Goldberger*
10.9	Form of Employment Agreement between the Company and Wayne I. Danson*
10.10	Convertible Promissory Note, dated November 24, 2021, issued to Moses Goldberger**
10.11	Warrant to purchase Common Stock, dated November 24, 2021, issued to Moses Goldberger**
10.12	Form of Independent Director Agreement***
10.13	2016 Equity Incentive Plan (incorporated by reference to the Company’s Amendment to Form S-1 filed on July 11, 2016)
21.1	Subsidiaries**
23.1	Consent of Marcum LLP***
23.2	Consent of Louis A. Brilleman, Esq. (included in Exhibit 5.1)*
24.1	Power of Attorney (see signature page hereto)
107	Filing Fee Table**

*	To be filed by amendment
**	Filed previously
***	Filed herewith

+ Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

II-3

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, New Jersey, on August 10, 2022.

EOM Pharmaceuticals Holdings, Inc.

By:	/s/ Irach B. Taraporewala
Name:	Irach B. Taraporewala
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of EOM Pharmaceuticals Holdings, Inc., hereby severally constitute and appoint Eli Goldberger and Wayne I. Danson and each of them singly (with full power to each of them to act alone), to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Position	Date

/s/ Irach B. Taraporewala	Chief Executive Officer	August 10, 2022
Irach B. Taraporewala	and Director (Principal Executive Officer)

/s/ Eli Goldberger	Chairman and Chief Operating Officer	August 10, 2022
Eli Goldberger

/s/ Wayne I. Danson	Chief Financial Officer	August 10, 2022
Wayne I. Danson	(Principal Financial and Accounting Officer)

/s/ Frank L. Douglas	Director	August 10, 2022
Frank L. Douglas, MD

/s/ Robert W. Lehman	Director	August 10, 2022
Robert W. Lehman

/s/ Julie Kampf	Director	August 10, 2022
Julie Kampf

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